SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Longview Fibre Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies: Common Stock, ascribed value $1.50 per share, of Longview Fibre Company (“Common Stock”)

2)	Aggregate number of securities to which transaction applies: 62,739,582 shares of Common Stock, representing the 65,779,118 shares of Common Stock outstanding as of February 2, 2007 less the 3,039,536 shares of Common Stock held as of such date by Brookfield Asset Management Inc. (“Brookfield”). Pursuant to the Agreement and Plan of Merger, dated as of February 2, 2007 (the “Agreement”), by and among Longview Fibre Company (the “Company”), Brookfield and Horizon Acquisition Co. (“Sub”), providing for the merger of Sub with and into the Company, all shares of Common Stock that are owned by Brookfield, Sub or any other direct or indirect wholly-owned subsidiary of Brookfield are to be cancelled and retired in the merger without consideration.

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): The filing fee was computed pursuant to Section 14(g) of the Securities Exchange Act of 1934, SEC Release No. 34-53737 and Fee Rate Advisory #6 for Fiscal Year 2007 (2007-22) as 0.0000307 multiplied by the product of (a) the merger consideration of $24.75 in cash per share of Common Stock, as specified in the Merger Agreement, and (b) 62,739,582 shares of Common Stock.

4)	Proposed maximum aggregate value of transaction: $1,552,804,655

5)	Total fee paid: $47,671.10

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

PRELIMINARY COPIES

[                    ], 2007

Dear Longview Fibre Company Shareholder:

You are cordially invited to attend a special meeting of the shareholders of Longview Fibre Company to be held at [            ], local time, on [                    ], 2007, at [            ].

At the special meeting, you will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of February 2, 2007, by and among Longview Fibre Company, Brookfield Asset Management Inc. and Horizon Acquisition Co., a wholly-owned subsidiary of Brookfield, and the transactions contemplated thereby. The merger agreement provides for the merger of Horizon with and into Longview, as a result of which Longview would become 100% owned by Brookfield and its affiliates.

If the merger is completed, Longview shareholders, other than Brookfield, Horizon or any of their wholly-owned subsidiaries and other than shareholders that have perfected dissenters’ rights under Washington law, will receive $24.75 in cash, without interest and less any applicable withholding tax, for each share of Longview common stock owned by them as of the date of the merger. The $24.75 per share cash consideration to be paid in the merger represents a premium of approximately 18% over the $21.01 closing price of Longview’s common stock on February 2, 2007, the last trading day before the merger agreement was publicly announced.

Longview’s board of directors has unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of Longview’s shareholders. Accordingly, the board of directors recommends that you vote “FOR” approval of the merger agreement and the transactions contemplated thereby, including the merger, and “FOR” any proposal to postpone or adjourn the special meeting to a later date to solicit additional proxies in favor of the approval of the merger agreement and the transactions contemplated thereby if there are not sufficient votes for such approval at the time of the special meeting.

Your vote is important. We cannot complete the merger unless holders of at least two-thirds of our outstanding common stock vote to approve the merger agreement. Failure to submit a properly executed proxy will have the same effect as a vote against the merger agreement. Whether or not you plan to be present at the special meeting, we urge you to vote by completing, signing and returning the enclosed proxy card as promptly as possible. By voting your proxy now, you will not be precluded from attending the meeting and voting in person.

The enclosed proxy statement provides detailed information about the proposed merger, the merger agreement and the special meeting. We urge you to read the entire document carefully, including the documents included as annexes.

If you have any questions or need assistance in voting your shares, please contact the firm assisting us in the solicitation of proxies, Innisfree M&A Incorporated, at one of the telephone numbers shown below.

Very truly yours,

R. H. Wollenberg

President, Chief Executive Officer and Chairman of the Board

If your shares are held in “street name,” meaning that they are registered in the name of a broker, nominee, fiduciary or other custodian, only that broker, nominee, fiduciary or other custodian can execute a proxy and vote your shares, and that broker, nominee, fiduciary or other custodian can do so only after receiving your specific instructions. If your shares are registered in the name of a broker, nominee, fiduciary or other custodian, please follow the directions provided by that broker, nominee, fiduciary or other custodian to provide them with instructions as to how to vote your shares at the special meeting.

Innisfree M&A Incorporated Shareholders call 877-750-9499 (toll-free in the United States and Canada) Banks and brokers call 212-750-5833 (collect)

The proxy statement is dated [                    ], 2007

and is first being mailed to shareholders on or about [                    ], 2007.

PRELIMINARY COPIES

Longview Fibre Company

300 Fibre Way

P.O. Box 639

Longview, Washington 98632

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To be held on [                    ], 2007

To the Shareholders of Longview Fibre Company:

Notice is hereby given that a special meeting of shareholders of Longview Fibre Company will be held at [            ], local time, on [                    ], 2007, at [            ], for the following purposes:

1. to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of February 2, 2007 (the “Merger Agreement”), by and among Longview Fibre Company (“Longview”), Brookfield Asset Management Inc. and Horizon Acquisition Co. (“Sub”) and the transactions contemplated thereby, including the merger, subject to the terms and conditions of the Merger Agreement, of Sub with and into Longview (the “Merger”);

2. to consider and vote upon any proposal to postpone or adjourn the special meeting to a later date to solicit additional proxies in favor of the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, if there are not sufficient votes for such approval at the time of the special meeting; and

3. to consider and vote upon such other matters as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Only shareholders of record on the books of the Company at the close of business on [                    ], 2007, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof.

Longview’s board of directors has unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of Longview’s shareholders. Accordingly, the board of directors recommends that you vote “FOR” approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, and “FOR” approval of any proposal to postpone or adjourn the special meeting to a later date to solicit additional proxies in favor of the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, if there are not sufficient votes for such approval at the time of the special meeting.

Under Washington law, dissenters’ rights will be available to Longview shareholders of record who do not vote in favor of approval of the Merger. To exercise your dissenters’ rights, you must strictly follow the procedures prescribed by Washington law. These procedures are summarized in the enclosed proxy statement.

Your vote is important. Whether or not you plan to attend the meeting in person, please sign, date and return the accompanying proxy in the enclosed stamped and addressed envelope. The giving of the proxy will not affect your right to vote at the meeting if the proxy is revoked in the manner set forth in the enclosed proxy statement.

By Order of the Board of Directors,

Steven J. Buhaly Senior Vice President-Finance, Secretary and Treasurer

Longview, Washington

[                    ], 2007

If you have any questions or need assistance in voting your shares, please contact our proxy solicitor, Innisfree M&A Incorporated, at 877-750-9499 (toll free in the United States and Canada); banks and brokers may call 212-750-5833 (collect).

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SUMMARY TERM SHEET

You are being asked to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of February 2, 2007, by and among Longview Fibre Company, Brookfield Asset Management Inc. and Horizon Acquisition Co., which is referred to in this proxy statement as the merger agreement. The merger agreement provides for the merger of Horizon Acquisition Co. with and into Longview Fibre Company, which is referred to in this proxy statement as the merger. Longview Fibre Company would be the surviving corporation in the merger, and, immediately following the merger, Brookfield Asset Management Inc. and its affiliates would own 100% of the outstanding common stock of Longview Fibre Company. This summary term sheet briefly describes the most material terms of the proposed merger, but may not contain all of the information that is important to you. Longview Fibre Company urges you to read carefully the entire proxy statement, including the documents included as annexes.

The Parties to the Merger Agreement (page 13)

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Longview Fibre Company—Longview Fibre Company, referred to in this proxy statement as Longview or the Company, is a Washington corporation engaged in the ownership and management of approximately 588,000 acres of softwood timberlands located primarily in Western Washington and Oregon and in the manufacture of specialty paper and containers through a wholly-owned subsidiary.

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Brookfield Asset Management Inc.—Brookfield Asset Management Inc., referred to in this proxy statement as Brookfield, is an Ontario corporation focused on property, power and infrastructure assets and has over $50 billion of assets under management.

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Horizon Acquisition Co.—Horizon Acquisition Co., referred to in this proxy statement as Sub, is a Washington corporation and a wholly-owned subsidiary of Brookfield. Sub was organized solely for the purpose of entering into the merger agreement and consummating the merger. It has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement.

Structure of the Merger (page 42)

The proposed transaction is a merger of Sub with and into Longview, which will be the surviving corporation in the merger. In the merger, each share of Longview common stock issued and outstanding immediately prior to the effective time of the merger (other than shares of Longview common stock owned by Brookfield, Sub or any other direct or indirect wholly-owned subsidiary of Brookfield and shares owned by persons properly exercising dissenters’ rights under Washington law) will be converted into the right to receive from Brookfield the merger consideration of $24.75 in cash, without interest and less any applicable withholding tax. Immediately following the merger, Longview will be a wholly-owned subsidiary of Brookfield and its affiliates.

The Special Meeting (page 10)

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Purpose of the Special Meeting—At the special meeting, Longview shareholders will be asked to consider and vote upon a proposal to approve the merger agreement and the transactions contemplated thereby, including the merger, and to consider and vote upon any proposal to postpone or adjourn the special meeting to a later date to solicit additional proxies in favor of the approval of the merger agreement if there are not sufficient votes for such approval at the time of the special meeting.

•	Date, Time and Place of the Special Meeting—The special meeting will be held on [ ], local time, on [ ], 2007, at [ ].

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Record Date; Voting Rights—The Company’s board of directors has fixed [                    ], 2007 as the record date for the special meeting. Only holders of record of Longview common stock as of the close of business on the record date are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof.

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Required Vote—The affirmative vote of the holders of two-thirds of the outstanding shares of Longview common stock is required to approve the merger agreement and the transactions contemplated thereby, including the merger. In order for shareholders to approve a proposal to postpone or adjourn the special meeting to a later date to solicit additional proxies in favor of the approval of the merger agreement, the votes cast in favor of the proposal must exceed the votes cast against the proposal.

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How Shares are Voted; Proxies—You may vote by completing the enclosed proxy card and then signing, dating and returning it in the postage-paid envelope provided or by attending the special meeting and voting in person by ballot. Submitting a proxy now will not limit your right to vote at the special meeting if you decide to attend in person. If your shares are held of record in “street name” by a broker, nominee, fiduciary or other custodian and you wish to vote in person at the special meeting, you must obtain from the record holder a “legal proxy” issued in your name.

Properly executed proxies that do not contain voting instructions will be voted “FOR” the proposal to approve the merger agreement and the transactions contemplated thereby, including the merger, and “FOR” any proposal to postpone or adjourn the special meeting to a later date to solicit additional proxies in favor of the approval of the merger agreement.

Abstentions and broker non-votes will be counted for purposes of determining the existence of a quorum at the special meeting, but will not be counted as votes cast for purposes of determining the approval of any matter submitted to the shareholders for a vote at the special meeting. Accordingly, if a quorum exists, abstentions and broker non-votes will have the effect of a vote “AGAINST” the proposal to approve the merger agreement and the transactions contemplated thereby, including the merger, and will have no effect on the voting results as to any proposal to postpone or adjourn the special meeting to a later date to solicit additional proxies in favor of the approval of the merger agreement.

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Revocation of Proxies—You may revoke your proxy at any time before it has been exercised at the special meeting by giving written notice of such revocation to the Corporate Secretary of Longview, timely delivering a later-dated, signed proxy or attending the special meeting and voting in person. Your attendance at the special meeting, by itself, will not revoke your proxy. If you have given voting instructions to a broker, nominee, fiduciary or other custodian that holds your shares in “street name,” you may revoke those instructions by following the directions given by the broker, nominee, fiduciary or other custodian.

Recommendation of the Board of Directors; Reasons for Recommending the Approval of the Merger Agreement (page 20)

Longview’s board of directors has unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of Longview’s shareholders. Accordingly, the board of directors recommends that you vote “FOR” approval of the merger agreement and the transactions contemplated thereby, including the merger, and “FOR” approval of any proposal to postpone or adjourn the special meeting to a later date to solicit additional proxies in favor of the approval of the merger agreement.

For a description of the events leading to the merger agreement and the reasons for the board of directors’ recommendation of the approval of the merger agreement, see “THE MERGER—Background of the Merger” beginning on page 14 and “THE MERGER—Recommendation of the Board of Directors; Reasons for Recommending the Approval of the Merger Agreement” beginning on page 20.

Opinions of the Company’s Financial Advisors (page 22)

In connection with the merger, the Company’s board of directors received:

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an opinion, dated February 2, 2007, of Goldman, Sachs & Co. that, as of the date of its opinion and based upon and subject to the factors and assumptions set forth in its opinion, the $24.75 per share in cash to be received by the holders of Longview common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders; and

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an opinion, dated February 2, 2007, of Banc of America Securities LLC as to the fairness, from a financial point of view and as of the date of its opinion, of the $24.75 per share in cash to be received by the holders of Longview common stock (other than Brookfield, Sub and their respective affiliates).

The written opinions of Goldman Sachs and Banc of America Securities, which set forth in each case the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinion, are attached in their entirety as Annex B and Annex C, respectively, to this proxy statement. Each of these opinions was provided to Longview’s board of directors for the information and assistance of Longview’s board of directors in connection with its evaluation of the merger. Neither of these opinions is a recommendation as to how any holder of Longview common stock should vote or act in connection with the merger.

Interests of the Company’s Directors and Executive Officers in the Merger (page 32)

When considering the recommendation by the Company’s board of directors, you should be aware that the Company’s directors and executive officers may have interests in the merger that are or may be different from, or in addition to, the interests of the Company’s other shareholders. The Company’s board of directors was aware of the interests described below and considered them, among other matters, when adopting the merger agreement and approving the transactions contemplated thereby, including the merger. These interests, which are discussed in detail in the section entitled “THE MERGER—Interests of the Company’s Directors and Executive Officers in the Merger,” include the following:

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Termination Protection Agreements with Executive Officers—The Company has entered into termination protection agreements with certain of its executive officers that would provide for severance compensation and benefits in the event of a termination of employment under specified circumstances following the merger.

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Directors’ and Officers’ Indemnification and Insurance—The merger agreement provides for continuation of indemnification (without limit as to duration) and liability insurance coverage (for six years following the effective time of the merger) for current and former officers and directors of the Company and its subsidiaries.

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Short Term Incentive Plan—Several of the Company’s executive officers participate in the Company’s Short Term Incentive Plan. Upon the consummation of the merger, the participating executive officers will be eligible to receive awards under the plan, pro-rated for the number of months in the current performance period up to the end of the month immediately preceding the month in which the merger is consummated.

•	Continuation of Employee Benefits—Brookfield has agreed to maintain a specified level of employee benefits for a limited period after the effective time of the merger.

Alternative Transactions; Changes to Board Recommendation (page 51)

Under the merger agreement, the Company and its subsidiaries are not to (and are not to authorize or knowingly permit any of their respective directors, officers, employees, counsel, investment bankers, financial advisors and sources, accountants, agents and other authorized representatives to)

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initiate, solicit, cause, knowingly facilitate or knowingly encourage, directly or indirectly (including by way of furnishing information), the making of any Acquisition Proposal (as defined in the merger agreement); or

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except as permitted by the provisions of the merger agreement described in the immediately-following paragraph, engage in negotiations or discussion with, or furnish any information or data to, any person relating to an Acquisition Proposal.

Prior to shareholder approval of the merger agreement, if the Company’s board of directors receives a bona fide written Acquisition Proposal made after the date of the merger agreement under circumstances not involving a breach of the provisions described in the immediately-preceding paragraph, the Company and its board of directors may (after giving Parent notice of its intention to do so and after entering into a confidentiality agreement that meets specified requirements with the person or persons making such proposal) participate in discussions or negotiations with, or furnish any information with respect to the Company to, such persons and their representatives and sources of financing if the board of directors determines in good faith, after consultation with its outside counsel and (in the case of the immediately-following clause (1) only) its financial advisor (1) that such Acquisition Proposal is or is reasonably likely to lead to a Superior Proposal (as defined in the merger agreement) and (2) that the failure to participate in such discussions or negotiations or to furnish such information would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law.

Subject to the satisfaction of specified conditions, the Company’s board of directors may take actions constituting a modification of its recommendation that shareholders approve the merger agreement and the transactions contemplated thereby, including the merger, or may cause the Company to terminate the merger agreement to enter into a transaction pursuant to a Superior Proposal. The Company may be required to pay Brookfield a termination fee of $57 million in connection with a termination of the merger agreement under such circumstances.

Conditions to the Merger (page 54)

The obligations of the parties to consummate the merger are subject to the satisfaction or waiver of the following conditions:

•	approval of the merger agreement by the Company’s shareholders;

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no governmental entity having jurisdiction over the Company, Brookfield or Sub having enjoined or otherwise prohibited consummation of the merger substantially on the terms contemplated by the merger agreement; and

•	expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

The obligations of Brookfield and Sub to consummate the merger are also subject to the satisfaction or waiver of the further conditions that the Company not have suffered a “company material adverse effect” since October 31, 2005, that the Company have received a tax opinion in an agreed-upon form relating to the Company’s qualification as a REIT and other customary closing conditions relating to the accuracy of the Company’s representations and warranties and the performance by the Company of its obligations under the merger agreement.

The obligations of the Company to consummate the merger are also subject to the satisfaction or waiver of customary closing conditions relating to the accuracy of Brookfield’s and Sub’s representations and warranties and the performance by Brookfield and Sub of their obligations under the merger agreement.

The merger is not subject to any financing condition.

Termination and Effect of Termination (page 55); Termination Fee (page 57)

The merger agreement contains provisions addressing the circumstances under which the Company or Brookfield may terminate the merger agreement. The merger agreement provides that, under specified circumstances, the Company will be required to pay Brookfield a termination fee of $57 million.

Tender Offer Alternative (page 57)

If the Company terminates the merger agreement in connection with a change in the board of directors’ recommendation with respect to shareholder approval of the merger agreement under specified circumstances, Brookfield may elect to waive its right to the termination fee and instead cause Sub to commence an all-cash tender offer for all of the outstanding shares of Longview common stock, subject to terms and conditions specified in the merger agreement.

Material United States Federal Income Tax Consequences (page 34)

The receipt of the merger consideration in exchange for your common shares will be a fully taxable transaction for U.S. federal income tax purposes. Your tax consequences will depend on your particular situation. You are urged to consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

Delisting and Deregistration of Longview Common Stock (page 41)

If the merger is completed, the shareholders of Longview will no longer have any interest in, and will no longer be shareholders of, Longview and will not participate in any future earnings or growth of Longview, and Brookfield and its affiliates will own 100% of outstanding shares of Longview common stock. Following the merger, Longview common stock will no longer be publicly traded, and Longview will no longer file periodic reports with the Securities and Exchange Commission, or SEC.

Dissenters’ Rights (page 37)

Shareholders who do not vote in favor of approval of the merger agreement and the transactions contemplated thereby, including the merger, and who otherwise comply with the procedures for perfecting dissenters’ rights under Washington law may demand payment of the “fair value” of their shares in connection with the consummation of the merger. The fair value of your shares may be more or less than the merger consideration.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

Q:	What effect will the merger have on Longview Fibre Company?

A:	Brookfield Asset Management Inc., referred to in this proxy statement as Brookfield, has formed a wholly-owned subsidiary, referred to in this proxy statement as “Sub,” which will be merged with and into Longview Fibre Company, referred to in this proxy statement as Longview or the Company. Longview will be the surviving corporation in the merger. Immediately after the merger has been completed, the common stock of Longview will be 100% owned by Brookfield and its affiliates and will no longer be publicly traded.

Q:	What will I receive in the merger?

A:	If the merger is completed, Longview shareholders, other than Brookfield, Horizon or any of their wholly-owned subsidiaries and other than shareholders that have perfected dissenters’ rights under Washington law, will receive $24.75 in cash, without interest and less any applicable withholding tax, for each share of Longview common stock owned by them as of the date of the merger. The $24.75 per share being paid in the merger represents a premium of approximately 18% over the $21.01 closing price of Longview common stock on February 2, 2007, the last trading day before the merger agreement was publicly announced, and a premium of approximately 43% over the $17.30 per share closing price of Longview common stock on June 28, 2006, the last trading day prior to the announcement by Longview that it had received a revised unsolicited proposal from Obsidian Finance Group, LLC and The Campbell Group, LLC to acquire all of Longview’s common stock for $20.51 per share.

Q:	What is the recommendation of Longview’s board of directors?

A:	Longview’s board of directors has unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of Longview’s shareholders and recommends that you vote “FOR” approval of the merger agreement and the transactions contemplated thereby, including the merger. For a discussion of factors that the board took into account in making that determination and recommendation, see “THE MERGER—Recommendation of the Board of Directors; Reasons for Recommending the Approval of the Merger Agreement” beginning on page 20.

Q:	What vote of shareholders is required to approve the merger?

A:	The merger agreement must be approved by the affirmative vote of the holders of two-thirds of the outstanding shares of Longview’s common stock.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will vote your shares only if you provide instructions on how to vote. You should follow the procedures provided by your broker regarding how to provide proper instructions to your broker so that your shares will be represented at the special meeting.

Q:	What do I need to do now?

A:	You should sign and date your proxy card and mail it in the enclosed postage-paid envelope as soon as possible so that your shares may be represented at the special meeting, even if you plan to attend the special meeting in person.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You can change your vote at any time before it is exercised at the special meeting by sending in a later-dated, signed proxy card or a written revocation before the special meeting, or by attending the special meeting and voting in person. Your attendance at the special meeting will not, by itself, revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions received from your broker to change those instructions.

Q:	Should I send my stock certificates now?

A:	No. If the merger is completed, the paying agent for the merger will send you written instructions for exchanging your stock certificates for the merger consideration.

Q:	What happens if I do not send in my proxy or if I abstain from voting?

A:	If you do not send in your proxy or do not instruct your broker to vote your shares or if you abstain from voting, it will have the same effect as a vote against approval of the merger agreement.

Q:	What regulatory approvals and filings are needed to complete the merger?

A:	Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the HSR Act, and the rules thereunder, the merger may not be completed unless certain information has been furnished to the Antitrust Division of the U.S. Department of Justice and to the Federal Trade Commission and applicable waiting periods expire or are terminated. Brookfield and the Company each filed a notification and report form pursuant to the HSR Act with the Antitrust Division and the Federal Trade Commission on February 20, 2007. The 30-day waiting period under the HSR Act will expire on March 22, 2007. Other than under the HSR Act, neither Longview nor Brookfield is aware of any material regulatory approvals that are required in order to consummate the merger.

Q:	What are the tax consequences of the merger?

A:	If the merger is completed, the exchange of Longview common stock by the Company’s shareholders in return for the merger consideration will be a taxable transaction for U.S federal income tax purposes. To review the tax consequences of the merger in greater detail, see “THE MERGER—Material United States Federal Income Tax Consequences” beginning on page 34. Your tax consequences will depend on your particular situation. You should contact your own tax advisor for a full understanding of the applicable federal, state, local, foreign, and other tax consequences to you resulting from the merger.

Q:	What rights do I have to dissent from the merger?

A:	If you wish, you may dissent from the merger and obtain payment of the fair value of your common stock instead of receiving $24.75 per share of Longview common stock, without interest and less any applicable withholding tax, pursuant to the terms of the merger agreement. However, you must strictly follow the procedures prescribed by Washington law, which are summarized under “THE MERGER—Dissenters’ Rights” beginning on page 37. The fair value of your shares may be more or less than the merger consideration.

Q:	Will I receive my regular dividend?

A:	Under the merger agreement, Longview is permitted to continue to declare and pay regular quarterly cash dividends in accordance with past dividend policy. Accordingly, shareholders will be entitled to receive any such dividend that was or is declared prior to the effective time of the merger. To the extent that any such declared dividend has not been paid prior to the completion of the merger, shareholders will receive their dividends from the paying agent or the surviving corporation.

Q:	Who can help answer my questions?

A:	If you have additional questions about the merger or would like additional copies of this proxy statement, please contact Innisfree M&A Incorporated toll-free in the United States and Canada at 877-750-9499 (banks and brokers call collect 212-750-5833). Requests for materials only may also be submitted via e-mail to info@innisfreema.com.

FORWARD-LOOKING STATEMENTS

Except for historical information, the statements made in this proxy statement are forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on certain assumptions or estimates, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Forward-looking statements in some cases can be identified by the use of words such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “would,” “project,” “predict,” “continue,” “plan,” “believe,” “propose” or other similar words or expressions. The forward-looking statements in this proxy statement include financial projections relating to the Company and its subsidiaries. Forward-looking statements are based on the Company’s estimates and projections on the date they are made, and are subject to a variety of risks and uncertainties. Factors which could have a material adverse effect on the Company’s and its subsidiaries’ operations and future prospects or which could cause events, circumstances or actual results to differ materially from the forward-looking statements include, but are not limited to: the Company’s ability to achieve its strategies and the results of these strategies; actual log harvest levels and customer and product focus; the Company’s dependence on timber resources; changes or growth in the general domestic and foreign economy, the forest products industry or the specific markets into which the Company sells products; the Company’s ability to achieve anticipated improvements in operating results and earnings and expected cost reductions; the Company’s ability to realize anticipated benefits from the sale of higher and better use lands; the impact of restrictions imposed by the merger agreement on the Company’s operations and the risks and costs associated with the Company’s exploration of strategic alternatives; the Company’s having sufficient resources to fund operations and meet debt payment obligations and capital expenditure requirements; the Company’s working capital needs, including inventory levels and raw material requirements; unanticipated changes in pricing and market conditions for its products, energy and certain raw materials, including changes in log, paper, paperboard and converted products pricing and demand; the Company’s ability to achieve anticipated reductions in the amount of natural gas purchased from third parties; the Company’s ability to improve reliability and uptime of equipment, creating a more steady operation and better management of raw material purchases; the Company’s ability to achieve anticipated savings and improvements from various business improvement projects and programs within the expected time frames or at all; unexpected capital expenditures and the timing of completion and results of capital expenditure projects; the Company’s ability to reduce debt and prioritize the use of excess cash to reduce debt; expected sales of power; possible effects of changes in currency exchange rates between the U.S. dollar and currencies of important export markets (particularly Japan); cost of compliance with environmental regulations and effects of environmental contingencies, litigation and regulations on the Company’s financial condition and results of operations and its competitive position; developments in the world, national, or regional economy or involving the Company’s customers or competitors affecting supply of or demand for its products, energy or raw materials, including the level of interest rates and new housing starts; implementation or revision of government policies affecting the environment, import and export control and taxes; changes in harvest conditions or regulations affecting the Company’s timber operations; adverse weather conditions; unforeseen maintenance on capital assets; unforeseen developments in the Company’s business; adverse changes in the capital markets or interest rates affecting the cost or availability of financing; disasters and other unforeseen events; potential changes in tax laws affecting real estate investment trusts, or REITs, that could reduce the tax benefits associated with being a REIT; the occurrence of events that require a change in the timing of the Company’s REIT election; and the Company’s ability to satisfy complex technical rules in order to qualify for or maintain REIT status and to operate effectively within the limitations imposed by those rules.

Readers are cautioned not to place undue reliance on any of the forward-looking statements in this proxy statement. The Company cannot guarantee future results, levels of activity, performance or achievements. The Company does not undertake any obligation to update any of the forward-looking statements contained in this proxy statement. For additional information about factors that could impact future results, see the risk factors in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and the Company’s subsequent reports filed with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

THE SPECIAL MEETING

Date, Time and Place of the Special Meeting

The special meeting will be held on [    ], [                ], 2007 at [            ], local time, at [            ].

Purpose of the Special Meeting

At the special meeting, Longview shareholders will be asked:

•

to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of February 2, 2007 (the “merger agreement”), by and among Longview, Brookfield and Sub and the transactions contemplated thereby, including the merger, subject to the terms and conditions of the merger agreement, of Sub with and into Longview (the “merger”);

•

to consider and vote upon any proposal to postpone or adjourn the special meeting to a later date to solicit additional proxies in favor of the approval of the merger agreement and the transactions contemplated thereby, including the merger, if there are not sufficient votes for such approval at the time of the special meeting; and

•	to consider and vote upon such other matters as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Record Date; Voting Rights

The Company’s board of directors has fixed [                    ], 2007 as the record date for the special meeting. Only holders of record of the Company’s common stock as of the close of business on the record date are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. You are entitled to one vote for each share of the Company’s common stock that you held as of the close of business on the record date. A list of shareholders entitled to receive notice of, and to vote at, the special meeting, arranged in alphabetical order, showing the address of, and number of shares of the Company’s common stock held by, each such shareholder, will be open for inspection by the Company’s shareholders, during regular business hours, beginning 10 days prior to the special meeting and continuing through the special meeting (including any adjournment thereof), at Longview’s principal office, located at 300 Fibre Way, Longview, Washington 98632. At the close of business on [                    ], 2007, there were [            ] shares of Longview common stock outstanding.

Quorum

The presence, in person or by proxy, of holders of a majority of the outstanding shares of the Company’s common stock as of the record date for the special meeting is required to constitute a quorum for the transaction of business at the special meeting. Shares represented by proxies reflecting abstentions and properly executed broker non-votes will be counted as present and entitled to vote for purposes of determining a quorum.

The inspector of election appointed for the special meeting will determine whether or not a quorum exists. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

Required Vote

The affirmative vote of the holders of two-thirds of the outstanding shares of Longview common stock is required to approve the merger agreement and the transactions contemplated thereby, including the merger. If a quorum is present at the special meeting, then, in order for shareholders to approve a proposal to postpone or adjourn the special meeting to a later date to solicit additional proxies in favor of the approval of the merger agreement and the transactions contemplated thereby, including the merger, if there are not sufficient votes for such approval at the time of the special meeting, the votes cast in favor of the proposal must exceed the votes cast against the proposal.

On January 31, 2007, the directors and executive officers of the Company beneficially owned 2,674,362 shares of Company common stock, representing approximately 4.1% of the shares of Company common stock issued and outstanding on that date. Brookfield has advised the Company that, on the record date for the special meeting, it beneficially owned and was entitled to vote [            ] shares of Company common stock, representing approximately [        ]% of the shares of Company common stock issued and outstanding on that date. The Company’s directors and executive officers and Brookfield have informed the Company that they intend to vote their shares in favor of the merger.

If the special meeting is adjourned or postponed for any reason, at any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the meeting (except for any proxies that have been revoked or withdrawn).

How Shares are Voted; Proxies; Revocation of Proxies

You may vote by completing the enclosed proxy card and then signing, dating and returning it in the postage-paid envelope provided or by attending the special meeting and voting in person by ballot. Submitting a proxy now will not limit your right to vote at the special meeting if you decide to attend in person.

If your shares are held in “street name,” meaning that they are registered in the name of a broker, nominee, fiduciary or other custodian, only that broker, nominee, fiduciary or other custodian can execute a proxy and vote your shares, and that broker, nominee, fiduciary or other custodian can do so only after receiving your specific instructions. Your broker, nominee, fiduciary or other custodian should provide you with a voting instruction form for your use to provide them with instructions as to how to vote your shares at the special meeting. If your shares are held of record in “street name” by a broker, nominee, fiduciary or other custodian and you wish to vote in person at the special meeting, you must obtain from the record holder a “legal proxy” issued in your name.

Longview shareholders who receive more than one proxy card or voting instruction form have shares registered in different forms or in more than one account. Please sign, date and return all proxy cards and provide instructions for all voting instruction forms received to ensure that all of your shares are voted.

Shares represented by a properly executed proxy will be voted at the special meeting and, when instructions have been given by the shareholder, will be voted in accordance with those instructions. Properly executed proxies that do not contain voting instructions with regard to a proposal will be voted “FOR” any such proposal.

As of the date of this proxy statement, Longview does not expect a vote to be taken on any matters at the special meeting other than the proposal to approve the merger agreement and the transactions contemplated thereby, including the merger, and any proposal to postpone or adjourn the special meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement and the transactions contemplated thereby, including the merger. A properly executed proxy gives the persons named as proxies on the proxy card authority to vote in their discretion with respect to any other matters that properly come before the special meeting.

You may revoke your proxy at any time before it has been exercised at the special meeting by (i) giving written notice of such revocation to the Company addressed to the attention of Corporate Secretary, Longview Fibre Company, 300 Fibre Way, Longview, Washington 98632; (ii) timely delivering a later-dated, signed proxy; or (iii) attending the special meeting and voting in person. Your attendance at the special meeting, by itself, will not revoke your proxy. Unless you revoke your proxy in person at the special meeting, your revocation will not be effective unless the Company has received it prior to the special meeting. If you have given voting instructions to a broker, nominee, fiduciary or other custodian that holds your shares in “street name,” you may revoke those instructions by following the directions given by the broker, nominee, fiduciary or other custodian.

Abstentions and Broker Non-Votes

Broker non-votes are shares of the Company’s common stock for which Longview has received a proxy from a broker, nominee, fiduciary or other custodian that has neither received instructions from the beneficial owner or other persons entitled to vote such shares nor has discretionary power to vote such shares on a particular matter.

Abstentions and broker non-votes will be counted for purposes of determining the existence of a quorum at the special meeting, but will not be counted as votes cast for purposes of determining the approval of any matter submitted to the shareholders for a vote at the special meeting. Accordingly, if a quorum exists, abstentions and broker non-votes will have the effect of a vote “AGAINST” the proposal to approve the merger agreement and the transactions contemplated thereby, including the merger, and will have no effect on the voting results as to any proposal to postpone or adjourn the special meeting to a later date to solicit additional proxies in favor of the approval of the merger agreement and the transactions contemplated thereby, including the merger, if there are not sufficient votes for such approval at the time of the special meeting. In the event that a quorum did not exist, approval of adjournment or postponement of the special meeting would require a majority in voting interest of the shareholders present, in person or by proxy, and entitled to vote, and, as a result, abstentions would have the same effect as a vote “AGAINST” approval of adjournment or postponement, whereas broker non-votes, which are not entitled to vote, would have the effect of reducing the aggregate number of votes required to postpone or adjourn the special meeting.

Shareholders whose shares are held of record in “street name” by a broker, nominee, fiduciary or other custodian are advised to forward their voting instructions promptly so as to afford brokers, nominees, fiduciaries and other custodians sufficient time to process such instructions.

Solicitation of Proxies

This proxy statement is being furnished in connection with the solicitation of proxies by Longview’s board of directors. Longview will bear the costs of soliciting proxies. These costs include the preparation, assembly and mailing of the proxy statement, the notice of the special meeting of shareholders and the enclosed proxy card, as well as the cost of forwarding these materials to the beneficial owners of Longview common stock. The Company’s directors, officers and regular employees may, without compensation other than their regular compensation, solicit proxies by mail, e-mail or telephone, in person or via the Internet. The Company has retained Innisfree M&A Incorporated, a proxy solicitation firm, for assistance in connection with the solicitation of proxies for the special meeting at a cost of approximately $20,000 and reimbursement of reasonable out-of-pocket expenses. The Company will also reimburse brokerage firms, custodians, nominees, fiduciaries and others for expenses incurred in forwarding proxy material to the beneficial owners of Longview common stock.

Dissenters’ Rights

Shareholders who do not vote in favor of approval of the merger agreement and the transactions contemplated thereby, including the merger, and who otherwise comply with the procedures for perfecting dissenters’ rights under the applicable statutory provisions of the Washington business corporate act, or the WBCA, summarized elsewhere in this proxy statement, may demand payment of the “fair value” of their shares in connection with the consummation of the merger. See “THE MERGER—Dissenters’ Rights.”

Adjournment or Postponement

If the special meeting is adjourned or postponed to a different place, date or time, the Company does not need to give notice of the new place, date or time if the new place, date or time is announced at the special meeting before adjournment or postponement, unless a new record date is or must be set for the adjourned or postponed meeting. The board of directors must fix a new record date if the meeting is adjourned or postponed to a date more than 120 days after the date fixed for the original meeting.

Attending the Special Meeting

In order to attend the special meeting in person, you must be a shareholder of record on the record date, hold a valid proxy from a record holder or be an invited guest of Longview. You will be asked to provide proper identification at the registration desk on the day of the meeting or any adjournment or postponement of the meeting.

THE PARTIES TO THE MERGER AGREEMENT

Longview Fibre Company

Longview is engaged in the ownership and management of approximately 588,000 acres of softwood timberlands located primarily in Western Washington and Oregon and in the manufacture of specialty paper and containers through a wholly-owned subsidiary. Since January 1, 2006, Longview has been organized and operated in a manner consistent with the requirements for qualification and taxation as a real estate investment trust, or REIT, for U.S. federal income tax purposes. Longview is incorporated in the State of Washington with its principal executive offices at 300 Fibre Way, P.O. Box 639, Longview, Washington 98632. Longview’s telephone number is (360) 425-1550.

Brookfield Asset Management Inc.

Brookfield, focused on property, power and infrastructure assets, has over US$50 billion of assets under management and is co-listed on the New York and Toronto Stock Exchanges under the symbol BAM. Brookfield is incorporated in Ontario, Canada with its principal executive offices at BCE Place, Suite 300, 181 Bay Street, Toronto, Ontario M5J 2T3, Canada. Brookfield’s telephone number is (416) 363-9491.

Horizon Acquisition Co.

Horizon is a Washington corporation and a wholly-owned subsidiary of Brookfield. Horizon was organized solely for the purpose of entering into the merger agreement and consummating the merger. It has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement. Its principal executive offices are at Three World Financial Center, 11th Floor, New York, New York 10281-1021 and its telephone number is 212-417-7000.

THE MERGER

Background of the Merger

In late 2004, the Company’s board of directors and management commenced a review of the potential benefits to the Company, its business and operations and shareholder value of various strategic alternatives, including the Company’s converting to a REIT for U.S. federal income tax purposes. The review was prompted by, among other considerations, anticipated changes in the Company’s tax burden in future years and the potential desirability of alternative ways in which the Company might hold and manage its timberlands. To assist in the review, the Company retained Goldman, Sachs & Co. (“Goldman Sachs”) as its financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) as its legal advisor. On July 27, 2005, having concluded this strategic review process, the board of directors authorized the Company to take the steps necessary to qualify as a REIT for U.S. federal income tax purposes effective January 1, 2006. These steps included:

•

the transfer to a wholly-owned subsidiary of the Company, prior to January 1, 2006, of those assets and businesses, consisting principally of the Company’s various manufacturing and processing facilities and the related businesses and operations, that could not be held or operated directly by the Company consistent with REIT tax rules;

•	the refinancing of substantially all of the Company’s then-outstanding indebtedness; and

•

the distribution to shareholders of the Company’s previously-undistributed earnings and profits attributable to taxable periods ending prior to January 1, 2006 through a special cash-and-stock distribution referred to in this proxy statement as the special distribution.

In connection with its July 2005 approval of the Company’s qualifying as a REIT, referred to in this proxy statement as the REIT conversion, and with a view to increasing cash returns to shareholders, the Company’s board of directors adopted and announced a new dividend policy, to become effective following the effectiveness of the REIT conversion, under which the Company would pay a cash dividend amounting to $1.00 per share on an annualized basis (equivalent to $0.77 per share after adjustment for the shares issued in the special distribution). The Company also announced that it expected to refinance its outstanding indebtedness, pay the cash portion of the special distribution and cover fees and expenses with proceeds from the issuance of at least $150 million in shares of its common stock and the issuance of new long-term notes, in combination with a new credit facility.

On November 29, 2005, the Company’s board of directors approved the initial portion of the refinancing of the Company’s indebtedness, authorizing the Company to proceed with the negotiation of a new senior secured credit facility and to prepay $124.5 million of outstanding senior notes. The board also directed management to proceed with the transfer of assets to a wholly-owned subsidiary of the Company in furtherance of the REIT conversion and reaffirmed the new dividend policy adopted in July 2005, specifying that such policy would be effective beginning with respect to the first quarter of calendar year 2006.

In early December 2005, the Company was in the advanced stages of preparing for the transfer of assets to a wholly-owned subsidiary in connection with the REIT conversion and was preparing, in connection with the asset transfer, to complete the initial phase of its refinancing, including the new senior secured credit facility, prior to year end. The Company was also preparing for the offering of its common stock and new long-term notes.

On December 14, 2005, the Company received a letter (the “December 14 Letter”) from Obsidian Finance Group, LLC and The Campbell Group, LLC (“Obsidian/Campbell”) expressing an interest in pursuing a transaction to acquire all of the Company’s outstanding shares of common stock for cash consideration of $26.00 per share (equivalent to $19.02 per share after adjustment for the shares issued and cash paid in the special distribution). Obsidian/Campbell stated in the December 14 Letter that their proposal was subject to, among other things, the satisfactory completion of due diligence and the negotiation and execution of mutually acceptable definitive agreements. The December 14 Letter also stated that Obsidian/Campbell would require new financing to consummate the transaction contemplated by their proposal and did not indicate the amount of committed funds, if any, then available to Obsidian/Campbell for such transaction.

On December 15, 2005, the Company’s board of directors met with the Company’s management and representatives of Goldman Sachs, Skadden and Perkins Coie LLP, the Company’s regular outside counsel, to discuss the unsolicited proposal by Obsidian/Campbell and matters relating to the REIT conversion. The board of directors instructed Goldman Sachs, as the Company’s financial advisor, to contact and hold discussions with Obsidian/Campbell and their advisors to obtain additional information regarding their unsolicited proposal, so that the board of directors could give consideration to the matter at its meeting scheduled for January 12, 2006.

In late December 2005, the Company completed the transfer of assets and businesses necessary for the REIT conversion to a wholly-owned subsidiary, entered into a new senior secured credit agreement, repaid all outstanding borrowings under its former senior unsecured revolving credit facility and prepaid its then-outstanding senior notes.

In the days and weeks following the December 15, 2005 board meeting and prior to the January 12, 2006 board meeting, Goldman Sachs engaged in several discussions with Obsidian/Campbell and J.P. Morgan Securities Inc. (“JPMorgan”), Obsidian/Campbell’s financial advisor, to elicit additional information regarding the matters raised in the December 14 Letter, including the structure proposed to be employed by Obsidian/Campbell to effect an acquisition of the Company, Obsidian/Campbell’s sources of financing and the nature and scope of Obsidian/Campbell’s due diligence requirements.

At its January 12, 2006 meeting, the Company’s board of directors, together with Goldman Sachs and the Company’s legal advisors, reviewed the unsolicited proposal by Obsidian/Campbell. The Company’s legal advisors advised the directors of their fiduciary duties and the applicable standards of conduct. Representatives of Goldman Sachs reviewed with the board the financial implications of Obsidian/Campbell’s unsolicited proposal and discussions held by Goldman Sachs with Obsidian/Campbell and JPMorgan. The board of directors determined that it was in the best interests of the Company and its shareholders that the Company continue with its refinancing, including offerings of equity and debt securities, and its plan to qualify as a REIT, and that the Company not pursue discussions with Obsidian/Campbell regarding their unsolicited proposal. Following the meeting, Goldman Sachs contacted Obsidian/Campbell to inform them of the Board’s determination.

On February 16, 2006, the Company received a letter from Obsidian/Campbell reiterating their interest in conducting discussions with the Company. On February 23, 2006, the board of directors reviewed with Goldman Sachs and the Company’s legal advisors the February 16 correspondence from Obsidian/Campbell and the discussions held by Goldman Sachs with Obsidian/Campbell and their representatives, noting that Obsidian/Campbell had continued to refuse to provide requested information regarding their unsolicited proposal, in particular with respect to their contemplated transaction structure and financing. Having reviewed the factors considered at its January 12 meeting and the additional matters discussed on February 23, the board directed R.H. Wollenberg, the Company’s President, Chief Executive Officer and Chairman of the Board, to send a letter, on behalf of the board of directors, to Obsidian/Campbell communicating the board’s determination to proceed with the REIT conversion and not to pursue discussions regarding the unsolicited proposal.

On February 27, 2006, in furtherance of its planned refinancing in connection with the REIT conversion, the Company filed an automatically-effective registration statement with the Securities and Exchange Commission, or SEC, relating to offerings of up to $230 million of common stock and $150 million of senior notes, and commenced a tender offer for the $215 million principal amount of the Company’s then-outstanding senior subordinated notes.

Shortly after the filing of the registration statement, the Company commenced the “road show” for the offerings of common stock and notes, meeting with potential investors and securities analysts to discuss Longview’s business and the terms of the securities being offered.

On March 6, 2006, Obsidian/Campbell publicly announced their unsolicited proposal to acquire all of the Company’s outstanding shares of common stock. On March 7, 2006, the Company’s board of directors met to consider what actions should be taken in light of Obsidian/Campbell’s public announcement. After reviewing with Goldman Sachs and the Company’s legal advisors the Company’s financing alternatives and market conditions in the wake of the Obsidian/Campbell announcement, the board determined to postpone the equity and debt offerings and terminate the tender offer for the senior subordinated notes. The board also directed Goldman Sachs and the Company’s legal advisors to attempt once again to elicit further information from Obsidian/Campbell regarding their unsolicited proposal, including information relating to financing and transaction structure.

Following the March 7 meeting of the board of directors, the Company retained Banc of America Securities LLC (“Banc of America Securities”) as an additional financial advisor.

On March 9, 2006, representatives of the Company’s financial advisors and Skadden met with Obsidian/Campbell and their financial and legal advisors to seek further information regarding Obsidian/Campbell’s unsolicited proposal, including information concerning their contemplated transaction structure, debt and equity financing sources and capacity and due diligence requirements.

The board of directors of the Company met again on March 10, 2006. The Company’s financial advisors reviewed with the board financial aspects of Obsidian/Campbell’s unsolicited proposal, as well as strategic alternatives potentially available to the Company. The Company’s financial and legal advisors also briefed the directors on the March 9 meeting with Obsidian/Campbell and their advisors.

On March 20, 2006, the board of directors reviewed with the Company’s financial and legal advisors correspondence between the Company and Obsidian/Campbell, as well as communications between the Company’s advisors and Obsidian/Campbell’s advisors, that had taken place since the board’s March 10 meeting. In addition, Mr. Wollenberg provided the board with an overview of management’s review and update of the Company’s operating plan, to be presented to the board at its next meeting.

At its March 25, 2006 meeting, the board of directors of the Company received a detailed presentation from management regarding proposed changes to the Company’s operating plan. Key features of the plan included an increase in the timber harvest rate and a greater emphasis on sales of higher and better use lands, which, together with other proposed operational changes, were intended to increase the Company’s dividend-paying capacity. The Company’s financial and legal advisors reviewed with the board additional information received from Obsidian/Campbell, and the Company’s financial advisors reviewed with the board financial aspects of Obsidian/Campbell’s proposal and the Company’s proposed updated operating plan. The Company’s financial advisors then reviewed with the board various financial and strategic alternatives potentially available to the Company. The alternatives included, in addition to a sale of all or portions of the Company and its subsidiaries, proceeding with the REIT conversion. After extensive discussion, the board of directors requested that management incorporate into the proposed updated operating plan various changes, including the potential disposition of the Leavenworth, Washington sawmill and the Central and Eastern region converting facilities of the Company and its subsidiaries.

On March 27, 2006, the Company issued a press release announcing that it had received additional information from Obsidian/Campbell and stating that the board of directors was reexamining Obsidian/Campbell’s unsolicited proposal in light of the information provided to date and determining the appropriate course of action for the Company to take.

On April 5, 2006, the Company’s board of directors met to consider, with the assistance of the Company’s financial and legal advisors, the operating plan modifications that management had developed following the March 25 board meeting. At the conclusion of the April 5 meeting, the board of directors determined that its next meeting should include a review of potential financial and strategic alternatives, taking into account the updated operating plan.

On April 10, 2006, the Company received a letter from Obsidian/Campbell purporting to address certain outstanding questions relating to Obsidian/Campbell’s equity financing for their contemplated acquisition of the Company and demanding a “substantive response” to their unsolicited proposal by April 17, 2006.

On April 11, 2006, and again on April 13, 2006, the Company’s board of directors met to review, with the assistance of the Company’s financial and legal advisors, financing and strategic alternatives potentially available to the Company. The Company’s financial advisors reviewed with the board financial aspects of Obsidian/Campbell’s unsolicited proposal and the additional operating plan modifications that management had developed following the March 25 board meeting and provided the board with an update on communications with Obsidian/Campbell since the April 5 board meeting. The Company’s financial advisors also reviewed with the board the Company’s potential financing alternatives for the cash portion of the special distribution. The board of directors discussed and considered, among other things, the potential value presented by the unsolicited proposal from Obsidian/Campbell, as well as the risks associated with its conditional nature; the potential value of and risks associated with the updated operating plan; and the potential value and risks associated with undertaking a process directed toward exploring a sale of the Company or other transaction, which could include pursuing the Obsidian/Campbell proposal. The board of directors concluded that it was in the best interests of the Company and its shareholders for the Company to complete the REIT conversion and to implement the updated operating plan. In doing so, the board of directors determined that undertaking a process directed toward a sale of the Company or other strategic transaction, which could include pursuing the Obsidian/Campbell proposal, was not in the best interests of the Company or its shareholders at that time and rejected the Obsidian/Campbell proposal, which the board of directors believed fundamentally undervalued the Company and its high quality timber assets. In conjunction with implementation of the updated operating plan, the board approved an increase in the annual dividend rate on the Company’s common stock to $1.20 per share (equivalent to $0.92 per share after adjustment for the shares issued in the special distribution).

On April 17, 2006, the Company announced the implementation of the updated operating plan, including the potential divestiture of the Leavenworth, Washington sawmill and the Central and Eastern region converting facilities, and the board of directors’ decision not to pursue Obsidian/Campbell’s unsolicited proposal.

On May 2, 2006, Obsidian/Campbell filed with the SEC a preliminary solicitation statement for the solicitation of agent designations to call a special meeting of the Company’s shareholders to consider and vote on certain advisory, non-binding resolutions relating to their unsolicited proposal. Obsidian/Campbell delivered to the Company on May 4, 2006 a demand for such a special meeting and on June 1, 2006 filed with the SEC a definitive solicitation statement for their solicitation of agent designations. On June 7, 2006, the Company announced that its board of directors had voluntarily elected to call a special meeting of shareholders, to be held on September 12, 2006, to consider and vote on the advisory, non-binding proposals advanced by Obsidian/Campbell.

On June 14, 2006, the Company announced the completion of its refinancing in connection with the REIT conversion through the Company’s entry into an additional bank financing arrangement and the retirement of the Company’s senior subordinated notes, as well as the declaration of the special distribution, the last significant milestone in the REIT conversion. The amount of the special distribution, payable in a mixture of cash and shares of the Company’s common stock on August 7, 2006 to holders of record of the Company’s common stock as of the close of business on June 26, 2006, was $7.54 per share, which included, in addition to previously-undistributed earnings and profits attributable to taxable periods ending prior to January 1, 2006, an amount representing anticipated current-year REIT capital gains that would, if retained by the Company, be subject to federal corporate income tax.

On June 28, 2006, Obsidian/Campbell sent a letter to the Company revising the price of their unsolicited proposal to acquire all of the Company’s outstanding shares of common stock to $20.51 per share, which Obsidian/Campbell indicated in their letter was equivalent to a pre-special distribution price of $28.05 per share. In a June 29, 2006 press release, the Company acknowledged receiving the June 28, 2006 letter and indicated that its board of directors would review the revised unsolicited proposal in due course.

During July 2006, the board of directors held several meetings, with the participation of management and the Company’s financial and legal advisors, to consider, among other things, the revised unsolicited proposal from Obsidian/Campbell, the status of the REIT conversion, the Company’s performance under the updated operating plan and whether to further explore the Company’s strategic alternatives. At board meetings held on July 5 and July 12, the Company’s financial advisors reviewed with the board financial aspects of Obsidian/Campbell’s unsolicited proposal and strategic alternatives potentially available to the Company. At its July 18, 2006 meeting, the board decided that it was in the best interests of the Company and its shareholders that management take the necessary steps to conduct a comprehensive review of the range of strategic alternatives potentially available to the Company, including continued operation of the Company on a stand-alone basis, a sale or merger or other strategic transaction and a sale of certain assets. The board of directors also decided to postpone indefinitely the previously-scheduled September 12, 2006 special meeting of shareholders.

On July 19, 2006, the Company issued a press release announcing the board of directors’ decision to explore a range of strategic alternatives.

During the next two months, under the supervision of the board of directors, the Company’s management and financial and legal advisors planned, and began preparing documents and information for use in, the strategic alternatives review process, which was to include solicitation of indications of interest for the acquisition of the Company as a whole, the acquisition of the manufacturing businesses of the Company and its subsidiaries and the acquisition of a minority equity interest in the Company, as well as consideration of a sale or spin-off of certain assets or businesses, a recapitalization and other alternative financing options for the Company.

The Company completed the special distribution on August 7, 2006, paying an aggregate of $77.0 million in cash and issuing a total of 14,673,663 shares of the Company’s common stock valued for purposes of the special distribution at $20.997 per share to the holders of record of the Company’s common stock as of the close of business on June 26, 2006.

Beginning in mid-August 2006, potentially interested parties were contacted regarding the strategic alternatives process. Participants in the process were required to enter into a confidentiality agreement with the Company containing customary confidentiality and “standstill” provisions that, among other things, limited the ability of such participants and their representatives to acquire the Company’s common stock, make acquisition proposals with respect to the Company or participate in a proxy solicitation regarding the Company without the consent of the Company’s board of directors.

Beginning in September 2006, interested parties that had entered into a confidentiality agreement, including Obsidian/Campbell and Brookfield, received a confidential information memorandum containing information about the Company and its subsidiaries. Interested parties were asked to submit by October 26, 2006 non-binding indications of interest with respect to a potential transaction with the Company.

During this time, the Company continued with the implementation of its operating plan, including exploration of the potential sale of the Leavenworth, Washington sawmill and the Eastern and Central region converting facilities. On October 11, 2006, the Company announced that it intended to close the sawmill and that it was seeking a buyer for the sawmill.

Prior to the October 26, 2006 deadline for the submission of non-binding indications of interest, more than 100 potentially interested parties had been contacted, and approximately 60 parties had signed confidentiality agreements and received a confidential information memorandum. On or about October 26, 2006, seven parties, including Brookfield and Obsidian/Campbell, submitted non-binding indications of interest with respect to a potential transaction with the Company.

On October 30-31, 2006, the Company’s board of directors met to, among other things, assess the status of the strategic alternatives review process and the performance of the Company under its operating plan. Based on the non-binding indications of interest received prior to the meeting, while no decision was made to pursue a particular transaction, the board directed management to invite certain parties, including Brookfield and Obsidian/Campbell, to conduct a detailed due diligence review of the Company and its subsidiaries, including site visits and management presentations, and to submit definitive proposals for a potential transaction with the Company. The board of directors also received an update of the progress of management’s exploration of the potential sale of the Central and Eastern region converting facilities.

For approximately the next ten weeks, the parties that had been invited to conduct due diligence received detailed management presentations, access to properties of the Company and its subsidiaries and access to an online data site containing customary due diligence materials concerning the Company and its subsidiaries. During this period, certain new parties and other parties that had entered into confidentiality agreements, but had not previously submitted indications of interest, were invited to conduct due diligence and submit proposals for a potential transaction with the Company.

On December 15, 2006, the Company entered into an asset purchase agreement with a third party providing for the sale of the Leavenworth, Washington sawmill and related assets.

From and after December 18, 2006, the parties then participating in the strategic alternatives review process were instructed to submit by January 22, 2007 definitive proposals for a transaction with the Company. The parties were told that their definitive proposals should represent their best and final offers. Participants that had expressed an interest in acquiring the Company as a whole were given a form of merger agreement, prepared by Skadden on behalf of the Company, and instructed to submit mark-ups thereof by January 16, 2007, in advance of the deadline for definitive proposals. Between January 16 and January 22, 2007, parties that had submitted merger agreement mark-ups were provided feedback on significant contractual issues and encouraged to provide revised mark-ups with the submission of their definitive proposals.

On January 22, 2007, three parties, including Brookfield, submitted definitive proposals for the acquisition of 100% of the Company’s outstanding common stock, and one party submitted a definitive proposal for the acquisition of the Company’s timberlands. Three other parties submitted indications of interest for the acquisition of all or portions of the paper and converted products manufacturing businesses of the Company and its subsidiaries, and one other party submitted an indication of interest for a minority investment in the Company.

On January 28-29, 2007, the Company’s board of directors met to discuss the strategic alternatives review process and the concurrent process relating to the potential disposition of the Central and Eastern converting facilities. The Company’s financial advisors reviewed with the board the various strategic alternatives that had been under consideration by the Company’s board of directors, including continued operation of the Company on a stand-alone basis, a sale of the manufacturing businesses of the Company and its subsidiaries, a recapitalization of the Company, a sale of the Company as a whole and a minority investment in the Company by a strategic investor. With the assistance of management and the Company’s financial and legal advisors, the board reviewed the definitive proposals and indications of interest received in connection with the January 22 deadline for participants in the strategic alternatives process, the indications of interest received with respect to the Central and Eastern region converting facilities and the design and implementation of other aspects of the Company’s operating plan, as well as the Company’s performance for the fourth quarter of 2006 and the year as a whole. The board of directors considered, among other things, the potential value presented by the definitive proposals and indications of interest received from interested parties in the strategic alternatives review, the potential value of and risks associated with Longview’s continuing to operate as a stand-alone company under its operating plan (taking into account the potential value that could be realized from the disposition of some or all of the Central and Eastern region converting facilities) and the potential value and risks associated with other strategic alternatives.

After discussion and following deliberations regarding the alternatives available to the Company, the board of directors concluded that it would be in the best interests of the Company and its shareholders for Longview to seek to enter into a definitive merger agreement with Brookfield for the acquisition by Brookfield of all of the Company’s common stock at a price of no less than $24.75 per share, the price indicated by Brookfield in its definitive proposal submitted on January 22. Skadden reviewed with the board the legal issues presented by Brookfield’s proposed merger agreement terms and received instructions from the board on its views as to how key issues in the merger agreement should be resolved. The board then directed Skadden and management to attempt to negotiate a definitive agreement with Brookfield on terms that would be satisfactory to the board of directors.

From the afternoon of January 30 through the evening of February 2, 2007, members of Brookfield’s management and Brookfield’s legal advisors, on the one hand, and the Company’s management and its legal advisors, on the other hand, negotiated the terms of a definitive merger agreement.

In the evening on Friday, February 2, 2007, the Company’s board of directors held a special meeting to review the status of negotiations with Brookfield with respect to the merger agreement. The Company’s legal advisors reviewed with the directors their fiduciary duties and the applicable standards of conduct for directors under Washington law, and representatives of Skadden reviewed with the board in detail the proposed terms of the merger agreement. Also at this meeting, Goldman Sachs and Banc of America Securities summarized for the Company’s board of directors the analyses they had jointly performed in connection with their respective opinions. Goldman Sachs then delivered its opinion to the board of directors that, as of February 2, 2007, and based upon and subject to the factors, limitations and assumptions set forth in such opinion, the $24.75 per share merger consideration to be received by the holders of Longview common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. In addition, Banc of America Securities delivered its opinion, dated February 2, 2007, to the board of directors to the effect that, as of the date of its opinion and based upon and subject to the factors, limitations and assumptions set forth in such opinion, the $24.75 per share merger consideration to be received by the holders of Longview common stock (other than Brookfield, Sub and their respective affiliates) pursuant to the merger agreement was fair, from a financial point of view, to such holders. After discussion and following deliberations among the directors regarding the factors discussed under “—Recommendation of the Board of Directors; Reasons for Recommending the Approval of the Merger Agreement,” the board of directors resolved unanimously to adopt the merger agreement, to approve the transactions contemplated thereby, including the merger, and to recommend that the shareholders of the Company approve the merger agreement and the transactions contemplated thereby, including the merger.

During the overnight hours on February 2, 2007, following the meeting of the Company’s board of directors, the parties executed the merger agreement.

On Monday, February 5, 2007, prior to the opening of trading on the New York Stock Exchange, the Company and Brookfield issued a joint press release announcing the merger agreement.

Recommendation of the Board of Directors; Reasons for Recommending the Approval of the Merger Agreement

At a meeting on February 2, 2007, after careful consideration, the Company’s board of directors determined that the merger agreement and the merger are in the best interests of the Company and its shareholders. The board unanimously adopted the merger agreement and approved the transactions contemplated thereby, including the merger. The board unanimously recommends that you vote “FOR” approval of the merger agreement and the transactions contemplated thereby, including the merger. The board also recommends that you vote “FOR” approval of any proposal to postpone or adjourn the special meeting if necessary to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the special meeting to approve the merger agreement and the transactions contemplated thereby, including the merger. When considering the recommendation of the Company’s board of directors, you should be aware that members of the Company’s management, including the Company’s Chairman of the Board, have interests in the merger other than their interests as shareholders of the Company generally. See “—Interests of the Company’s Directors and Executive Officers in the Merger.”

In evaluating the merger, the Company’s board of directors consulted with senior management and with the Company’s financial and legal advisors, and, in the course of reaching its decision to adopt the merger agreement and approve the transactions contemplated thereby, including the merger, and to recommend that the Company’s shareholders vote to approve the merger agreement and the transactions contemplated thereby, including the merger, the Company’s board of directors considered a number of factors, including the following:

•

the possible alternatives to the merger (including the continued operation of the Company as an independent entity, a spin-off of the manufacturing businesses of the Company and its subsidiaries, the sale of a minority interest in the Company, share repurchases and recapitalizations and the sale of certain assets of the Company and its subsidiaries), the desirability and perceived risks of these alternatives, the range of potential benefits to the Company’s shareholders of the possible alternatives and the timing and the likelihood of accomplishing the goals of such alternatives, and the board of directors’ assessment that none of such alternatives was reasonably likely to present superior opportunities for the Company or to create greater value for the Company’s shareholders, taking into account the risks of execution and business, competitive, industry and market risks, than the merger;

•

the fact that the board of directors undertook an extensive process to review strategic alternatives, as described under “—Background of the Merger,” and the price proposed by Brookfield was the highest offer for an acquisition of the Company as a whole that the Company received in such process and represented a value that the board determined to be superior to other alternatives potentially available to the Company, including continued operation of the Company on a stand-alone basis;

•

the price proposed by Brookfield compared to current and historical market prices of, and trading information with respect to, Longview common stock, in light of historical, current and prospective values of the Company and comparable companies and the current and prospective conditions in the stock market and in the timber, paper and paperboard and converted products markets as such conditions are likely to affect the businesses of the Company and its subsidiaries;

•

the fact that the merger consideration is all cash, allowing the Company’s shareholders to immediately realize a fair value, in cash, for their investment and providing shareholders certainty of value for their shares;

•

the per share consideration of $24.75 to be paid in the merger represents a premium for Longview common stock of approximately 18% over the closing price on the last trading day prior to the public announcement of the merger agreement;

•

the per share consideration of $24.75 to be paid in the merger exceeds by a significant margin the highest historical price, adjusted for the special distribution, at which Longview common stock had traded prior to the unsolicited proposal from Obsidian/Campbell;

•

the opinion of Goldman Sachs, financial advisor to the Company, addressed to the board of directors, to the effect that, as of February 2, 2007, and based upon and subject to the factors and assumptions set forth in its opinion, the $24.75 per share in cash to be received by the holders of Longview common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders;

•

the opinion, dated February 2, 2007, to the Company’s board of directors, of Banc of America Securities, financial advisor to the Company, as to the fairness from a financial point of view and as of the date of the opinion, of the $24.75 per share merger consideration to be received by holders of Longview common stock (other than Brookfield, Sub and their respective affiliates);

•

the likelihood of consummation of the merger, including an assessment of Brookfield’s reputation and financial capability to acquire the Company for the aggregate merger consideration, and that the merger agreement is not subject to any financing condition;

•

the right of the Company’s board of directors to (1) consider and negotiate bona fide unsolicited acquisition proposals prior to shareholder approval of the merger agreement, in the exercise of its fiduciary duties, and, under specified circumstances, to terminate the merger agreement to accept a superior proposal upon payment of the termination fee and (2) terminate the agreement prior to shareholder approval of the merger agreement in the exercise of its fiduciary duties in response to an intervening event;

•

the view of the Company’s board of directors, after consultation with the Company’s financial and legal advisors, that the termination fee was within the range of termination fees provided for in previous acquisition transactions, the conditions to its payment were similar to those applicable to other public company transactions and the termination fee should not preclude the possibility of a higher bid;

•

the fact that Brookfield may, under specified circumstances in connection with a change in the board of directors’ recommendation with respect to the merger, after forfeiting its right to the termination fee, make a cash tender offer for all of the Company’s outstanding common stock, but only at a per-share price equal to or greater than $24.75 and subject to other terms and conditions for the benefit of the Company’s shareholders; and

•	the limited closing conditions in the merger agreement and the low risk of non-satisfaction of those conditions.

The Company’s board of directors also considered the potential risks of the merger, including the following:

•	the risk that the merger might not be completed in a timely manner or at all;

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the fact that following the merger, the Company’s shareholders will not participate in any of Longview’s potential future earnings or growth and will not benefit from the possible appreciation in Longview’s value or the potential achievement of the Company’s long-term plans;

•

the risks and contingencies related to the announcement and pendency of the merger, including the impact on the ability of the Company and its subsidiaries to attract and retain management and employees; the potential diversion of management and employee attention; and the impact on the Company’s and its subsidiaries’ relationships with customers, suppliers and other third parties;

•	the merger consideration consists of cash and will therefore be taxable to the Company’s shareholders for U.S. federal income tax purposes;

•	Brookfield’s ability to terminate the merger agreement under certain circumstances; and

•

the restrictions on the conduct of the businesses of the Company and its subsidiaries prior to consummation of the merger, requiring the Company and its subsidiaries to conduct their businesses only in the ordinary course, subject to specific limitations or consent by Brookfield, which may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the merger.

The above discussion is not intended to be exhaustive, but the Company believes it addresses the material information and factors considered by its board of directors in the board’s consideration of the merger agreement and the transactions contemplated thereby, including the merger. In view of the variety of factors and the quality and amount of information considered as well as the complexity of these matters, the Company’s board of directors did not find it practicable to, and did not attempt to, make specific assessments of, quantify, rank or otherwise assign relative weights to the specific factors considered in reaching its determination. The Company’s board of directors conducted an overall review of the factors described above, as well as others, including thorough discussion with Company management and the Company’s financial and legal advisors, and considered the benefits of the merger to outweigh the risks and the factors overall to be favorable to, and to support, its determination. The board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any factor, was favorable or unfavorable to its ultimate determination. Individual members of the board of directors may have given different weight to different factors.

Opinions of the Company’s Financial Advisors

Opinion of Goldman Sachs

Goldman Sachs rendered its opinion to the Company’s board of directors that, as of February 2, 2007 and based upon and subject to the factors and assumptions set forth therein, the $24.75 per share in cash to be received by the holders of Longview common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated February 2, 2007, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement as Annex B. Goldman Sachs provided its opinion for the information and assistance of Longview’s board of directors in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of shares of Longview common stock should vote with respect to the merger.

In connection with rendering its opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to shareholders and Annual Reports on Form 10-K of Longview for the five fiscal years ended October 31, 2005;

•	certain interim reports to shareholders and Quarterly Reports on Form 10-Q of Longview;

•	certain other communications from Longview to its shareholders; and

•	certain internal financial analyses and forecasts for Longview prepared by Longview management.

Goldman Sachs also held discussions with members of the senior management of Longview regarding their assessment of the past and current business operations, financial condition and future prospects of Longview. In addition, Goldman Sachs reviewed the reported price and trading activity for shares of Longview’s common stock, compared certain financial and stock market information for Longview with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the forestry and paper and packaging industries specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as it considered appropriate.

Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by Goldman Sachs and assumed such accuracy and completeness for purposes of rendering its opinion. In that regard, Goldman Sachs assumed, with Longview’s consent, that the internal financial forecasts prepared by the management of Longview had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Longview. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Longview or any of its subsidiaries and, except for a third-party appraisal of Longview’s timberlands, was not furnished with any such evaluation or appraisal.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses set forth below or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the below analysis as a comparison is directly comparable to Longview or the contemplated merger.

Goldman Sachs jointly prepared the analyses described below with Banc of America Securities for purposes of providing its opinion to Longview’s board of directors as to the fairness, from a financial point of view, of the $24.75 per share in cash to be received by the holders of Longview common stock pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Longview, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecasts.

The merger consideration was determined through arm’s-length negotiations between Longview and Brookfield and was approved by Longview’s board of directors. Although Goldman Sachs provided financial advice to Longview during these negotiations, Goldman Sachs did not recommend any specific amount of consideration to Longview or Longview’s board of directors or that any specific amount of consideration constituted the only appropriate consideration for the merger.

As described above, Goldman Sachs’ opinion to Longview’s board of directors was only one of many factors taken into consideration by Longview’s board of directors in making its determination to approve the merger agreement. The summary below does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with its opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B.

Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Goldman Sachs has acted as financial advisor to Longview in connection with, and participated in certain of the negotiations leading to, the transactions contemplated by the merger agreement.

In addition, Goldman Sachs has provided certain investment banking services to Longview from time to time, including having acted as an advisor on Longview’s conversion to a REIT and as a joint-lead arranger on Longview’s $400,000,000 credit facility that was completed in December 2005. Goldman Sachs has also provided certain investment banking services to Brookfield and its affiliates from time to time. Goldman Sachs also may provide investment banking services to Longview and Brookfield in the future. In connection with the above-described investment banking services, Goldman Sachs has received, and may receive, compensation.

Goldman Sachs is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman Sachs and its affiliates may provide such services to Longview, Brookfield and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of Longview and Brookfield for its own account and for the accounts of its customers and may at any time hold long and short positions of such securities.

Longview selected Goldman Sachs as its financial advisor because Goldman Sachs is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement, Longview has agreed to pay Goldman Sachs a transaction fee, a portion of which is contingent upon consummation of the merger and a portion of which has already been paid, and Longview has agreed to reimburse Goldman Sachs for expenses. Pursuant to the same letter agreement, Longview also has agreed to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the U.S. federal securities laws.

Opinion of Banc of America Securities

On February 2, 2007, at a meeting of Longview’s board of directors held to evaluate the merger, Banc of America Securities delivered to Longview’s board of directors an opinion, dated February 2, 2007, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the $24.75 per share merger consideration to be received by holders of Longview common stock (other than Brookfield, Sub and their respective affiliates) in the merger was fair, from a financial point of view, to such holders.

The full text of Banc of America Securities’ written opinion to Longview’s board of directors, dated February 2, 2007, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached to this proxy statement as Annex C and is incorporated by reference in its entirety into this proxy statement. Holders of Longview common stock are encouraged to read this opinion carefully in its entirety. The following summary of Banc of America Securities’ opinion is qualified in its entirety by reference to the full text of the opinion. Banc of America Securities delivered its opinion to Longview’s board of directors for the benefit and use of Longview’s board of directors in connection with and for purposes of its evaluation of the merger consideration from a financial point of view. Banc of America Securities’ opinion does not address any other aspect of the merger and does not constitute a recommendation to any shareholder as to how to vote or act in connection with the merger.

In connection with rendering its opinion, Banc of America Securities:

•	reviewed certain publicly available financial statements and other business and financial information of Longview;

•	reviewed certain internal financial statements and other financial and operating data concerning Longview;

•	reviewed certain financial forecasts relating to Longview prepared by Longview’s management;

•	discussed Longview’s past and current operations, financial condition and prospects with Longview’s senior executives;

•	reviewed the reported prices and trading activity for Longview common stock;

•	compared Longview’s financial performance with that of certain other publicly traded companies that Banc of America Securities deemed relevant;

•	compared the financial terms of the merger to financial terms, to the extent publicly available, of certain other business combination transactions that Banc of America Securities deemed relevant;

•	participated in discussions and negotiations among representatives of Longview, Brookfield and their respective advisors;

•	reviewed the merger agreement;

•

considered the fact that Longview had publicly announced that it would explore strategic alternatives and the results of Banc of America Securities’ efforts to solicit, at the direction of Longview, indications of interest and proposals from third parties with respect to a possible acquisition of all or a portion of, or a possible investment in, Longview; and

•	performed such other analyses and considered such other factors as Banc of America Securities deemed appropriate.

In arriving at its opinion, Banc of America Securities assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed by it. Banc of America Securities assumed, at Longview’s direction, that the Longview forecasts referred to above were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of Longview’s management as to Longview’s future financial performance. Banc of America Securities did not make any independent valuation or appraisal of Longview’s assets or liabilities and Banc of America Securities was not furnished with any such valuations or appraisals, other than third party appraisals relating to certain of Longview’s properties and assets. Banc of America Securities assumed, with Longview’s consent, that the merger would be consummated as provided in the merger agreement, with full satisfaction of all covenants and conditions set forth in the merger agreement and without any waivers thereof.

Banc of America Securities expressed no view or opinion as to any terms or aspects of the merger (other than the merger consideration to the extent expressly specified in its opinion) including, without limitation, the form or structure of the merger or tax or accounting aspects of the merger. In addition, Banc of America Securities did not express an opinion as to the relative merits of the merger in comparison to other transactions available to Longview or in which Longview might engage or as to whether any transaction might be more favorable to Longview as an alternative to the merger, nor did Banc of America Securities express any opinion as to the underlying business decision of Longview’s board of directors to proceed with or effect the merger. In addition, Banc of America Securities expressed no opinion or recommendation as to how any shareholder should vote or act in connection with the merger. Except as described above, Longview imposed no other limitations on the investigations made or procedures followed by Banc of America Securities in rendering its opinion.

Banc of America Securities’ opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to Banc of America Securities as of, the date of its opinion. Accordingly, although subsequent developments may affect its opinion, Banc of America Securities does not have any obligation to update, revise or reaffirm its opinion.

The discussion set forth below is a summary of the material financial analyses presented to Longview’s board of directors in connection with Banc of America Securities’ opinion and is not a comprehensive description of all analyses undertaken by Banc of America Securities in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. The analyses summarized below must be considered as a whole, and selecting portions of these analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying such analyses and opinion. Banc of America Securities did not assign any specific weight to any of the analyses described below. The fact that any specific analysis has been referred to in the summary below is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing the analyses described below, Banc of America Securities considered industry performance, general business and economic conditions and other matters, many of which are beyond Longview’s control. The estimates of the future performance of Longview provided by Longview’s management in or underlying such analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by such analyses. These analyses were prepared solely as part of an analysis of the fairness of the $24.75 per share merger consideration from a financial point of view, and were provided to Longview’s board of directors in connection with the delivery of Banc of America Securities’ opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described below are inherently subject to substantial uncertainty and should not be taken to be Banc of America Securities’ view of the actual value of Longview.

The type and amount of consideration payable in the merger were determined through negotiations between Longview and Brookfield, rather than by any financial advisor, and were approved by Longview’s board of directors. The decision to enter into the merger agreement was solely that of Longview’s board of directors. As described above, Banc of America Securities’ opinion and analyses were only one of many factors considered by Longview’s board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of Longview’s board of directors or management with respect to the merger or the merger consideration.

Longview has retained Banc of America Securities to act as its financial advisor on the basis of Banc of America Securities’ experience in similar transactions, its reputation in the investment community and its familiarity with Longview. Banc of America Securities is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

Longview has agreed to pay Banc of America Securities a transaction fee for its services in connection with the merger, a portion of which is contingent upon the completion of the merger and a portion of which has already been paid, and has agreed to reimburse Banc of America Securities for expenses, including fees and disbursements of its counsel. Longview also has agreed to indemnify Banc of America Securities and related persons against various liabilities, including certain liabilities under the U.S. federal securities laws.

Banc of America Securities and its affiliates in the past have provided, currently are providing and in the future may provide financial advisory and financing services to Longview, and have received and in the future may receive fees for the rendering of these services, including, among other things, having acted or currently acting as (i) joint lead arranger, joint book manager and administrative agent for, and lender under, certain credit facilities of Longview and (ii) joint book-running manager for certain debt and equity offerings of, and dealer manager for certain note repurchases by, Longview. In the ordinary course of business, Banc of America Securities and its affiliates may actively trade or hold securities or loans of Longview, Brookfield and certain affiliates of Brookfield for Banc of America Securities’ or its affiliates’ own accounts or for the accounts of customers and, accordingly, Banc of America Securities or its affiliates may at any time hold long or short positions in these securities or loans. In addition, Banc of America Specialist Inc., an affiliate of Banc of America Securities, acts as a specialist for Longview common stock and the common stock of Brookfield on the New York Stock Exchange.

Summary of Joint Financial Analyses

The following is a summary of the material financial analyses delivered jointly by Goldman Sachs and Banc of America Securities to Longview’s board of directors in connection with rendering the opinions described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs and Banc of America Securities, nor does the order of the analyses described represent relative importance or weight given to those analyses by Goldman Sachs and Banc of America Securities. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ and Banc of America Securities’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before January 30, 2007 and is not necessarily indicative of current market conditions.

Stock Price History and Premium Paid Analysis

Goldman Sachs and Banc of America Securities reviewed the historical closing prices of Longview common stock during the ten-year period from January 30, 1997 to January 30, 2007 and compared the historical prices with the merger consideration. During this ten-year period, the closing price of Longview common stock, as adjusted for the special distribution that occurred in connection with Longview’s REIT conversion, ranged from $3.18 to $22.19 per share. The closing price of Longview common stock on January 30, 2007 was $20.96 per share, as compared to the $24.75 per share merger consideration.

Goldman Sachs and Banc of America Securities also performed a premium paid analysis based on the merger consideration and the closing prices of Longview common stock on January 30, 2007; March 3, 2006 (the last trading day prior to Obsidian/Campbell’s public announcement of an unsolicited takeover proposal for Longview); March 15, 2005 (the last trading day prior to Longview’s public announcement of its potential REIT conversion); July 28, 2005 (the 52-week high closing price of Longview common stock prior to March 3, 2006); and January 18, 1994 (the all-time high closing price of Longview common stock prior to March 3, 2006). In performing this analysis, Goldman Sachs and Banc of America Securities adjusted Longview’s historical stock prices for the special distribution that occurred in connection with Longview’s REIT conversion.

The results of this analysis are summarized in the following table:

Longview Closing Stock Price:	Price Per Share of Longview Common Stock	Implied Premium
On January 30, 2007	$20.96	18.1%
On March 3, 2006	$13.78	79.6%
On March 15, 2005	$11.99	106.4%
52-Week High Prior to March 3, 2006 (July 28, 2005)	$16.77	47.6%
All-Time High Prior to March 3, 2006 (January 18, 1994)	$16.99	45.7%

Selected Companies Analysis

Goldman Sachs and Banc of America Securities reviewed publicly available information for the following selected publicly traded REITs:

•	Plum Creek Timber Company, Inc.;

•	Potlatch Corporation; and

•	Rayonier Inc.

Although none of the selected companies is directly comparable to Longview, the companies included were chosen because they are publicly traded REITs with operations that for purposes of analysis may be considered similar to certain operations of Longview.

Goldman Sachs and Banc of America Securities calculated and compared various financial multiples and ratios for the selected companies and Longview. The financial information, multiples and ratios of the selected companies were based on public filings, Wall Street research estimates and the median of estimates compiled by Institutional Brokers’ Estimate System, or IBES. The financial information, multiples and ratios of Longview were based on information provided by Longview’s management and Wall Street research estimates, referred to as “street estimates.” The multiples and ratios were calculated based on closing stock prices on January 30, 2007 and March 3, 2006 (the last trading day prior to Obsidian/Campbell’s public announcement of an unsolicited takeover proposal for Longview) and the $24.75 per share merger consideration. The financial information, multiples, ratios and estimates of Longview’s future results reflected Longview’s net debt as of December 31, 2006, plus unpaid dividends from the fourth quarter of calendar year 2006, based on estimates of Longview’s management. With respect to the selected companies and Longview, Goldman Sachs and Banc of America Securities calculated:

•

the market value of common equity (based on fully diluted shares outstanding) plus the book value of debt, less cash, referred to as enterprise value, as a multiple of estimated calendar year 2007 earnings before interest, taxes, depreciation, depletion and amortization, or EBITDDA;

•	equity value as a multiple of net asset value;

•	dividend yield; and

•	current annualized dividend payable divided by estimated calendar year 2007 funds available for distribution, referred to as FAD Payout.

The results of this analysis are summarized in the following table:

	Implied Multiples for Selected Companies	Analysis Based on Closing Stock Prices on January 30, 2007 (and March 3, 2006)			Analysis Based on Merger Consideration
		Longview (Street Estimates)		Longview (Management Estimates)	Longview (Street Estimates)		Longview (Management Estimates)
Enterprise Value as a Multiple of Estimated 2007 EBITDDA	9.7x - 15.0x	10.8	x	13.4x	12.2	x	15.2	x
Equity Value as a Multiple of Net Asset Value	0.8x - 0.9x	1.4	x	N/A	1.7	x	N/A
Dividend Yield	4.0% - 4.4%	N/A		4.4% (5.5%)	N/A		3.7%
Estimated 2007 FAD Payout	66.1% - 88.2%	78.2%		77.5%	N/A		N/A

Selected Transactions Analysis

Goldman Sachs and Banc of America Securities reviewed publicly available information for the following selected merger or acquisition transactions involving public companies in the paper and forest product industries consummated from January 21, 2000 to December 22, 2005 (listed by acquiror / target and closing date, in order of closing date):

•	Koch Industries, Inc. / Georgia-Pacific Corporation (December 22, 2005)

•	Madison Dearborn Partners, L.L.C. / Jefferson Smurfit Group Public Limited Company (October 2, 2002)

•	Temple-Inland Inc. / Gaylord Container Corporation (April 5, 2002)

•	Weyerhaeuser Company / Willamette Industries, Inc. (March 14, 2002)

•	The Mead Corporation / Westvaco Corporation (January 31, 2002)

•	Plum Creek Timber Company, Inc. / The Timber Company (October 6, 2001)

•	Bowater Incorporated /Alliance Forest Products Inc. (September 24, 2001)

•	Norske Skog Canada Limited / Pacifica Papers Inc. (August 27, 2001)

•	Georgia-Pacific Corporation / Fort James Corporation (November 27, 2000)

•	Stora Enso Oyi / Consolidated Papers, Inc. (August 31, 2000)

•	Norske Skogindustrier ASA / Fletcher Challenge Canada Limited (July 31, 2000)

•	Abitibi-Consolidated Inc. / Donohue Inc. (June 22, 2000)

•	International Paper Company / Champion International Corporation (June 21, 2000)

•	International Paper Company / Shorewood Packaging Corporation (June 1, 2000)

•	Smurfit-Stone Container Corporation / St. Laurent Paperboard Inc. (May 31, 2000)

•	Weyerhaeuser Company / TJ International, Inc. (January 21, 2000)

Although none of the companies included in the selected transactions is directly comparable to Longview and none of the transactions is directly comparable to the merger, the transactions included were chosen because they involve companies with operations for purposes of analysis that may be considered similar to certain operations of Longview.

With respect to the selected transactions, Goldman Sachs and Banc of America Securities calculated:

•

enterprise value as multiples of the target company’s five-year peak, latest 12 months, or LTM, and five-year average earnings before interest, taxes, depreciation and amortization, or EBITDA, prior to public announcement of the applicable transaction; and

•

implied premiums paid in the selected transactions based on the purchase price paid in the selected transaction as compared to the target company’s closing stock price one-day prior to, and the 52-week high and the all-time high closing stock prices prior to, public announcement of the applicable transaction.

The results of this analysis are summarized in the following table:

	Enterprise Value as a Multiple of						Implied Premiums Paid Based on Target Company’s Closing Stock Price Prior to Announcement
	5-Year Peak EBITDA		LTM EBITDA		5-Year Average EBITDA		1-Day	52-Week High	All-Time High
High	10.4	x	14.0	x	18.3	x	82.5%	38.9%	32.8%
Mean	7.6	x	9.0	x	10.3	x	35.8%	13.3%	(6.1)%
Median	7.3	x	9.3	x	9.7	x	34.4%	15.0%	(1.6)%
Low	5.2	x	5.3	x	7.2	x	0.3%	(53.2)%	(94.5)%

Goldman Sachs and Banc of America Securities also reviewed publicly available information for the following transactions involving the sale of timberlands in the western United States consummated from 2003 to 2006 (listed by seller / buyer and year of transaction, in order of US$ paid per acre of timberland):

•	Port Blakely Companies / GMO Renewable Resources LLC (2004)

•	Rainier Timber Co. LLC / Port Blakely Companies (2004)

•	GMO Renewable Resources LLC / Green Crow Timber LLC (2006)

•	Hancock Timber Resource Group / Hampton Affiliates (2004)

•	Cascade Timberlands LLC (Crown Pacific LP) / GMO Renewable Resources LLC, Forest Investment Associates and others (2005)

•	The Campbell Group, LLC and California, Public Employees’ Retirement System (CalPERS) / The Campbell Group, LLC and Massachusetts Pension Reserves Investment Management (MassPRIM) (2003)

•	Westbrook Land & Timber LLC / Roseburg Forest Products Co.(2006)

•	Pacific West Timber LLC / Menasha Forest Products Corporation (2003)

•	Weyerhaeuser Company / Hancock Timber Resource Group (2003)

•	Weyerhaeuser Company / Brookfield (Brascan Corporation) (2005)

•	Cascade Timberlands LLC (Crown Pacific LP) / Sierra Pacific Industries (2006)

•	Roseburg Forest Products Co. / Sierra Pacific Industries (2004)

•	Plum Creek Timber Company, Inc. / Longview (2004)

Although none of the timberlands sold in the selected transactions are directly comparable to the Longview timberlands and none of the transactions are directly comparable to the merger, the transactions included were chosen because they involve timberlands for purposes of analysis that may be considered similar to the Longview timberlands.

With respect to the selected transactions, Goldman Sachs and Banc of America Securities calculated the price per acre of timberlands paid by the buyer. This analysis resulted in the price paid per acre ranging from $1,067 to $3,493.

Discounted Cash Flow Analysis

Goldman Sachs and Banc of America Securities performed a discounted cash flow analysis in which Goldman Sachs and Banc of America Securities calculated the estimated present value of Longview’s unlevered free cash flows for fiscal years 2007 through 2009, based on estimates of Longview’s management, using mid-year convention and assuming the sale of Longview’s Central and Eastern converting facilities as of March 31, 2007. Goldman Sachs and Banc of America Securities calculated terminal values for Longview by applying a range of multiples from 9.0x to 15.0x to an average of Longview’s calendar year 2006 EBITDDA and estimated calendar years 2007 through 2009 EBITDDA. The estimates of Longview’s future results were calculated using a 20% tax rate on Longview’s consolidated earnings before interest and taxes and reflected Longview’s net debt as of December 31, 2006, plus unpaid dividends from the fourth quarter of calendar year 2006, less proceeds from the sale of Longview’s Central and Eastern converting facilities as estimated by Longview’s management. The cash flows and terminal values were then discounted to January 1, 2007 using mid-year convention and discount rates ranging from 8% to 12%. This analysis resulted in an implied equity reference range for Longview common stock of $13.78 to $27.95 per share.

Illustrative Implied Intrinsic Price Per Share Analysis

Goldman Sachs and Banc of America Securities performed an intrinsic price per share analysis of Longview based on a discounted cash flow analysis of the Longview timberlands for fiscal years 2007 through 2055 based on both (i) Longview management’s estimates of pricing trends and (ii) industry pricing trends as compiled by RISI, Inc. (referred to as the RISI estimates). In performing these analyses, Goldman Sachs and Banc of America Securities assumed 65.8 million shares of Longview common stock outstanding, net debt of Longview as of December 31, 2006 plus unpaid dividends from the fourth quarter of calendar year 2006, and incremental cash flows for calendar years 2007 to 2015 from the sale of Longview’s higher and better use (HBU) properties, based on estimates of Longview’s management. Goldman Sachs and Banc of America Securities applied the RISI estimates to Longview’s estimated 2006 base price for the next 15 years with subsequent prices determined based on a range of real growth rates. In performing this analysis, Goldman Sachs and Banc of America Securities calculated terminal values for the Longview timberlands by applying real price appreciation percentage ranges of (1.0%) to 1.0% to the Longview timberlands’ projected cash flows and discounted such cash flows and terminal values using real discount rates ranging from 5.5% to 6.5%. This discounted cash flow analysis of the Longview timberlands implied a reference range of $1.328 billion to $2.095 billion based on the estimates of Longview’s management, and $1.299 billion to $1.989 billion based on the RISI estimates. Goldman Sachs and Banc of America Securities then assumed a range of pre-tax value for Longview’s manufacturing business, based on estimates of Longview’s management, of $100 million to $400 million. This analysis resulted in an implied intrinsic price per share for Longview common stock of $12.16 to $28.65 per share.

Financial Projections

In connection with Brookfield’s and other potential bidders’ review of the Company described in “THE MERGER—Background of the Merger,” the Company provided Brookfield and other interested parties with non-public financial projections for the years 2006 through 2009. The projections, which are dated as of December 3, 2006 in the case of net sales and EBITDDA and as of December 18, 2006 in the case of capital expenditures, do not give effect to the merger. The projections were not prepared with a view to public disclosure and are included in this proxy statement only because such projections were made available to Brookfield and other interested parties as part of the Company’s strategic alternatives review process. The projections were not prepared with a view to compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections. The Company’s Registered

Independent Public Accountants have not examined, compiled or performed any procedures with respect to the projections and accordingly do not provide any form of assurance with respect to the projections.

(in millions)(1)

	2006	2007	2008	2009
Net Sales	$959.0	$844.0	$810.0	$809.3
EBITDDA(2)	$145.0	$142.5	$195.2	$187.1
Capital Expenditures(3)	$41.0	$41.0	$41.0	$41.0

(1)	Assumes divestiture of Central and Eastern region converting facilities effective March 31, 2007.
(2)	EBITDDA, or earnings before interest, taxes, depreciation, depletion and amortization, is equal to net income plus (a) provision (benefit) for income taxes, (b) interest expense and (c) depreciation, depletion and amortization. The Company regularly publishes its historical EBITDDA information because it believes EBITDDA is a useful indicator of the Company’s ability to meet debt service and capital expenditure requirements. EBITDDA is not, however, intended as an alternative measure of operating results or cash flow from operations as determined in accordance with generally accepted accounting principles. EBITDDA is not necessarily comparable to similarly titled measures used by other companies.
(3)	Excludes timber acquisitions.

The projections are subjective in many respects and thus susceptible to various interpretations based on actual experience and business developments. The projections were based on a number of assumptions that may not be realized and are subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. The projections are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to the risks and uncertainties described under “FORWARD-LOOKING STATEMENTS” and in the risk factors referred to therein. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate, and actual results may be materially different than those contained in the projections. The Company does not intend to make publicly available any update or other revisions to the projections to reflect circumstances existing after the date of the projections. Neither the Company’s independent auditors nor any of its representatives assumes any responsibility for the validity, reasonableness, accuracy or completeness of the projected financial information, and the Company has made no representations to Brookfield and makes no representations to shareholders regarding such information. The inclusion of the projections in this proxy statement should not be regarded as an indication that Brookfield or any of the other interested parties that received such projections considered the projections predictive of actual future events or that the projections should be relied on for that purpose. In light of the uncertainties inherent in any projected data, Longview shareholders are cautioned not to rely on the projections.

Interests of the Company’s Directors and Executive Officers in the Merger

When considering the recommendation by the Company’s board of directors, you should be aware that the Company’s directors and executive officers may have interests in the merger that are or may be different from, or in addition to, the interests of the Company’s other shareholders. The Company’s board of directors was aware of the interests described below and considered them, among other matters, when adopting the merger agreement and approving the transactions contemplated thereby, including the merger.

Termination Protection Agreements with Executive Officers

The Company has entered into termination protection agreements with each of the following executive officers: Robert B. Arkell, Steven J. Buhaly, Ken D. Gettman, Frank V. McShane, Richard J. Parker, Blake S. Rowe and Richard H. Wollenberg. The termination protection agreements provide for the following severance compensation and benefits in the event employment is terminated without cause (as defined in the termination protection agreements) or voluntarily for good reason (as defined in the termination protection agreements and described in more detail below), in the case of Messrs. Arkell, McShane, Parker and Wollenberg, within three years after a change of control, in the case of Messrs. Gettman and Rowe, within two years after a change in control, and in the case of Mr. Buhaly, within one year after a change in control:

•

the continuation of monthly pay in an amount equal to “minimum base salary” (as defined in the termination protection agreements) as in effect on the date of termination for, in the case of Messrs. Arkell, McShane, Parker and Wollenberg, three years, in the case of Messrs. Gettman and Rowe, two years, and in the case of Mr. Buhaly, one year, from the date of change of control;

•	the continuation of benefit plans for a period of time specified in the applicable termination protection agreement; and

•

a payment equal to the excess, if any, of the benefit the executive officer would have been entitled to receive under the Company’s defined benefit pension plan had he remained an employee for the additional period over which his salary is continued, as described above, over the benefit actually payable under such plan.

In the case of Messrs. Arkell, Parker and Wollenberg, the amounts payable under the termination protection agreements will be reduced if the total value of the severance compensation and benefits exceeds three times the executive’s average annual income for the five calendar years preceding the termination of employment. In the case of Messrs. Gettman, McShane, Rowe and Buhaly, if the amounts payable under the termination protection agreements are considered “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code, then such severance compensation and benefits will be reduced to the maximum amount that may be paid without imposition of the excise tax under Section 4999 of the Internal Revenue Code.

The receipt of the severance compensation and benefits is conditioned upon the executive officer providing a general release of all claims. The continuation of base salary and benefit plans may be reduced to the extent the executive officer receives payment and/or benefits from another employer, and may be further reduced for, in the case of Messrs. Gettman, McShane, Rowe and Buhaly, benefits received under any defined benefit pension or retirement plan maintained or contributed to by the Company. In the case of Messrs. Arkell, Parker and Wollenberg, the Company is required to pay all legal fees and expenses incurred as a result of the termination of employment. For purposes of the termination protection agreements, “good reason” is defined generally to include certain adverse changes in the executive’s duties or responsibilities, reductions in base salary or benefits, mandatory relocations of the executive’s primary place of employment and the failure to assume and perform the obligations under the termination protection agreements by any successor to the Company.

The consummation of the merger will constitute a change in control for purposes of the termination protection agreements.

The estimated maximum amount of the severance compensation and benefits due to each executive officer if the executive’s employment was terminated without cause or voluntarily for good reason after a change in control under his termination protection agreement (assuming that the merger is completed on April 30, 2007 and that such individuals’ employment is terminated immediately following the completion of the merger), is approximately: $572,000 for Mr. Arkell, $397,200 for Mr. Buhaly, $513,000 for Mr. Gettman, $643,000 for Mr. McShane, $559,000 for Mr. Parker, $266,000 for Mr. Rowe and $1,019,000 for Mr. Wollenberg.

Directors’ and Officers’ Indemnification and Insurance

From and after the effective time of the merger, under the terms of the merger agreement, Brookfield and the surviving corporation will (and Brookfield will cause the surviving corporation to) indemnify and hold harmless the Company’s and its subsidiaries’ current and former officers and directors against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities in connection with actions or omissions by them in their capacities as such occurring at or prior to the effective time

(including the transactions contemplated by the merger agreement) to the fullest extent permitted by law, and Brookfield and the surviving corporation will (and Parent will cause the surviving corporation to) promptly advance expenses as incurred to the fullest extent permitted by law.

Under the terms of the merger agreement, the Company is required to use commercially reasonable efforts to obtain, prior to the effective time of the merger, at a cost not to exceed $2,250,000, “tail” insurance policies with a claims period of at least six years from the effective time of the merger for the current and former officers and directors of the Company and its subsidiaries in amount and scope at least as favorable as the directors’ and officers’ liability insurance and fiduciary liability insurance policies maintained by the Company and its subsidiaries on the date of the merger agreement for matters occurring at or prior to the effective time of the merger (including the transactions contemplated by the merger agreement). If the Company has not obtained such tail policies, or specified substitute policies, as of the effective time of the merger, Brookfield is required to cause the surviving corporation to either, at its election, (1) obtain a tail insurance policy meeting the coverage requirements described above or (2) maintain in effect for not less than six years from the effective time of the merger the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its subsidiaries or policies of substantially the same coverage containing terms and conditions that are no less advantageous to the applicable insured parties. If Brookfield is required to cause the surviving corporation to maintain insurance as described in clause (2) of the preceding sentence, in no event will Brookfield be required to expend per year of coverage more than $1,875,000 to maintain or procure such insurance coverage, and if, notwithstanding the use of reasonable best efforts to do so, Brookfield is unable to maintain or obtain such insurance, Brookfield will be required to obtain as much comparable insurance as is available for $1,875,000 per year of coverage.

Short Term Incentive Plan

The Company implemented the Short Term Incentive Plan, an annual bonus plan with targets based on corporate earnings before interest, taxes, depletion, depreciation and amortization (EBITDDA), manufacturing EBITDDA and safety improvement. The following executive officers of the Company participate in the Short Term Incentive Plan: Messrs. Arkell, Buhaly, Gettman, McShane, Parker, Rowe and Wollenberg.

Upon a change in control, the participating executive officers are eligible to receive awards under the plan, pro-rated for the number of months in the current performance period up to the end of the month immediately preceding the month in which the change in control occurs.

The consummation of the merger will constitute a change in control for purposes of the Short Term Incentive Plan.

Assuming the merger is completed on April 30, 2007 and assuming all performance goals have been satisfied at target level, the estimated maximum award that would be payable immediately following the completion of the merger due to each executive officer is approximately: $31,000 for Mr. Arkell, $52,000 for Mr. Buhaly, $34,000 for Mr. Gettman, $47,000 for Mr. McShane, $32,000 for Mr. Parker, $24,000 for Mr. Rowe and $95,000 for Mr. Wollenberg.

Continuation of Employee Benefits

Under the merger agreement, Brookfield has agreed to maintain specified employee benefits for a limited period after the effective time of the merger. See “THE MERGER AGREEMENT—Employee Benefits.”

Material United States Federal Income Tax Consequences

The following is a summary of certain anticipated material U.S. federal income tax consequences of the merger generally relevant to holders of shares of Longview common stock (“Common Shares”), assuming that the merger is consummated as contemplated in the merger agreement and this proxy statement. This summary is based upon existing U.S. federal income tax law, which is subject to change or differing interpretations, possibly with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation which may be important to particular shareholders in light of their individual circumstances, such as Common Shares held by shareholders subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, cooperatives, tax-exempt organizations, regulated investment companies, real estate investment trusts, S corporations, traders that elect to use a mark-to-market method of accounting, U.S. expatriates, persons who are subject to alternative minimum tax and persons who received Common Shares pursuant to the exercise of employee stock options or otherwise as compensation) or to persons that hold the Common Shares as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for U.S. federal income tax purposes or U.S. shareholders (as defined below) that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not discuss any foreign, state, or local tax considerations. This summary assumes that shareholders hold their Common Shares as “capital assets” under the Internal Revenue Code of 1986, as amended (the “Code”). Each shareholder is urged to consult his tax advisor regarding the federal, state, local, and foreign income and other tax consequences of the merger.

For purposes of this summary, a “U.S. shareholder” is a shareholder that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation or other entity created in, or organized under the law of, the United States or any state or political subdivision thereof, (iii) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust, or (B) that was in existence on August 20, 1996, was treated as a United States person on the previous day, and elected to continue to be so treated. A shareholder that is not a U.S. shareholder is referred to herein as a “non-U.S. shareholder.”

If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds Common Shares, the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. A shareholder that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the merger.

Consequences to U.S. Shareholders

General

The merger will be treated as a taxable sale by you of your Common Shares in exchange for the merger consideration. As a result, you will recognize gain or loss equal to the difference, if any, between the amount of cash that you receive in the merger and your adjusted tax basis in the Common Shares exchanged. Generally, any gain or loss recognized should be capital gain or loss and will constitute long-term capital gain or loss if you have held the Common Shares for more than one year as of the effective time of the merger. In the case of a U.S. shareholder who is an individual, long-term capital gains will be eligible for a maximum U.S. federal income tax rate of 15%. The ability to use capital losses to offset ordinary income is limited. If you hold blocks of shares which were acquired separately at different times or prices, you must separately calculate your gain or loss for each block of shares.

Special Rule for U.S. Shareholders Who Have Held Shares Less than Six Months

If you have held Common Shares for less than six months at the effective time of the merger, taking into account the holding period rules of section 246(c)(3) and (4) of the Code, and you recognize a loss on the exchange of Common Shares in the merger, you will be treated as recognizing a long-term capital loss to the extent of any capital gain dividends that you received from the Company, or your share of any designated retained capital gains, with respect to those Common Shares.

Unrecaptured Section 1250 Gain

The IRS has the authority to prescribe regulations that would apply a capital gain tax rate of 25%, which is generally higher than the long-term capital gain tax rates for noncorporate shareholders, to the portion, if any, of the capital gain realized by a noncorporate shareholder on the sale of REIT shares to the extent that such gain is attributable to the REIT’s “unrecaptured Section 1250 gain.” The IRS has not yet issued such regulations, but it may in the future issue regulations that apply to the merger retroactively.

Consequences to Non-U.S. Shareholders

General

Non-U.S. shareholders will recognize gain or loss equal to the difference in the amount of cash received in the merger and the shareholder’s adjusted tax basis in the Common Shares exchanged. Subject to the discussion below regarding the treatment of some of the merger proceeds as a distribution, you should not be subject to U.S. federal income taxation on any gain recognized, unless (1) the gain is effectively connected with a U.S. trade or business of yours, (2) you are an individual who has been present in the U.S. for 183 days or more during the taxable year of disposition and certain other conditions are satisfied, or (3) your Common Shares constitute a “U.S. real property interest” (a “USRPI”) within the meaning of the Foreign Investment in Real Property Act of 1980 (“FIRPTA”).

Your Common Shares will constitute a USRPI if (1) Longview is not a “domestically-controlled qualified investment entity” at the effective time of the merger and (2) you own (after application of certain constructive ownership rules) more than five percent (5%) of the Common Shares (based on the fair market value of the Common Shares) at any time during the five years preceding the sale or exchange. The Company will be a domestically controlled qualified investment entity at the effective time of the merger if non-U.S. shareholders held less than 50% of the value of the Company’s outstanding equity interests at all times during the five-year period ending with the effective time of the merger. Based on the record ownership of the Company’s outstanding equity interests, the Company believes that it is a domestically-controlled qualified investment entity and your Common Shares are not USRPIs. No assurances, however, can be given that the actual ownership of the Company’s outstanding equity interests has been or will be sufficient for the Company to qualify as a domestically-controlled qualified investment entity at the effective time of the merger.

If your Common Shares constitute a USRPI within the meaning of FIRPTA or if the gain from the merger is otherwise effectively connected with a U.S. trade or business, you will be subject to U.S. federal income tax generally at regular capital gains rates with respect to that gain. In addition, the non-U.S. shareholders that are corporations may be subject to the 30% branch profits tax.

If you are an individual who has been present in the U.S. for 183 days or more during the taxable year of disposition and certain other conditions are satisfied, you will be subject to a 30% tax on your capital gains.

Income Tax Withholdings

Any Merger Consideration paid to you will be subject to income tax withholding at a rate of ten percent (10%) unless: (i) Longview is a “domestically-controlled qualified investment entity” (as defined above); or (ii) the Common Shares are regularly traded on an established securities market. Although no assurance can be given that the Company will qualify as a domestically controlled qualified investment entity or that the Common Shares will continue to be regularly traded on an established securities market, the Company anticipates that it will satisfy at least one of these requirements at the time of the merger. You should consult your own tax advisor regarding withholding tax considerations.

Treaties

An applicable income tax treaty may modify certain of these consequences if you are eligible for treaty benefits. You should consult with your tax advisor regarding application of such a treaty.

Information Reporting and Backup Withholding

A shareholder (other than certain exempt shareholders including, among others, corporations, individual retirement accounts and certain foreign individuals and entities) may be subject to backup withholding at a rate of 28% unless the shareholder provides its taxpayer identification number (“TIN”) and certifies that such number is correct (or properly certifies that it is awaiting a TIN), certifies as to no loss of exemption from backup withholding, certifies that the shareholder is a United States person (including a U.S. resident alien), and otherwise complies with the applicable requirements of the backup withholding rules. A shareholder that does not furnish a required TIN or that does not otherwise establish a basis for an exemption from backup withholding may be subject to a penalty imposed by the IRS.

If backup withholding applies to a shareholder, the paying agent is required to withhold 28% from payments to such shareholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the U.S. federal income tax liability of the person subject to the backup withholding, provided that the required information is timely given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the shareholder by filing a U.S. federal income tax return.

Regulatory Matters

The completion of the merger is subject to expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the HSR Act, and the rules thereunder. Under the HSR Act and the rules thereunder, the merger may not be completed unless certain information has been furnished to the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”), and to the Federal Trade Commission (the “FTC”) and applicable waiting periods expire or are terminated. Brookfield and the Company each filed a notification and report form pursuant to the HSR Act with the Antitrust Division and the FTC on February 20, 2007. The 30-day waiting period under the HSR Act will expire on March 22, 2007. At any time before or after consummation of the merger, notwithstanding the expiration or early termination of the waiting period under the HSR Act, the Antitrust Division, the FTC or any state could take such action under antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger or rescind the merger or seeking divestiture of substantial assets of Brookfield or Longview. Private parties could also take legal action under antitrust laws, including seeking an injunction prohibiting or delaying the merger, divestiture or damages under certain circumstances. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, what the outcome would be.

Dissenters’ Rights

General

Under chapter 23B.13 of the WBCA, holders of Longview common stock are entitled to dissent from, and obtain payment of the fair value of their shares in the event of, the consummation of the merger instead of receiving the $24.75 per share merger consideration, without interest and less any applicable withholding tax. The following summarizes the material rights of holders of Longview common stock under chapter 23B.13. You should read the applicable sections of chapter 23B.13, a copy of which is attached to this proxy statement as Annex D.

Pursuant to chapter 23B.13, when a proposed merger is to be submitted to a vote at a meeting of shareholders, as in the case of this special meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights and must be accompanied by a copy of chapter 23B.13. The notice of special meeting included with this proxy statement constitutes notice to the holders of Longview common stock, and a copy of chapter 23B.13 is attached to this proxy statement as Annex D.

If you are contemplating the possibility of exercising your dissenters’ rights in connection with the merger, you should carefully review the text of chapter 23B.13. You are also encouraged to consult your legal counsel, at your expense, before attempting to exercise your dissenters’ rights. If you do not fully and precisely satisfy the procedural requirements of the WBCA, you will lose your dissenters’ rights. If any holder of shares of Longview common stock who asserts dissenters’ rights under the WBCA withdraws or loses (through failure to perfect or otherwise) the right to obtain payment for such holder’s shares under chapter 23B.13, then such shareholder’s shares will be converted into the right to receive the merger consideration of $24.75 per share of Longview common stock, without interest and less any applicable withholding tax, at the effective time of the merger. Longview will not provide you with any notice regarding your dissenters’ rights other than as described in this proxy statement and the notice of special meeting included with this proxy statement.

Requirements for Exercising Dissenters’ Rights

To preserve your right if you wish to exercise your statutory dissenters’ rights, you must:

•

deliver to Longview, before the vote is taken at the special meeting regarding the merger agreement, written notice of your intent to demand payment for your shares of Longview common stock if the proposed merger is effected, which notice must be separate from your proxy. Your vote against the merger agreement alone will not constitute written notice of your intent to exercise your dissenters’ rights;

•	not vote your shares in favor of the merger agreement; and

•	follow the statutory procedures for perfecting dissenters’ rights under chapter 23B.13, which are described below under the heading “Appraisal Procedures.”

Unless you satisfy all of the requirements of chapter 23B.13, you may not exercise dissenters’ rights under chapter 23B.13 and, if the merger agreement is approved by the Company’s shareholders and the merger occurs, your shares of Longview common stock will be converted into the right to receive the merger consideration of $24.75 per share, without interest and less any applicable withholding tax.

Notice

Written notice of your intent to exercise dissenters’ rights must be delivered to Longview at:

Longview Fibre Company

300 Fibre Way

P.O. Box 639

Longview, Washington 98632

Attention: Corporate Secretary

Telephone: 360-425-1550

Such written notice must be delivered before the vote on the merger agreement is taken at the special meeting. Your written notice to demand payment should specify your name and mailing address, the number of shares of Longview common stock you own, and that you intend to demand payment of the “fair value” of your shares of Longview common stock if the merger agreement is approved.

Vote

Your shares must either not be voted at the special meeting or must be voted against, or must abstain from voting on, the approval of the merger agreement. Submitting a properly signed proxy card that is received prior to the vote at the special meeting that does not direct how the shares of Longview common stock represented by that proxy are to be voted will constitute a vote in favor of the merger and a waiver of your statutory dissenters’ rights.

Termination of Dissenters’ Rights

Your right to obtain payment of the fair value of your shares of Longview common stock under chapter 23B.13 of the WBCA will terminate if:

•	the merger is abandoned or rescinded;

•	a court having jurisdiction permanently enjoins or sets aside the merger; or

•	your demand for payment is withdrawn with the Company’s written consent.

Appraisal Procedures

If the merger agreement is approved by the Company’s shareholders, within ten days after the effective date of the merger, the Company will send written notice regarding the proper procedures for dissenting to all shareholders who have given written notice under chapter 23B.13 and have not voted in favor of the merger. The notice will contain:

•	where the demand for payment and certificates representing shares of Longview common stock must be sent and when certificates must be deposited;

•	information for holders of uncertificated shares as to what extent transfer of the shares will be restricted after the payment demand is received;

•

a form for demanding payment that includes the date of the first announcement to the news media or to shareholders of the terms of the proposed merger (February 5, 2007) and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of Longview common stock before that date;

•	the date by which the Company must receive your payment demand, which date will not be fewer than 30 nor more than 60 days after the date the written notice is delivered to you; and

•	a copy of chapter 23B.13 of the WBCA.

If you wish to assert dissenters’ rights, you must demand payment, certify that you acquired beneficial ownership of your shares before February 5, 2007, and deposit your Longview certificates in accordance with the terms of the notice. If you do not demand payment and deposit your share certificates where required, by the date set in the notice, you will lose the right to obtain payment for your shares under chapter 23B.13.

If the Company does not consummate the merger within 60 days after the date set for demanding payment and depositing share certificates, the Company will return all deposited certificates and release any transfer restrictions imposed on uncertificated shares. If after returning the deposited certificates and releasing transfer restrictions, the Company wishes to consummate the merger, the Company must send a new dissenters’ notice and repeat the payment demand procedure. If the Company does not effect the merger and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date which it had set for demanding payment, you may deliver notice to Longview in writing of your estimate of the fair value of your common stock plus the amount of interest due and demand payment of your estimated amount, less any amount already paid by Longview for the shares under chapter 23B.13.

Except as provided below, within 30 days after the later of the effective date of the merger or the date the payment demand is received, the Company shall pay each dissenting shareholder who complied with the payment demand requirements of chapter 23B.13 the amount the Company estimates to be the fair value of the shareholder’s shares, plus accrued interest. The payment will be accompanied by:

•

financial data relating to Longview, including a balance sheet as of the fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

•	an explanation of how the Company estimated the fair value of the shares;

•	an explanation of how the interest was calculated;

•

a statement of the dissenter’s right to demand supplemental payment if such shareholder believes that the amount paid is less than the fair value of the shares or under certain other circumstances enumerated in the statute and described below; and

•	a copy of chapter 23B.13 of the WBCA.

For dissenting shareholders who were not the beneficial owners of their shares of Longview common stock before February 5, 2007, the Company may elect to withhold payment under chapter 23B.13. To the extent that the Company so elects, after consummating the merger, the Company shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The Company will send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment of the dissenter’s own estimate of the dissenter’s shares and the amount of interest due if such dissenter believes that the amount offered is less than the fair value of the shares or under certain other circumstances enumerated in the statute and described below.

If you believe that the amount paid or offered by the Company is less than the fair value of your shares or believe that the interest due is incorrectly calculated, or if the Company fails to make payment for your shares within 60 days after the date set for demanding payment or does not effect the merger and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment, you may, within 30 days of the payment or offer for payment, deliver notice to the Company in writing informing the Company of your own estimate of the fair value of your shares and the amount of interest due, and demand payment of this estimate, less any amount the Company has already paid under chapter 23B.13. If any dissenting shareholder’s demand for payment of the dissenter’s own estimate of the fair value of the shares is not settled within 60 days after receipt by the Company of such shareholder’s demand for payment of his or her own estimate, chapter 23B.13 requires that the Company commence a proceeding in Cowlitz County Superior Court and petition the court to determine the fair value of the shares and accrued interest, naming all the dissenting shareholders whose demands remain unsettled as parties to the proceeding. If the Company does not commence the proceeding within the 60-day period, the Company will pay each dissenter whose demand remains unsettled the amount demanded.

The jurisdiction of the court in which the proceeding is commenced will be plenary and exclusive. The court may appoint one or more appraisers to receive evidence and recommend decision on the question of fair value. The appraisers will have the powers described in the order appointing them, or in any amendment to it. The fair value of the shares as determined by the court will be binding on all dissenting shareholders and may be less than, equal to or greater than the value of the merger consideration to be issued to non-dissenting shareholders for Longview common stock under the terms of the merger agreement if the merger is consummated. Shareholders should be aware that investment banking opinions as to the fairness, from a financial point of view, of the consideration payable in a merger are not opinions as to fair value under chapter 23B.13. Each dissenter made a party to the proceeding is entitled to a judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the Company, or (b) for the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the Company elected to withhold payment pursuant to chapter 23B.13.

The court will also determine the costs and expenses of the court proceeding and assess them against the Company, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under chapter 23B.13. If the court finds that the Company did not substantially comply with the relevant provisions of sections 23B.13.200 through 23B.13.280 of the WBCA, the court may also assess against the Company any fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable. The court may also assess those fees and expenses against any party if the court finds that the party has acted arbitrarily, vexatiously or not in good faith with respect to dissenters’ rights. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the Company, the court may award to counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

A record shareholder may assert dissenters’ rights as to fewer than all of the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one person and delivers to the Company a notice of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partially dissenting record shareholder are determined as if the shares as to which the dissenter dissents and the dissenter’s other shares were registered in the names of different shareholders. Beneficial owners of Longview common stock who desire to exercise dissenters’ rights as to shares held on the beneficial owners’ behalf (a) must submit to the Company the record owner’s consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights, which consent shall be set forth either in a record or, if the Company has designated an address, location, or system to which the consent may be electronically transmitted and the consent is electronically transmitted to the designated address, location, or system, in an electronically transmitted record; and (b) must so exercise dissenters’ rights with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

For purposes of chapter 23B.13, fair value with respect to dissenters’ shares means the value of the shares of Longview common stock immediately before the effective date of the merger, excluding any appreciation or depreciation in anticipation of the merger, unless that exclusion would be inequitable. Pursuant to section 23B.13.020 of the WBCA, dissenting shareholders are not entitled to challenge the approval of the merger agreement or the consummation of the merger except if the approval or consummation fails to comply with the procedural requirements of the WBCA, Revised Code of Washington sections 25.10.900 through 25.10.955, the Company’s articles of incorporation or bylaws, or is fraudulent with respect to that shareholder or the Company.

Delisting and Deregistration of Longview Common Stock

If the merger is completed, Longview will no longer be a public company. Following the completion of the merger, the Company’s common stock will be delisted from and will no longer be traded on the New York Stock Exchange or any other securities exchange and will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Amendment of the Company’s Rights Plan

On February 2, 2007, prior to the execution of the merger agreement, the Company’s board of directors approved an amendment to the rights agreement, dated as of March 1, 1999, between the Company and Wells Fargo Bank, N.A., as rights agent. The amendment, among other things, renders the rights agreement inapplicable to the merger agreement and the transactions contemplated thereby. The amendment also provides that the rights agreement shall expire immediately prior to the effective time of the merger, if the rights agreement has not otherwise terminated. If the merger agreement is terminated, the changes to the rights agreement pursuant to the amendment will be of no further force and effect.

THE MERGER AGREEMENT

The following summary of the material terms of the merger agreement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A. The merger agreement has been attached to this proxy statement to provide shareholders with information regarding its terms. It is not intended to provide any other factual information about the Company or Brookfield. In particular, the assertions embodied in the Company’s representations and warranties contained in the merger agreement are qualified by information in the disclosure schedule provided by the Company to Brookfield in connection with the signing of the merger agreement. This disclosure schedule contains information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. Moreover, certain representations and warranties in the merger agreement were used for the purpose of allocating risk between the Company and Brookfield rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties in the merger agreement as characterizations of the actual state of facts about the Company or Brookfield.

This summary may not contain all of the information about the merger agreement that is important to you. You should carefully read the merger agreement in its entirety, as it is the legal document that contains the terms and conditions of the merger.

Structure of the Merger

If all the conditions to the merger are satisfied or waived in accordance with the terms of the merger agreement, Horizon Acquisition Co., a wholly-owned subsidiary of Brookfield referred to in this proxy statement as Sub, will merge with and into the Company. The separate corporate existence of Sub will cease, and the Company will continue as the surviving corporation and will become a wholly-owned subsidiary of Brookfield and its affiliates.

Closing and Effective Time of the Merger

The closing of the merger will occur on a date specified by the parties, which date is to be no later than the second business day after the satisfaction or waiver of the conditions to the merger contained in the merger agreement unless another date is agreed to by the Company, Brookfield and Sub. The merger will become effective upon the filing of the articles of merger by the Secretary of State of the State of Washington or at such later time and date as is specified in the articles of merger. The date and time at which the merger becomes effective are referred to in this proxy statement as the effective time of the merger.

Conversion of Capital Stock

Company Common Stock

At the effective time, each share of the Company’s common stock issued and outstanding immediately prior to the effective time other than

•	shares owned by Brookfield, Sub or any other direct or indirect wholly-owned subsidiary of Brookfield, which shares will be cancelled and shall cease to exist without consideration, and

•	shares owned by persons properly exercising dissenters’ rights under Washington law, as to which shares such persons will be entitled only to such rights as may be granted under Washington law will be converted into the right to receive from Brookfield the merger consideration of $24.75 in cash, without interest.

Each share of Company common stock to be converted into the right to receive the merger consideration, without interest, will, when so converted, automatically be canceled and will cease to exist. After the effective time of the merger, each outstanding stock certificate or book-entry share representing shares of Company common stock converted in the merger will represent only the right to receive the merger consideration, without interest, with respect to each such share of Company common stock, except that the merger will not affect the right of any person to receive dividends or other distributions on the common stock authorized with a record date prior to and remaining unpaid at the effective time of the merger.

The merger agreement provides for the merger consideration to be reduced by the amount of any dividends paid by the Company pursuant to terms of the merger agreement providing for the payment of dividends to maintain the Company’s status as a REIT or to eliminate specified U.S. federal income tax liabilities of the Company, but the merger consideration would not be reduced in connection with the Company’s regular quarterly cash dividends or distributions in accordance with past dividend policy. The Company does not anticipate paying any dividends or making any distributions that would result in a reduction in the merger consideration under that provision of the merger agreement.

Sub Common Stock

Each share of common stock, no par value per share, of Sub issued and outstanding immediately prior to the effective time will be converted into one fully paid and nonassessable share of the common stock, no par value per share, of the surviving corporation.

Exchange and Payment Procedures for Company Common Stock

At or prior to the closing, Brookfield will deliver or cause to be delivered, in trust, to the paying agent, Wells Fargo Bank, N.A., for the benefit of the holders of Company common stock at the effective time of the merger, sufficient funds for the timely payment of the aggregate merger consideration. The cash so deposited with the paying agent is referred to as the consideration fund.

Appropriate transmittal materials will be provided by the paying agent to the holders of Company common stock certificates or book-entry shares promptly following the effective time of the merger, informing such holders of the procedure for surrendering Company common stock share certificates or book-entry shares to the paying agent. After holders of certificates surrender such certificates or book-entry shares and properly complete and execute transmittal materials to the paying agent, the surrendered certificates or book-entry shares will be canceled, and such holders will be entitled to receive in exchange therefor a cash amount, without interest, equal to the merger consideration for each share of Company common stock represented by such surrendered and canceled certificates or book-entry shares, subject to any required withholding of taxes.

You should not send your Company common stock certificates to the paying agent until you have received the transmittal materials from the paying agent. Do not return your Company common stock certificates with the enclosed proxy, and do not forward your stock certificates to the paying agent without a letter of transmittal.

If you own shares of Company common stock that are held in “street name” by your broker, nominee, fiduciary or other custodian, you will receive instructions from your broker, nominee, fiduciary or other custodian as to how to surrender your “street name” shares and receive cash for those shares.

At and after the effective time, Longview will close its stock transfer books, and there will be no further registration of transfers of shares of the Company’s common stock that were outstanding immediately prior to the effective time of the merger. After the effective time of the merger, if any certificates or book-entry shares are presented to the surviving corporation or the paying agent for any reason, they will be cancelled and exchanged for the merger consideration, except as otherwise provided by law. If you have lost a certificate for shares of the Company’s common stock, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration in respect of the shares represented by that certificate, you will have to make an affidavit claiming that the certificate has been lost, stolen or destroyed and, if required by the paying agent, post a bond in an amount customary to indemnify the paying agent against any claim that may be made against it with respect to that certificate.

Any portion of the consideration fund (including the proceeds of any investments thereof) that remains unclaimed by the Company’s former shareholders one year after the effective time of the merger will be delivered to the surviving corporation, and any of those former shareholders who have not properly surrendered their stock certificates or book-entry shares for exchange must thereafter look only to the surviving corporation for payment of their claim for merger consideration in respect thereof. Neither the paying agent nor any of the parties to the merger agreement will be liable to any person in respect of cash from the consideration fund delivered to a public official under any applicable abandoned property, escheat or similar law.

Subject to exceptions with respect to specified transfer and similar taxes, Brookfield, the surviving corporation or the paying agent will be entitled to deduct and withhold from the merger consideration or other amounts payable pursuant to the merger agreement to former holders of shares of Company common stock such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code or any other tax law.

Corporate Governance Matters

Articles of Incorporation and Bylaws of the Surviving Corporation

The Company’s articles of incorporation, as in effect immediately prior to the effective time of the merger, will at the effective time be amended and restated in full to read as set forth in Exhibit A to the merger agreement until thereafter amended in accordance with applicable law. The bylaws of Sub, as in effect immediately prior to the effective time of the merger, will be the bylaws of the surviving corporation, except as to the name of the surviving corporation, which will be Longview Fibre Company, until thereafter amended in accordance with applicable law.

Directors and Officers of the Surviving Corporation

The directors of Sub at the effective time of the merger will be the initial directors of the surviving corporation, and the officers of the Company at the effective time of the merger will be the initial officers of the surviving corporation.

Representations and Warranties

In the merger agreement, the Company makes various representations and warranties that are subject, in some cases, to specified exceptions and qualifications. The Company’s representations and warranties relate to, among other things:

•	organization, good standing, qualification to do business and similar corporate matters with respect to the Company and its subsidiaries;

•	capitalization, including the number of shares of the Company’s common stock issued and outstanding;

•

the Company’s power and authority to enter into the merger agreement and to consummate the transactions contemplated thereby, and the authorization, execution, delivery, performance and enforceability of the merger agreement;

•

the adoption by the Company’s board of directors of the merger agreement, the board’s approval of the transactions contemplated thereby, including the merger, and the board’s recommendation that the Company’s shareholders approve the merger agreement and the transactions contemplated thereby, including the merger;

•	the shareholder vote required to approve the merger agreement;

•

the absence of required consents and approvals and of conflicts with, or violations of, the Company’s and its subsidiaries’ organizational documents, contracts and applicable law (including judgments, orders, decrees and permits), in each case in connection with the execution, delivery and performance by the Company of the merger agreement and the consummation by the Company of the transactions contemplated thereby;

•	SEC filings and financial statements;

•	the absence of undisclosed liabilities;

•	the absence of a “company material adverse effect”;

•	the manner in which the Company and its subsidiaries have carried on and operated their businesses;

•	employee benefit plans and employment and labor matters;

•	legal proceedings and governmental orders;

•	compliance with applicable legal requirements;

•	permits that are necessary to the businesses of the Company and its subsidiaries;

•	taxes;

•	ownership of tangible assets;

•	intellectual property;

•	environmental matters;

•	certain contracts; and

•	insurance.

The merger agreement also contains various representations and warranties made by Brookfield and Sub that are subject, in some cases, to specified exceptions and qualifications. The representations and warranties relate to, among other things:

•	corporate matters, including their organization, good standing and qualification to do business;

•

their power and authority to enter into the merger agreement and to consummate the transactions contemplated thereby, and the authorization, execution, delivery, performance and enforceability of the merger agreement;

•

the absence of required consents and approvals and of conflicts with, or violations of, their organizational documents, contracts and applicable law (including judgments, orders, decrees and permits), in each case in connection with the execution, delivery and performance by them of the merger agreement and the consummation by them of the transactions contemplated thereby;

•	information supplied by them for inclusion in this proxy statement;

•	the formation and operations of Sub;

•

availability of sufficient funds to pay the aggregate merger consideration and all fees and expenses related to the transactions contemplated by the merger agreement and any refinancing of indebtedness of Brookfield or the Company or their respective subsidiaries in connection therewith;

•	their and their affiliates’ ownership of Longview common stock;

•	their and their affiliates’ not being “acquiring persons” under the Washington Takeover Act; and

•	their review and analysis of the Company and its subsidiaries.

The representations and warranties of each of the parties to the merger agreement expire at the effective time of the merger.

Material Adverse Effect

For purposes of the merger agreement, “company material adverse effect” means any change, development, event or effect that has or is reasonably likely to have a material adverse effect on the business, assets, continuing operations or financial condition of the Company and its subsidiaries, taken as a whole; except that changes, developments, events and effects that are generally applicable to

•	the industries or markets in which the Company and its subsidiaries operate;

•	the United States economy; or

•	the United States securities and capital markets

are to be excluded from the determination of “company material adverse effect” (in each case, only to the extent that such changes, developments, events or effects do not materially and disproportionately affect the Company and its subsidiaries, taken as a whole, relative to competitors of the Company and its subsidiaries in the industries in which the Company and its subsidiaries operate); and except that any adverse change, development, event or effect on the Company and its subsidiaries resulting from any of

•	the execution and performance or announcement of the merger agreement or the pendency or consummation of the transactions contemplated thereby, or any litigation resulting therefrom;

•	any acts of terrorism or war;

•

changes (after the date of the merger agreement) in any law or accounting regulations or principles applicable to the Company or any of its subsidiaries (to the extent that such changes do not materially and disproportionately affect the Company and its subsidiaries, taken as a whole, relative to competitors of the Company and its subsidiaries in the industries in which the Company and its subsidiaries operate);

•

the failure of Brookfield to consent (other than under circumstances in which Brookfield is entitled to withhold such consent pursuant to the provisions of the merger agreement described under “—Conduct of Business Pending the Merger”) to any of the actions proscribed by the provisions of the merger agreement described under “—Conduct of Business Pending the Merger”; and

•

a decrease in the market price of the Company’s common stock (provided that the exception described in this bullet point will not prevent or otherwise affect a determination that any change, development, event or effect underlying such a decrease in market price has resulted in, or contributed to, a “company material adverse effect”)

is also to be excluded from the determination of “company material adverse effect.” Certain of the Company’s representations and warranties are subject to qualification based on the possible current or future existence of a “company material adverse effect.”

Under the merger agreement, “parent material adverse effect” means any material adverse change in, or material adverse effect on, the ability of Brookfield or Sub to, in a timely manner, perform its obligations under the merger agreement and consummate the transactions contemplated thereby. Certain of Brookfield’s representations and warranties are subject to qualification based on the possible current or future existence of a “parent material adverse effect.”

Conduct of Business Pending the Merger

Except with the prior written consent of Brookfield and subject to specified other exceptions, from February 2, 2007 until the earlier of the effective time of the merger or the termination of the merger agreement in accordance with the termination provisions thereof, the Company and its subsidiaries are to conduct their business only in the ordinary and usual course of business consistent in all material respects with past practice, and, to the extent consistent therewith, the Company and its subsidiaries are to use commercially reasonable efforts to preserve intact their current business organization and preserve their relationships with customers, suppliers and others having business dealings with them. In addition, the merger agreement provides that, prior to the effective time of the merger, and subject to specified exceptions, neither the Company nor any of its subsidiaries will, without the prior written consent of Brookfield:

•

issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (1) any shares of capital stock of any class or any other ownership interest of the Company or any of its subsidiaries, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock or any other ownership interest of the Company or any of its subsidiaries, or any rights, warrants, options, calls, commitments or any other agreements to purchase or acquire any shares of capital stock or any other ownership interest of the Company or any of its subsidiaries or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or any other ownership interest of the Company or any of its subsidiaries, or (2) any other securities of the Company or any of its subsidiaries in respect of, in lieu of, or in substitution for, Longview common stock outstanding on the date of the merger agreement;

•	redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any outstanding Longview common stock;

•	split, combine or reclassify any Longview common stock;

•

except for regular quarterly cash dividends or distributions in accordance with past dividend policy, dividends or other distributions required to maintain the Company’s REIT status or to eliminate specified U.S. federal income tax liabilities of the Company and dividends or other distributions by a wholly-owned subsidiary of the Company, declare, set aside for payment or pay any dividend or other distribution in respect of any of its capital stock or otherwise make any payments to shareholders in their capacity as such;

•

adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries, other than the merger;

•

other than (1) in the ordinary course of business consistent with past practice or (2) to facilitate cutting rights for timber benefiting the Company’s subsidiaries, sell, transfer, lease or otherwise dispose of or subject to any lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction), except specified permitted liens, any assets that, in the aggregate, are material to the Company and its subsidiaries, taken as a whole; provided that the Company and its subsidiaries must not, subject to specified exceptions, prior to the effective time of the merger, without the prior written consent of Brookfield:

•

provide third parties timber cutting rights on the timberlands of the Company and its subsidiaries (other than contracts for timber cutting services provided to the Company and its subsidiaries) in an amount exceeding $5,000,000 in the aggregate;

•	sell capital assets in an amount exceeding $2,000,000 in any 90-consecutive-day period;

•	sell higher and better use lands in an amount exceeding $2,500,000 in any 90-consecutive-day period; or

•	sell the Company’s Central and Eastern region converting plants businesses, timber and timberlands business or other manufacturing businesses;

•	other than (1) any acquisition of timberlands with a purchase price not in excess of $1,000,000 individually or $5,000,000 in the aggregate, (2) specified types of acquisitions of capital assets or

(3) acquisitions of non-capital assets in the ordinary course of business, acquire any assets or all or a material portion of the assets of any other person or acquire any other person or any division or business of any other person;

•

except in the ordinary course of business consistent with past practice, incur or assume any indebtedness for borrowed money, except for working-capital purposes pursuant to the Company’s existing credit agreement, in addition to that incurred as of the date of the merger agreement or guarantee any such indebtedness;

•

other than as required by law, in the ordinary course of business and in amounts and in a manner consistent with past practice, pursuant to an employment agreement or benefit plan in effect on the date of the merger agreement or pursuant to any collective bargaining agreement, (1) grant any increases in the compensation of, or enter into new employment or severance agreements with, any of the Company’s directors or officers or (2) increase the salaries, wages and benefits of employees (other than officers);

•	except in the ordinary course of business consistent with past practice, terminate or materially amend any benefit plans;

•	make, change, revoke or rescind any election relating to taxes, if such action would adversely affect the Company’s ability to be a REIT, or any material election relating to taxes or tax returns;

•

file a material amended tax return, settle or compromise any material liability for taxes, surrender a material claim for a refund of taxes or enter into any closing agreement relating to any material tax;

•

change financial or tax accounting methods, principles or practices or change the annual financial or tax accounting period used by the Company unless required by generally accepted accounting principles;

•	amend the articles of incorporation, bylaws or other organizational documents of the Company or any of its subsidiaries;

•

make any capital expenditures other than (i) capital expenditures in the manufacturing businesses of the Company and its subsidiaries not in excess of $7,000,000 in any 90-consecutive-day period, (ii) capital expenditures in the timber and timberlands businesses of the Company and its subsidiaries in the ordinary course of business consistent with past practice, (iii) capital expenditures for emergency or necessary repairs under specified circumstances and (iv) repairs and maintenance in the ordinary course of business consistent with past practice;

•

make any investment in, or loan or advance (other than specified extensions of credit to customers and advances to employees) to, any person other than a direct or indirect wholly-owned subsidiary of the Company;

•	enter into, terminate or materially amend specified contracts, other than in the ordinary course of business consistent with past practice;

•	amend or modify the Company’s engagement letters with its financial advisors to increase the compensation or modify the circumstances under which compensation is payable thereunder;

•

enter into any material contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the merger and the other transactions contemplated by the merger agreement;

•

pay, discharge, settle or satisfy any material claims, liabilities or obligations, other than those reflected or reserved against in the Company’s financial statements filed with the SEC before the date of the merger agreement or incurred in the ordinary course of business; provided that this limitation does not apply to settlements or compromises of certain tax liabilities, to settlements or compromises permitted by the provisions of the merger agreement described in the immediately-following bullet point or to securityholder litigation relating to the merger;

•

settle or compromise any litigation, proceeding or investigation, other than any such settlement or compromise where the amount paid by the Company in excess of insurance proceeds and already-reserved amounts in connection therewith does not exceed $1,500,000; provided that the aggregate amount paid in excess of such insurance proceeds and reserved amounts does not exceed $3,000,000;

•

enter into any new collective bargaining agreement or amend materially the wage and benefit provisions of any collective bargaining agreement, except for any replacements, renewals or extensions of collective bargaining agreements that are expiring in accordance with their terms;

•

increase the amount of directors’ and officers’ liability insurance coverage, other than as permitted by the provisions of the merger agreement described under “THE MERGER—Interests of the Company’s Directors and Executive Officers in the Merger—Directors’ and Officers’ Indemnification and Insurance”; and

•	enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

Subject to requirements relating to notification of Brookfield, the Company may, notwithstanding limitations otherwise imposed by the merger agreement, take or omit to take, as the case may be, any and all actions that, in the Company’s reasonable judgment, are necessary for the Company to be able to elect to be taxed as a REIT for U.S. federal or applicable state income tax purposes for all fiscal years beginning with the fiscal year ending December 31, 2006.

Shareholder Meeting; Proxy Statement

Unless the merger agreement is terminated in accordance with the termination provisions contained in the merger agreement, the Company is required, as soon as practicable, to duly call, give notice of, convene and hold a special meeting of shareholders solely for the purpose of obtaining shareholder approval of the merger agreement.

The merger agreement requires that the Company prepare a proxy statement in connection with the special meeting and use commercially reasonable efforts to cause the preliminary proxy statement to be filed with the SEC no later than the fifteenth business day after the date of the merger agreement, to respond as soon as practicable to any comments and requests for information from the SEC with respect to the proxy statement and to cause the proxy statement to be mailed to shareholders as promptly as practicable after it is cleared by the SEC. The merger agreement includes provisions governing the furnishing by Brookfield of information for inclusion in the proxy statement and Brookfield’s opportunity to review and comment on drafts of the proxy statement and related correspondence and filings.

Employee Benefits

Brookfield has agreed to provide each non-union employee with compensation that, in the aggregate, is not less than such employee’s compensation immediately prior to the effective time, for a period of no less than one year from the effective time or for so long as the employee remains employed by the Company or a subsidiary, if less than one year, and employee benefits (including retirement benefits) that are substantially comparable, in the aggregate, to the employee benefits provided to a similarly situated employee of Brookfield or its subsidiaries. For a period of no less than one year from the effective time, Brookfield is not permitted to amend or terminate specified compensation plans, agreements or arrangements. Brookfield has also agreed to honor the Company’s and its subsidiaries’ collective bargaining agreements.

With respect to each benefit plan maintained by Brookfield or its subsidiaries, for purposes of determining eligibility to participate, vesting and entitlement to benefits (including benefit accrual), service with the Company or its subsidiaries will be treated as service with Brookfield or its applicable subsidiary, except that no service will be recognized to the extent that doing so would result in a duplication of benefits. Such service will also apply for purposes of satisfying any waiting periods or evidence of insurability requirements. Brookfield has also agreed to waive pre-existing condition limitations to the extent waived or not applicable under the any of the Company’s and its subsidiaries’ benefit plans and credit any deductibles, co-payments and out-of-pocket maximums paid prior to the effective time in satisfying any analogous deductibles, co-payments or out-of-pocket requirements under any benefit plan maintained by Brookfield or its subsidiaries.

Indemnification; Directors’ and Officers’ Insurance

The merger agreement provides for indemnification arrangements for the current and former directors and officers of the Company and its subsidiaries, as well as insurance coverage relating to such persons’ service to the Company and its subsidiaries that will continue for six years following the effective time of the merger. See “THE MERGER—Interests of the Company’s Directors and Executive Officers in the Merger—Directors’ and Officers’ Indemnification and Insurance.” In addition to providing coverage for such directors and officers, the insurance arrangements required by the merger agreement would provide coverage for any other employees, agents or other individuals otherwise covered by the directors’ and officers’ liability insurance and fiduciary liability insurance policies maintained by the Company and its subsidiaries prior to the date of the merger agreement.

Reasonable Best Efforts

The parties have agreed to use their reasonable best efforts to promptly, among other things:

•

take or cause to be taken all actions, and to do or to cause to be done, and to assist and cooperate with the other parties in doing all things necessary to consummate and make effective the transactions contemplated by the merger agreement, including satisfying all closing conditions;

•

obtain any governmental approvals required in connection with the merger agreement and the consummation of the transactions contemplated thereby and make all necessary registrations and filings required under applicable law in with respect to the merger agreement and the merger; and

•

avoid the entry of, or have vacated or terminated, any decree, order or judgment that would restrain, prevent or delay the closing of the merger, including defending any lawsuits or other legal proceedings challenging the merger agreement or the consummation of the transactions contemplated thereby.

Brookfield has agreed to take, or to cause to be taken, any and all steps and to make any and all undertakings necessary to avoid or eliminate any impediment under any antitrust, merger control or trade regulation law that may be asserted by any governmental entity with respect to the merger so as to enable the closing of the merger to occur as soon as reasonably possible (and in any event no later than the termination date, as defined in the first bullet point under “—Termination and Effect of Termination”). To the extent reasonably necessary to consummate the merger and the other transactions contemplated by the merger agreement prior to the termination date, Brookfield would be required to commit to or effect the sale, divestiture or disposition of such assets or businesses of Brookfield (or its subsidiaries) or the Company or otherwise take or commit to take actions that limit Brookfield’s or its subsidiaries’ freedom of action with respect to, or their ability to retain, any of the businesses, product lines or assets of Brookfield (or its subsidiaries) or the Company, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing or delaying the closing of the merger. Any such sale, divestiture or disposition involving the Company would be required only if requested by Brookfield and conditioned upon the consummation of the merger.

The merger agreement prohibits any party to the agreement from consenting to any voluntary delay of the closing of the merger at the behest of any governmental entity without the consent of the other parties to the agreement. Brookfield may not, except as may be consented to in writing by the Company, directly or indirectly through one or more of its controlled affiliates, take any action, including acquiring or making any investment in any corporation, partnership, limited liability company or other business organization or any division thereof, that would be reasonably likely to cause a material delay in the satisfaction of specified closing conditions or the consummation of the merger.

If any state takeover statute or similar statute or regulation is or becomes applicable to the merger agreement, the merger or the transactions contemplated thereby, each party must use reasonable best efforts to ensure that the merger and the transactions contemplated by the merger agreement may be consummated as promptly as practicable on the terms contemplated by the merger agreement.

Certain Tax Matters

From and after the effective time of the merger, the surviving corporation is to pay or cause to be paid, without deduction or withholding from any consideration or amounts payable to holders of Longview common stock, all transfer taxes and fees that become payable in connection with the transactions contemplated by the merger agreement.

During the period from the date of the merger agreement to the effective time of the merger, the Company and its subsidiaries are required to, among other things, continue to operate in such a manner as to permit the Company to continue to qualify as a REIT throughout such period and to pay any dividends or other distributions if reasonably requested in writing by Brookfield or otherwise necessary, in the Company’s reasonable judgment, in order to maintain the Company’s status as a REIT or to eliminate specified U.S. federal income tax liabilities of the Company.

Access to Information

Until the Effective Time, on reasonable notice and subject to certain exceptions and limitations and the confidentiality agreement between the Company and Brookfield, the Company is required to afford to Brookfield and its directors, officers, employees, counsel, investment bankers, financial advisors and sources, accountants, agents and other authorized representatives reasonable access to the Company’s and its subsidiaries’ properties, books and records and to furnish to such representatives all information concerning the business, properties and personnel of the Company and its Subsidiaries as may reasonably be requested.

Cooperation with Respect to Financing

The Company is required to reasonably cooperate, and to cause its subsidiaries to reasonably cooperate, at Brookfield’s sole expense, in connection with the arrangement of any financing as may be reasonably requested by Brookfield, including, at the reasonable request of Brookfield, by agreeing to pledge, grant security interests in and otherwise grant liens on the Company’s or its subsidiaries’ assets effective at or after the effective time of the merger.

Brookfield and Sub have acknowledged and agreed that their obligations under the merger agreement are not conditioned in any manner upon their obtaining financing. The merger agreement provides that the failure, for any reason, of Brookfield and Sub to have sufficient cash available on the closing date to pay the aggregate merger consideration and/or the failure of Brookfield to deliver sufficient funds to pay the aggregate merger consideration on the closing date would constitute a willful and material breach of the merger agreement.

Alternative Transactions; Changes to Board Recommendation

The Company and its subsidiaries are not to (and are not to authorize or knowingly permit any of their respective directors, officers, employees, counsel, investment bankers, financial advisors and sources, accountants, agents and other authorized representatives to)

•

initiate, solicit, cause, knowingly facilitate or knowingly encourage, directly or indirectly (including by way of furnishing information), the making of any Acquisition Proposal (as defined below); or

•

except as permitted by the provisions of the merger agreement described in the immediately-following paragraph, engage in negotiations or discussion with, or furnish any information or data to, any person relating to an Acquisition Proposal.

In addition, upon the execution of the merger agreement, any discussions or negotiations theretofore conducted with any person by the Company or any of its subsidiaries or their respective representatives with respect to an

Acquisition Proposal or potential Acquisition Proposal were required to be terminated immediately. For purposes of the merger agreement, except as noted below in “—Termination Fee,” the term “Acquisition Proposal” means any proposal or offer made by any person or persons other than Brookfield, Sub or any of their affiliates (1) to acquire (whether in a single transaction or a series of related transactions), other than in the transactions contemplated by the merger agreement, (A) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of 30% or more of any class of equity securities of the Company or (B) assets of the Company and its subsidiaries (including securities of subsidiaries) equal to 30% or more of the Company’s consolidated assets, or (2) related to any merger, consolidation or other business combination, sale of shares of capital stock, tender offer or exchange offer, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries as a result of which any person or “group” (as defined under Section 13(d) of the Exchange Act) would acquire assets, securities or businesses described in clause (1) of this sentence.

Prior to shareholder approval of the merger agreement, if the Company’s board of directors receives a bona fide written Acquisition Proposal made after the date of the merger agreement under circumstances not involving a breach of the provisions described in the immediately-preceding paragraph:

•

the Company and its board of directors may (after entering into a confidentiality agreement with the person or persons making such proposal, which confidentiality agreement must be no less restrictive in the aggregate to such persons than the Company’s confidentiality agreement with Brookfield and must not provide for an exclusive right to negotiate with the Company) participate in discussions or negotiations with, or furnish any information with respect to the Company to, such persons and their representatives and sources of financing if the board of directors determines in good faith, after consultation with its outside counsel and (in the case of the immediately-following clause (1) only) its financial advisor (1) that such Acquisition Proposal is or is reasonably likely to lead to a Superior Proposal, as defined below, and (2) that the failure to participate in such discussions or negotiations or to furnish such information would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law; or

•

if such Acquisition Proposal contains a statement or terms that are not reasonably understandable or clear on their face, the Company and its board of directors may submit written questions or requests for clarification to the person making such Acquisition Proposal that are restricted exclusively to seeking clarification of such statement or terms so as to determine whether such Acquisition Proposal is or is reasonably likely to lead to a Superior Proposal.

The Company is required to provide notice and/or information to Brookfield in connection with any such response to an Acquisition Proposal. In addition, the merger agreement provides that Company may not agree to waive, amend or modify (excluding course of conduct) or terminate any standstill or similar agreement to which the Company or any of its subsidiaries is a party or by which any of them is bound (in each case, other than any such agreement with Brookfield).

For purposes of the merger agreement, the term “Superior Proposal” means any bona fide, written offer made by a third party to acquire, directly or indirectly, more than 66 2/3% of the equity securities of the Company or all or substantially all of the assets of the Company and its subsidiaries on a consolidated basis, which the Company’s board of directors determines in good faith (after consultation with its outside counsel and financial advisor) to be more favorable to the Company’s shareholders from a financial point of view than the merger, taking into account at the time of determination any changes to the terms of the merger agreement proposed by Brookfield and the ability of the person making such proposal to consummate the transactions contemplated by such proposal in a timely manner (based upon, among other things, all financial, legal, regulatory and other aspects of such proposal).

The Company is required to promptly notify Brookfield (within 24 hours) after receipt of an Acquisition Proposal, to include in any such notice the identity of the person (and, if such person does not have a class of securities registered under Section 12 of the Exchange Act, its equity investors, if the Company has knowledge thereof) making such proposal and the material terms and conditions of such proposal and to include with such notice a copy of such proposal. Following such notice, the Company must promptly keep Brookfield reasonably informed of all material developments affecting the status and terms of such proposal and provide Brookfield promptly (within 24 hours) copies of any additional written materials received that relate to such proposal.

The merger agreement provides that, except as expressly permitted by the provisions described in the immediately-following paragraph, neither the Company’s board of directors nor any committee thereof may

•

withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Brookfield, the adoption of the merger agreement or the board’s recommendation that the Company’s shareholders approve the merger agreement;

•	approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal;

•

in the event of a tender offer or exchange offer for any outstanding shares of Longview common stock, fail to recommend against acceptance of such tender offer or exchange offer by the Company’s shareholders within 10 business days of the commencement of such offer (and the taking of no position or a neutral position by the Company’s board of directors will constitute a failure to recommend against any such offer); or

•

approve or recommend, or propose publicly to approve or recommend, or cause or authorize the Company or any of its subsidiaries to enter into, any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement related to any Acquisition Proposal (other than a confidentiality agreement, as described in the second paragraph under “—Alternative Transactions; Changes to Board Recommendation”).

Any of the actions described in the first three bullet points of this paragraph is referred to in this proxy statement as a “Company Adverse Recommendation Change.”

Notwithstanding the provisions of the merger agreement described in the immediately-preceding paragraph, at any time prior to the approval of the merger agreement by the Company’s shareholders, the board of directors of the Company may:

•	make a Company Adverse Recommendation Change in response to an Intervening Event (as defined below); or

•

in response to an Acquisition Proposal made after the date of the merger agreement and not otherwise resulting from a breach of the provisions described under “—Alternative Transactions; Changes to Board Recommendation” that the Company’s board of directors determines in good faith, after consultation with its outside counsel and financial advisor, constitutes a Superior Proposal:

•	make a Company Adverse Recommendation Change; or

•

cause the Company to terminate the merger agreement and, concurrently, enter into a letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement, subject to payment of the termination fee described below.

The board of directors may not exercise its right to take the actions described in the second bullet point of this paragraph until immediately after the third business day following Brookfield’s receipt of written notice from the Company advising Brookfield of the board’s intent to take such action and including specified information about the Superior Proposal and the reasons for the board’s proposed action. This notice requirement is also a condition to the board’s right to take such actions in response to an amendment of the financial terms or other material terms of a Superior Proposal.

In connection with any notice required as a condition to action by the Company’s board of directors with respect to a Superior Proposal as described in the immediately-preceding paragraph, the Company and its representatives must, if Brookfield requests, negotiate in good faith with Brookfield and its representatives, until immediately after the third business day following Brookfield’s receipt of such notice, regarding any revisions to the terms of the transactions contemplated by the merger agreement proposed by Brookfield. In determining whether to make a Company Adverse Recommendation Change or terminate the merger agreement in response to the Superior Proposal, the Company’s board of directors must take into account any amendments to the merger agreement entered into, or to which Brookfield irrevocably covenants to enter into, and for which all internal approvals of Brookfield have been obtained, since receipt of the applicable notice, and prior to making such change, the Company’s board of directors shall have determined in good faith, after considering the results of any such negotiations and any revised proposals made by Brookfield, that the Superior Proposal giving rise to such notice continues to be a Superior Proposal.

For purposes of the merger agreement, the term “Intervening Event” means an event, unknown to the Company’s board of directors as of the date of the merger agreement (or, if known, the material consequences of which are not known to or understood by the board of directors as of the date of the merger agreement), which event (or any material consequence of which) becomes known to or by (or understood by) the board of directors prior to approval of the merger agreement by the Company’s shareholders and which causes the board of directors to determine in good faith, after consultation with its outside legal counsel, that its failure to effect a Company Adverse Recommendation Change would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law, except that none of the following constitutes an Intervening Event:

•	the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof;

•	changes in the price or value of timber, timberlands or other products currently produced by the Company or one of its subsidiaries; and

•

an increase in the market price of Longview common stock (but this exception does not prevent or otherwise affect a determination that any change, development, event or effect underlying such an increase in market price constitutes an Intervening Event).

The merger agreement provides that nothing in the merger agreement shall restrict the Company or its board of directors from complying with its disclosure obligations with regard to any Acquisition Proposal under applicable law or from issuing a “stop, look and listen” announcement in connection with any Acquisition Proposal.

Any action taken by the directors, officers, employees, counsel, investment bankers, financial advisors and sources, accountants, agents and other authorized representatives of the Company or any of its subsidiaries on behalf of the Company or such subsidiary that would be a violation of the restrictions described under “—Alternative Transactions; Changes to Board Recommendation” will be deemed to be a breach by the Company of the provisions of the merger agreement described under “—Alternative Transactions; Changes to Board Recommendation.”

Conditions to the Merger

The obligations of the parties to consummate the merger are subject to the satisfaction or waiver of the following conditions:

•	the merger agreement shall have been approved by the Company’s shareholders;

•

no governmental entity having jurisdiction over the Company, Brookfield or Sub shall have taken any action enjoining or otherwise prohibiting consummation of the merger substantially on the terms contemplated by the merger agreement; and

•	any applicable waiting period under the HSR Act shall have expired or been terminated.

The obligations of Brookfield and Sub to consummate the merger are subject to the satisfaction or waiver of the following further conditions.

•	the Company shall not have suffered a “company material adverse effect” since October 31, 2005;

•	the Company’s representations and warranties regarding its capital stock shall be true and correct in all material respects as of the closing date as if made on and as of the closing date;

•

each of the other representations and warranties of the Company shall be true and accurate in all respects as of the closing as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which representations and warranties need only be true and accurate as of such date or with respect to such period), except where the failure to be so true and accurate (without giving effect to any materiality limitation set forth therein) would not have a “company material adverse effect”;

•	the Company shall have performed in all material respects its obligations under the merger agreement required to be performed by it at or prior to the closing;

•	Brookfield shall have received a certificate signed by the Company’s chief financial officer to the effect that the above conditions to the obligations of Brookfield and Sub have been satisfied; and

•	the Company shall have received a tax opinion in an agreed-upon form relating to the Company’s qualification as a REIT.

The obligations of the Company to consummate the merger are subject to the satisfaction or waiver of the following further conditions:

•

each of the representations and warranties of Brookfield and Sub shall be true and accurate in all respects as of the closing as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which representations and warranties need only be true and accurate as of such date or with respect to such period), except where the failure to be so true and accurate (without giving effect to any materiality limitation set forth therein) would not have a “parent material adverse effect”;

•

Brookfield and Sub shall have performed in all material respects their respective obligations under the merger agreement required to be performed by Brookfield or Sub, as the case may be, at or prior to the closing; and

•	the Company shall have received a certificate signed by Brookfield’s chief financial officer to the effect that the above conditions to the obligations of the Company have been satisfied.

The merger is not subject to any financing condition.

Termination and Effect of Termination

The parties to the merger agreement can mutually agree to terminate the merger agreement at any time prior to the effective time of the merger, whether before or after the merger agreement is approved by the Company’s shareholders.

The merger agreement may also be terminated by either the Company or Brookfield if:

•

the merger shall not have occurred on or prior to the termination date of August 2, 2007, except that this termination right cannot be used by a party whose failure to fulfill any obligation under the merger agreement has been the principal cause of, or resulted in, the failure of the merger to occur on or prior to such date (and the termination date may be extended by Parent or the Company to October 2, 2007 if, at the closing, all of the conditions to the parties’ obligations to consummate the merger, other than the conditions relating to the HSR Act and governmental actions prohibiting the consummation of the merger, have been satisfied or waived);

•

a governmental entity having jurisdiction over the Company, Brookfield or Sub shall have acted to enjoin or otherwise prohibit consummation of the merger substantially on the terms contemplated by the merger agreement, and such action shall have become final and non-appealable, except that this termination right cannot be used by a party that has not complied with its obligations described under “—Reasonable Best Efforts” or if such governmental action was primarily due to such party’s failure to perform any of its obligations under the merger agreement; or

•

the special meeting or any adjournment or postponement thereof at which a vote to approve the merger agreement was taken shall have concluded without the receipt of shareholder approval of the merger agreement.

The merger agreement may also be terminated by the Company:

•

upon a breach of any covenant or agreement on the part of Brookfield or Sub, or if any representation or warranty of Brookfield or Sub shall be or become untrue, in any case such that the related conditions to the Company’s obligations to consummate the merger would not be satisfied, except that the Company may not use this termination right if such breach is curable by Parent and Sub through the exercise of their reasonable best efforts and Parent and Sub continue to exercise such reasonable best efforts or if the Company has failed to perform in any material respect any of its obligations under or in connection with the merger agreement;

•

in accordance with the terms and subject to the conditions of the merger agreement described in the fifth through eighth paragraphs under “—Alternative Transactions; Changes to Board Recommendation” in order to accept a Superior Proposal, provided that the Company shall have paid all amounts due pursuant to the termination fee provisions of the merger agreement described below; or

•	in the event that a Company Adverse Recommendation Change shall have occurred in response to an Intervening Event.

The merger agreement may also be terminated by Brookfield:

•

upon a breach of any covenant or agreement on the part of the Company, or if any representation or warranty of the Company shall be or become untrue, in any case such that the related conditions to Brookfield’s and Sub’s obligations to consummate the merger would not be satisfied, except that Brookfield may not use this termination right if such breach is curable by the Company through the exercise of its reasonable best efforts and the Company continues to exercise such reasonable best efforts or if Brookfield has failed to perform in any material respect any of its obligations under or in connection with the merger agreement; or

•	in the event that a Company Adverse Recommendation Change shall have occurred other than in response to an Intervening Event.

In the event of the termination of the merger agreement in accordance with the provisions described above, written notice of the termination must be given to the other party or parties specifying the provision of the merger agreement pursuant to which such termination is made. Any such notice pursuant to a termination by the Company in connection with a Company Adverse Recommendation Change having occurred in response to an Intervening Event is referred to as an “Intervening Event Termination Notice” and is required to include a description of the Intervening Event to which it relates. A termination of the merger agreement pursuant to written notice of termination in accordance with the merger agreement takes effect upon the giving of the notice, except that in the case of an Intervening Event Termination Notice, the termination does not take effect until immediately after the fifth business day immediately following the date on which Brookfield receives such Intervening Event Termination Notice.

Termination of the merger agreement does not relieve the parties from liability for fraud or willful breach of the merger agreement.

Termination Fee

The Company will be required to pay to Brookfield a termination fee of $57.0 million in cash if:

•

the Company terminates the merger agreement in connection with a Company Adverse Recommendation Change having occurred in response to an Intervening Event, unless Brookfield elects to waive its right to the termination fee in accordance with the provisions of the merger agreement described under “—Tender Offer Alternative,” in which case no termination fee will be payable; or

•	the Company terminates the merger agreement in order to enter into an agreement for a transaction pursuant to a Superior Proposal; or

•	Brookfield terminates the merger agreement in connection with a Company Adverse Recommendation Change having occurred other than in response to an Intervening Event; or

•	the merger agreement is terminated by

•

either Brookfield or the Company in connection with the occurrence of the termination date prior to the special meeting, if, after the date of the merger agreement and prior to the time of such termination, an Acquisition Proposal has been publicly announced and not withdrawn or abandoned at the time of termination; or

•

either Brookfield or the Company in connection with the special meeting or any adjournment or postponement thereof at which a vote to approve the merger agreement was taken having concluded without the receipt of shareholder approval of the merger agreement, if, after the date of the merger agreement and prior to the special meeting, an Acquisition Proposal has been publicly announced and not withdrawn or abandoned at the time of termination; or

•

Brookfield in connection with a breach by the Company of any covenant or agreement or any representation or warranty of the Company having become untrue (but only if the Company’s breach or failure triggering such termination shall have been willful), if, after the date of the merger agreement and prior to the time of such termination, an Acquisition Proposal has been publicly announced and not withdrawn or abandoned at the time of termination;

and, within one year after such termination, either (1) the Company enters into a definitive agreement with respect to such Acquisition Proposal or another Acquisition Proposal or (2) the Company consummates a transaction contemplated by such Acquisition Proposal or another Acquisition Proposal.

For purposes of determining whether the $57.0 million termination fee is payable, all references in the definition of the term Acquisition Proposal to “30% or more” are deemed to be references to “more than 50%.”

Tender Offer Alternative

Within five business days after receiving an Intervening Event Termination Notice, Brookfield must either (1) irrevocably elect to receive the termination fee or (2) elect to irrevocably waive and forfeit any right to the termination fee by delivering notice of such election to the Company and proceed with a tender offer for all of the Company’s outstanding common stock as described below. The notice described in clause (2) of the immediately-preceding sentence is referred to as a tender offer election, and the five-business-day period after Brookfield’s receipt of an Intervening Event Termination Notice is referred to as the election period. If Brookfield fails to deliver a tender offer election during the election period, Brookfield will be deemed to have irrevocably elected to receive the termination fee and to have irrevocably forfeited its right to conduct a tender offer for all of the Company’s outstanding common stock under the applicable terms of the merger agreement. If after receiving an Intervening Event Termination Notice Brookfield makes or is deemed to have made the election to receive the termination fee, Brookfield must deliver written notice of that election to the Company as a condition to the Company’s obligation to pay the termination fee.

During the 10-day period after delivery by Brookfield of the tender offer election, referred to as the tender offer launch period, Sub may commence a tender offer for all, but not less than all, of the Company’s outstanding common stock at a purchase price per share of no less than $24.75, net to the seller in cash. The tender offer must remain open for a period of 20 consecutive business days and expire at 12:00 midnight (12:00 A.M.), Eastern time, immediately following the 20th business day of such period. No changes to the tender offer may be made unless previously approved by each of the continuing directors (as defined below) in writing, and the tender offer may be extended only to the extent approved by two-thirds of the continuing directors or to the extent required by law. For purposes of the merger agreement, “continuing director” means (1) any member of the board of directors of the Company, while such Person is a member of the board of directors of the Company, who is not an affiliate or associate (as such term is defined under the Exchange Act) of Brookfield or Sub or a representative, designee or nominee of Brookfield or Sub or of any such affiliate or associate, and who was a member of the board of directors of the Company on the date of the merger agreement, and (2) any person who becomes a member of the board of directors of the Company after the date of the merger agreement, while such person is a member of the board of directors of the Company, who is not an affiliate or associate of Brookfield or Sub or a representative, designee or nominee of Brookfield or Sub or of any such affiliate or associate, if such person’s nomination for election, or election, to the board of directors of the Company is recommended or approved by a majority of the Continuing Directors.

Brookfield must use reasonable best efforts to cause the tender offer to be consummated within the 30 business days immediately after commencement of the tender offer. The obligation of Sub to purchase and pay for shares of Longview common stock tendered pursuant to the tender offer is to be subject only to the conditions that

•	there shall not have occurred a “company material adverse effect” after the date that Brookfield delivered the tender offer election;

•

the Company’s board of directors shall have approved Sub’s purchase of shares of the Company’s common stock for purposes of the Washington Takeover Act and amended the Company’s shareholder rights plan to render it inapplicable to the tender offer and the second-step merger described below (provided that this condition applies only if Brookfield and Sub have not materially breached the merger agreement);

•	there shall be no action by a governmental entity enjoining or otherwise prohibiting consummation of the tender offer; and

•	any applicable waiting period under the HSR Act shall have expired,

and to the additional, non waivable condition that a number of shares of Longview common stock representing not less than two-thirds of the shares of Longview common stock then outstanding on a fully diluted basis shall have been validly tendered and not withdrawn prior to the expiration date of the tender offer.

Notwithstanding anything to the contrary in the merger agreement, including the provisions described under “—Alternative Transactions; Changes to Board Recommendation,” the Company (including its board of directors), its subsidiaries and their respective representatives will not be subject to any limitations under the merger agreement with respect to the tender offer or in making and disclosing any recommendation to the Company’s shareholders with respect to the tender offer, and no such recommendation or disclosure will be deemed to be a breach of the merger agreement or trigger a right to any payments under the merger agreement.

If the tender offer is consummated, Brookfield must, as soon as practicable thereafter, but in no event more than 90 days thereafter:

•	subject to applicable law, cause Sub to be merged with and into the Company, with the Company as the surviving corporation in the merger, which is referred to as the second-step merger; and

•

cause each holder of shares of Longview Common stock at the effective time of the second-step merger to be paid promptly after such effective time, in consideration for each such share, an amount in cash equal to or greater than the per share cash consideration paid for the shares purchased by Sub in the tender offer.

In the event a tender offer election is made, until the second-step merger has been consummated and the applicable merger consideration has been paid or properly provided for with respect to all shareholders of the Company, Brookfield and Sub may not, and must cause their respective affiliates and representatives not to, directly or indirectly cause the number of directors of the Company to be fewer than three or directly or indirectly cause there to be fewer than three continuing directors.

Other Covenants and Agreements

The merger agreement includes certain other agreements between the parties including provisions relating to securityholder litigation, publicity, exemption pursuant to specified rules under the Exchange Act for dispositions of Company equity securities by directors and officers of the Company in connection with the merger and Brookfield’s responsibility for certain matters with respect to Sub and the surviving corporation in the merger.

Amendment and Waiver

Subject to applicable law, the merger agreement may be amended, modified and supplemented at any time prior to the effective time by the written agreement of the parties, by action taken by their respective boards of directors, except that

•

after shareholder approval of the merger agreement, no amendment, modification or supplement may reduce or change the merger consideration or adversely affect the rights of the Company’s shareholders without the approval of such shareholders; and

•

in the event a tender offer election is given as described under “—Tender Offer Alternative,” from and after the time of Brookfield’s delivery of the tender offer election, the merger agreement may not be amended (and no waiver of any provision of the merger agreement may be granted by the Company) unless such amendment, modification, supplement or waiver, as the case may be, has been approved by two-thirds of the continuing directors (as defined under “—Tender Offer Alternative”).

Any failure of any of the parties to the merger agreement to comply with any obligation, covenant, agreement or condition in the merger agreement, or any inaccuracies in the representations and warranties of any party, may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver (and, if such party is the Company, subject to the approval of the continuing directors pursuant to the provision described in the second bullet point in the immediately-preceding paragraph).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Except as otherwise indicated, each person named in the tables below has sole voting and investment power with respect to all shares of the Company’s common stock shown as beneficially owned by such person, subject to applicable community property laws.

Security Ownership of Certain Beneficial Owners

The following table sets forth information known to the Company regarding the beneficial ownership of the Company’s common stock as of December 31, 2006 by each person who is known to be the beneficial owner of more than 5% of the outstanding shares of the Company’s common stock.

Name and address of beneficial owner	Amount and nature of beneficial ownership	Percent of class
Dimensional Fund Advisors LP(1) 1299 Ocean Avenue Santa Monica, CA 90401	5,227,602	7.95%

Barclays Global Investors, NA, et al.(2) 45 Fremont Street San Francisco, CA 94105	3,525,883	5.36%

(1)	Based on a Schedule 13G/A, filed February 9, 2007, of Dimensional Fund Advisors LP, a registered investment advisor. Dimensional Fund Advisors LP disclaims beneficial ownership of all shares shown as beneficially owned.
(2)	Based on a Schedule 13G, filed January 23, 2007, of Barclays Global Investors, NA, a bank; Barclays Global Fund Advisors, a registered investment advisor, located at 45 Fremont Street, San Francisco, CA 94105; Barclays Global Investors, Ltd, a bank, located at Murray House, 1 Royal Mint Court, London, EC3N 4HH; Barclays Global Investors Japan Trust and Banking Company Limited, a bank, located at Ebisu Prime Square Tower 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo 150-0012 Japan; and Barclays Global Investors Japan Limited, a registered investment advisor, located at Ebisu Prime Square Tower 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo 150-8402 Japan. Barclays Global Investors NA exercises sole voting power with respect to 1,561,048 shares and sole dispositive power with respect to 1,843,089 shares. Barclays Global Fund Advisors exercises sole voting and dispositive power with respect to 1,682,794 shares. Barclays Global Investors, Ltd, Barclays Global Investors Japan Trust and Banking Company Limited and Barclays Global Investors Japan Limited do not exercise any voting or dispositive power with respect to any shares.

Security Ownership of Management

The following table sets forth information regarding beneficial ownership of the Company’s common stock as of January 31, 2007 by each of the Company’s directors, executive officers and named executive officers and by the Company’s directors and executive officers as a group.

Name of beneficial owner	Amount and nature of beneficial ownership		Percent of class
Richard H. Wollenberg	2,443,864	(1)(2)(3)	3.72%
Robert B. Arkell	7,200		*
Richard J. Parker	2,294		*
Ken D. Gettman	8,489		*
Steven J. Buhaly	—		*
Frank V. McShane	—		*
Blake S. Rowe	534		*
Lisa J. McLaughlin(4)	877		*
Rick L. Bentzinger	—		*
David L. Bowden	39,810	(5)	*
M. Alexis Dow, CPA	1,359		*
Michael C. Henderson	1,260		*
Robert A. Kirchner	9,945		*
John R. Kretchmer	8,154	(6)	*
Curtis M. Stevens	—		*
David A. Wollenberg	2,119,219	(2)(3)(7)	3.22%
Directors and executive officers as a group (15 persons)	2,674,362	(1)(2)(3)(5)(6)(7)	4.07%

*	Less than 1%.
(1)	Includes 173,558 shares beneficially owned by members of Richard H. Wollenberg’s immediate family, as to 120,179 shares of which Mr. Wollenberg disclaims any beneficial interest. Excludes 2,002,907 shares owned by The Wollenberg Foundation (the “Foundation”). Mr. Wollenberg is one of three trustees of the Foundation and shares the power to vote the shares held by the Foundation.
(2)	Includes 1,967,766 shares owned by The Wollenberg Family LLC (the “LLC”). Each of Richard H. Wollenberg and David A. Wollenberg is a manager of and has a 14.0802% interest in the LLC and shares the power to vote the shares held by the LLC.
(3)	Includes 85,020 shares held by the Leone B. Wollenberg Generation Skipping Trust (the “Trust”). Richard H. Wollenberg is the Personal Representative/Trustee and as such holds voting control but has no beneficial interest in the shares held by the Trust.
(4)	In 2006, Ms. McLaughlin served as Senior Vice President-Finance, Secretary and Treasurer until September 22, 2006.
(5)	Includes 16,843 shares owned by David L. Bowden and his spouse as joint tenants with right of survivorship, as to which Mr. Bowden shares voting and investment power.
(6)	Consists of shares beneficially owned by John R. Kretchmer in his capacity as trustee for The Kretchmer Family Trust, of which Mr. Kretchmer is one of two trustees and shares the power to vote the shares held by The Kretchmer Family Trust.
(7)	Includes 59,339 shares beneficially owned by members of David A. Wollenberg’s immediate family, as to which shares Mr. Wollenberg disclaims any beneficial interest. Excludes 2,002,907 shares owned by the Foundation. Mr. Wollenberg is one of three trustees of the Foundation and shares the power to vote the shares held by the Foundation.

FUTURE SHAREHOLDER PROPOSALS

If the merger is completed, there will be no public participation in any future meetings of shareholders of Longview. However, if the merger is not completed, Longview’s public shareholders will continue to be entitled to attend and participate in Longview shareholders’ meetings. If the merger is not completed, the Company will inform its shareholders, by press release or other means it deems reasonable, of the date by which the Company must receive shareholder proposals for inclusion in the proxy materials relating to the 2007 annual meeting of shareholders, which proposals must comply with the rules and regulations of the SEC then in effect.

HOUSEHOLDING

Longview delivers a copy of its proxy materials to each shareholder, including those who share an address. Shareholders who share the same last name and address and want to receive only one copy of the proxy materials may request to receive a single copy by notifying Longview in writing no later than 30 days prior to the mailing of the proxy materials each year at the following address: P.O. Box 639, Longview, Washington 98632-7411, Attention: Corporate Secretary.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

BROOKFIELD ASSET MANAGEMENT INC.,

HORIZON ACQUISITION CO.,

and

LONGVIEW FIBRE COMPANY

February 2, 2007

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of February 2, 2007 (this “Agreement”), by and among Longview Fibre Company, a Washington corporation (the “Company”), Brookfield Asset Management Inc., an Ontario corporation (“Parent”), and Horizon Acquisition Co., a Washington corporation and wholly-owned subsidiary of Parent (“Sub”).

WHEREAS, the respective boards of directors of Parent, Sub and the Company have approved, and have determined that it is in the best interests of their respective shareholders to consummate, the acquisition of the Company by Parent and Sub upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1     Definitions. As used in this Agreement, except as otherwise provided herein, the following terms have the meanings set forth below:

“Acquisition Proposal” means any proposal or offer made by any Person or Persons other than Parent, Sub or any Affiliate thereof (i) to acquire (whether in a single transaction or a series of related transactions), other than in the transactions contemplated by this Agreement, (A) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of 30% or more of any class of equity securities of the Company or (B) assets of the Company and its Subsidiaries (including securities of Subsidiaries) equal to 30% or more of the Company’s consolidated assets, or (ii) related to any merger, consolidation or other business combination, sale of shares of capital stock, tender offer or exchange offer, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries as a result of which any Person or “group” (as defined under Section 13(d) of the Exchange Act) would acquire assets, securities or businesses described in clause (i).

“Affiliate” has the meaning set forth in Rule l2b-2 of the Exchange Act.

“Agreement” has the meaning set forth in the Preamble.

“Articles of Merger” has the meaning set forth in Section 2.2.

“Banc of America Securities” has the meaning set forth in Section 4.18.

“Benefit Plans” has the meaning set forth in Section 4.8(a).

“Book-Entry Shares” has the meaning set forth in Section 3.1(d).

“Business Day” means a day other than a Saturday, a Sunday or another day on which commercial banking institutions in New York, New York are authorized or required by Law to be closed.

“CB Employees” has the meaning set forth in Section 6.4(c).

“Certificates” has the meaning set forth in Section 3.1(d).

“CIC Plans” has the meaning set forth in Section 6.4(b).

“Cleanup” means all actions required, or which a Governmental Entity would have authority to require, under applicable Environmental Laws, to clean up, remove, treat or remediate Hazardous Materials.

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in Section 3.1(a).

“Company” has the meaning set forth in the Preamble.

“Company Acquisition Agreement” has the meaning set forth in Section 6.3(d).

“Company Adverse Recommendation Change” has the meaning set forth in Section 6.3(d).

“Company Adverse Recommendation Notice” has the meaning set forth in Section 6.3(d).

“Company Charter Documents” has the meaning set forth in Section 4.1.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement.

“Company Material Adverse Effect” means any change, development, event or effect that has or is reasonably likely to have a material adverse effect on the business, assets, continuing operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that changes, developments, events and effects that are generally applicable to (i) the industries or markets in which the Company and its Subsidiaries operate, (ii) the United States economy or (iii) the United States securities and capital markets shall be excluded from the determination of Company Material Adverse Effect (in each case under (i), (ii) and (iii), only to the extent that such changes, developments, events or effects do not materially and disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to competitors of the Company and its Subsidiaries in the industries in which the Company and its Subsidiaries operate); and provided further that any adverse change, development, event or effect on the Company and its Subsidiaries resulting from (A) the execution and performance of this Agreement, the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, or any litigation resulting therefrom, (B) any acts of terrorism or war, or (C) changes (after the date of this Agreement) in any Law or accounting regulations or principles applicable to the Company or any of its Subsidiaries (to the extent that such changes do not materially and disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to competitors of the Company and its Subsidiaries in the industries in which the Company and its Subsidiaries operate), (D) the failure of Parent to consent (other than under circumstances in which Parent is entitled to withhold such consent pursuant to Section 6.1) to any of the actions proscribed in Section 6.1 and (E) a decrease in the market price of the Common Stock (provided that the exception in this clause (E) shall not prevent or otherwise affect a determination that any change, development, event or effect underlying such a decrease in market price has resulted in, or contributed to, a Company Material Adverse Effect) shall also be excluded from the determination of Company Material Adverse Effect.

“Company Material Contracts” has the meaning set forth in Section 4.21(b).

“Company Shareholder Approval” has the meaning set forth in Section 4.3(c).

“Company SEC Reports” has the meaning set forth in Section 4.5(a).

“Company Special Meeting” has the meaning set forth in Section 6.7(a).

“Confidentiality Agreement” has the meaning set forth in Section 6.2(a).

“Consideration Fund” has the meaning set forth in Section 3.2(a).

“Continuing Director” means (i) any member of the board of directors of the Company, while such Person is a member of the board of directors of the Company, who is not an Affiliate or associate (as such term is defined under the Exchange Act) of Parent or Sub or a representative, designee or nominee of Parent or Sub or of any such Affiliate or associate, and who was a member of the board of directors of the Company on the date of this Agreement, and (ii) any Person who becomes a member of the board of directors of the Company after the date of this Agreement, while such Person is a member of the board of directors of the Company, who is not an Affiliate or associate of Parent or Sub or a representative, designee or nominee of Parent or Sub or of any such Affiliate or associate, if such Person’s nomination for election, or election, to the board of directors of the Company is recommended or approved by a majority of the Continuing Directors.

“Contract” means any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound.

“Dissenting Shares” has the meaning set forth in Section 3.3(a).

“Effective Time” has the meaning set forth in Section 2.2.

“Election Period” has the meaning set forth in Section 8.3(a).

“Employees” has the meaning set forth in Section 6.4(c).

“Environmental Claim” means any claim, notice, directive, action, cause of action, investigation, suit, demand or abatement order or other order by a Governmental Entity alleging liability arising out of, based on, or resulting from (a) the presence or Release of any Hazardous Materials at any location or (b) circumstances forming the basis of any violation of any Environmental Law.

“Environmental Laws” means all applicable Laws relating to timberland management and operation, human health and safety (solely as it relates to exposure to Hazardous Materials), pollution or protection of the environment, including Laws relating to Releases of Hazardous Materials and the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Materials, including the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. § 2701 et seq.), Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), the Endangered Species Act of 1973 (16 U.S.C. § 1531 et seq.), the Occupational Safety and Health Act (15 U.S.C. § 651 et seq.) (solely as it relates to exposure to Hazardous Materials), and other similar state and local statutes, in effect as of the date hereof.

“ERISA” has the meaning set forth in Section 4.8(a).

“ERISA Affiliate” has the meaning set forth in Section 4.8(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Filed Company SEC Reports” has the meaning set forth in Section 4.6.

“GAAP” has the meaning set forth in Section 4.5(a).

“Goldman Sachs” has the meaning set forth in Section 4.18.

“Governmental Entity” has the meaning set forth in Section 4.4.

“Hazardous Materials” means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Parties” has the meaning set forth in Section 6.6(a).

“Insurance Policies” has the meaning set forth in Section 4.22.

“Insured Parties” has the meaning set forth in Section 6.6(b).

“Intervening Event” means an event, unknown to the board of directors of the Company as of the date of this Agreement (or, if known, the material consequences of which are not known to or understood by the board of directors of the Company as of the date of this Agreement), which event (or any material consequence of which) becomes known to or by (or understood by) the board of directors of the Company prior to the Company Shareholder Approval and which causes the board of directors of the Company to determine in good faith, after consultation with its outside legal counsel, that its failure to effect a Company Adverse Recommendation Change would be reasonably likely to be inconsistent with the directors’ fiduciary duties (including the standards of conduct set forth in Section 23B.08.300 of the WBCA) under applicable Law; provided, however, that in no event shall any of the following constitute an Intervening Event: (i) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof, (ii) changes in the price or value of timber, timberlands or other products currently produced by the Company or one of its Subsidiaries, (iii) an increase in the market price of the Common Stock (provided that the exception in this clause (iii) shall not prevent or otherwise affect a determination that any change, development, event or effect underlying such an increase in market price constitutes an Intervening Event).

“Intervening Event Termination Notice” has the meaning set forth in Section 8.2(a).

“IRS” has the meaning set forth in Section 4.8(c).

“knowledge” means such facts and other information that as of the date of determination are actually known to the chief executive officer, president, chief financial officer or general counsel of the referenced party, or, with respect to the Company, the senior vice president for manufacturing and sales or the senior vice president for timber.

“Law” means any federal, state, local or foreign law (including common law), statute, ordinance, regulation, judgment, order, decree, writ, injunction, arbitration award, franchise, license, agency requirement or permit of any Governmental Entity.

“Lien” means any pledge, mortgage, security interest or other encumbrance of any kind or nature whatsoever.

“Limited Access Agreement” means the Limited Access Agreement, entered into as of December 1, 2006, by and between the Company on behalf of itself and its wholly owned subsidiaries and Parent.

“Maximum Amount” has the meaning set forth in Section 6.6(b).

“Merger” has the meaning set forth in Section 2.1.

“Merger Consideration” has the meaning set forth in Section 3.1(a).

“Minimum Condition” has the meaning set forth in Section 8.3(b).

“Non-CB Employees” has the meaning set forth in Section 6.4(a).

“Offer” has the meaning set forth in Section 8.3(b).

“Offer Completion Period” has the meaning set forth in Section 8.3(b).

“Offering Materials” has the meaning set forth in Section 6.2(c).

“Parent” has the meaning set forth in the Preamble.

“Parent Material Adverse Effect” means any material adverse change in, or material adverse effect on, the ability of Parent or Sub to, in a timely manner, perform its obligations under this Agreement and consummate the transactions contemplated hereby.

“Parent Plans” has the meaning set forth in Section 6.4(d).

“Paying Agent” has the meaning set forth in Section 3.2(a).

“Permit” has the meaning set forth in Section 4.11.

“Permitted Lien” means any (i) Lien reserved against or identified in the financial statements (including the related notes) of the Company included in the Filed Company SEC Reports, as the case may be, to the extent so reserved or reflected or described in the notes thereto, (ii) Lien for Taxes not yet due and payable or, if due, not delinquent or being contested in good faith by appropriate proceedings, (iii) mechanics’, materialmen’s, carriers’, workers’, landlords’, loggers’, woodsmen’s, repairmen’s, warehousemen’s and other similar Lien arising or incurred in the ordinary and usual course of business or with respect to liabilities that are not yet due and payable or, if due, are not delinquent or are being contested in good faith by appropriate proceedings, (iv) Lien imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building, environmental or similar restrictions, (v) mineral leases (including rock, gravel and sand) on timberlands, (vi) Lien that does not materially detract from the value or materially interfere with any present or intended use of such property or assets, and (vii) Contracts entered into in the ordinary course of business between the Company and its Subsidiaries providing for the harvesting of timber on timberlands of the Company or Subsidiaries of the Company and the rights of third parties under Contracts with the Company’s Subsidiaries in the ordinary course of business providing for the harvesting of such timber.

“Person” means any natural person or any corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

“Post-Signing Returns” has the meaning set forth in Section 6.12(b)(ii).

“Proxy Statement” has the meaning set forth in Section 6.7(b).

“Qualifying Tail Policy” has the meaning set forth in Section 6.6(b).

“REIT ” means a real estate investment trust within the meaning of sections 856 through 860 of the Code.

“Release” means any actual or threatened release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or real property.

“Representatives” has the meaning set forth in Section 6.2(a).

“Restraints” has the meaning set forth in Section 7.1(b).

“Rights Agreement” means the Rights Agreement, dated as of March 1, 1999, between the Company and Wells Fargo Bank, N.A., as successor rights agent.

“SEC” means the United States Securities and Exchange Commission.

“Second-Step Merger” has the meaning set forth in Section 8.3(c).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Skadden” has the meaning set forth in Section 7.2(d).

“Sub” has the meaning set forth in the Preamble.

“Subsidiary” means, as to any Person, any corporation, partnership, limited liability company, association or other business entity (i) of which such Person directly or indirectly owns securities or other equity interests representing more than fifty percent (50%) of the aggregate voting power, (ii) of which such Person possesses more than fifty percent (50%) of the right to elect directors or Persons holding similar positions, or (iii) that such Person controls directly or indirectly through one or more intermediaries.

“Superior Proposal” means any bona fide, written offer made by a third party to acquire, directly or indirectly, more than 66 2/3% of the equity securities of the Company or all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis, which the board of directors of the Company determines in good faith (after consultation with its outside counsel and financial advisor) to be more favorable to the Company’s shareholders from a financial point of view than the Merger, taking into account at the time of determination any changes to the terms of this Agreement proposed by Parent and the ability of the Person making such proposal to consummate the transactions contemplated by such proposal in a timely manner (based upon, among other things, all financial, legal, regulatory and other aspects of such proposal).

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Tax Return” means any report, return, document, claim for refund, estimate, declaration or other information or filing (including any attachment thereto or any amendment thereof) supplied or required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes.

“Taxes” means any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, value added, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the United States Internal Revenue Service or any taxing authority (whether domestic or foreign including any state, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments, and shall include any liability in respect of any items described above as a transferee or successor, pursuant to Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign Law), or as an indemnitor, guarantor, surety or in a similar capacity under any contract, arrangement, agreement, understanding or commitment (whether oral or written).

“Tender Offer Election” has the meaning set forth in Section 8.3(a).

“Tender Offer Launch Period” has the meaning set forth in Section 8.3(b).

“Tender Offer Waiver” has the meaning set forth in Section 8.3(a).

“Termination Date” has the meaning set forth in Section 8.1(b)(i).

“Termination Fee” has the meaning set forth in Section 8.2(b).

“Transfer Taxes” has the meaning set forth in Section 6.12(a).

“United States” means the United States of America.

“WBCA” means the Washington Business Corporation Act, as amended.

Section 1.2    Other Definitional Provisions; Interpretation

(a) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to articles, sections, paragraphs, exhibits and schedules are to the articles, sections and paragraphs of, and exhibits and schedules to, this Agreement, unless otherwise specified.

(b) Whenever “include,” “includes” or “including” is used in this Agreement, such word shall be deemed to be followed by the phrase “without limitation.”

(c) Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders and words denoting natural persons shall be deemed to include business entities and vice versa.

(d) When used in reference to information or documents, the phrase “made available” means that the information or documents referred to have been made available if requested by the party to which such information or documents are to be made available.

(e) The phrases “the date of this Agreement” and “the date hereof” and terms or phrases of similar import shall be deemed to refer to February 2, 2007, unless the context otherwise requires.

(f) Terms defined in the text of this Agreement as having a particular meaning have such meaning throughout this Agreement, except as otherwise indicated in this Agreement.

ARTICLE II

THE MERGER

Section 2.1    The Merger. Subject to the terms and conditions of this Agreement and in accordance with the WBCA, at the Effective Time, the Company and Sub shall consummate a merger (the “Merger”) pursuant to which (i) Sub shall merge with and into the Company and the separate corporate existence of Sub shall thereupon cease, (ii) the Company shall be the surviving corporation (the “Surviving Corporation”) in the Merger and (iii) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger except as provided in Section 2.4. The Merger shall have the effects set forth in Section 23B.11.060 of the WBCA.

Section 2.2    Effective Time. Parent, Sub and the Company shall cause articles of merger (the “Articles of Merger”) to be delivered on the Closing Date (or on such other date as Parent and the Company may agree in writing) to the Secretary of State of the State of Washington for filing as provided in the WBCA, and shall make all other deliveries, filings or recordings required by the WBCA in connection with the Merger. The Merger shall become effective on the date on which the Articles of Merger are filed by the Secretary of State of the State of Washington, or on such other later date as is agreed upon by the parties and specified in the Articles of Merger, and at the time specified in the Articles of Merger or, if not specified therein, by the WBCA, and such time on such date of effectiveness is hereinafter referred to as the “Effective Time.”

Section 2.3    Closing. The closing of the Merger (the “Closing”) will take place at 9:00 A.M., Central Time, on a date to be specified by the parties, which shall be no later than two (2) Business Days after satisfaction or waiver of all of the conditions set forth in Article VII hereof (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 333 West Wacker Drive, Chicago, Illinois, unless another time, date or place is agreed to in writing by the parties hereto (such date on which the Closing is to take place being the “Closing Date”).

Section 2.4    Articles of Incorporation and Bylaws of the Surviving Corporation. The articles of incorporation of the Company, as in effect immediately prior to the Effective Time, shall at the Effective Time be amended and restated in full to read as set forth in Exhibit A and as so amended and restated shall be the articles of incorporation of the Surviving Corporation, until thereafter amended as provided by the WBCA and such articles of incorporation. The bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, except as to the name of the Surviving Corporation, which shall be Longview Fibre Company, until thereafter amended as provided by the WBCA, the articles of incorporation of the Surviving Corporation and such bylaws.

Section 2.5    Directors and Officers of the Surviving Corporation. The directors of Sub at the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s articles of incorporation and bylaws. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s articles of incorporation and bylaws.

ARTICLE III

CONVERSION OF SHARES

Section 3.1    Conversion of Shares

(a) At the Effective Time, each share of the Company’s common stock, ascribed value $1.50 per share (the “Common Stock”), issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock to be cancelled pursuant to Section 3.1(c) and Dissenting Shares) shall, by virtue of the Merger and without any action on the part of Parent, Sub, the Company or the holder thereof, be converted into the right to receive from Parent $24.75 in cash (the “Merger Consideration”) without any interest thereon.

(b) Each share of common stock, no par value per share, of Sub issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of Parent or Sub, be converted into one fully paid and nonassessable share of the common stock, no par value per share, of the Surviving Corporation.

(c) All shares of Common Stock that are owned by Parent, Sub or any other direct or indirect wholly-owned Subsidiary of Parent shall, at the Effective Time, be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(d) At the Effective Time, each share of Common Stock converted into the right to receive the Merger Consideration without any interest thereon pursuant to Section 3.1(a) shall be automatically cancelled and retired and shall cease to exist, and the holders immediately prior to the Effective Time of such shares of outstanding Common Stock not represented by certificates (“Book-Entry Shares”) and the holders of certificates that, immediately prior to the Effective Time, represented shares of outstanding Common Stock (the “Certificates”) shall cease to have any rights with respect to such shares of Common Stock other than the right to receive, upon surrender of such Book-Entry Shares or Certificates in accordance with Section 3.2, the Merger Consideration, without any interest thereon, for each such share of Common Stock held by them.

(e) Without in any way limiting the covenants in Section 6.1, if at any time between the date of this Agreement and the Effective Time any change in the number of outstanding shares of Common Stock shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the amount of the Merger Consideration as provided in Section 3.1(a) shall be equitably adjusted to reflect such change. In addition, the Merger Consideration shall be reduced by an amount equal to the quotient obtained by dividing (i) the aggregate amount of all dividends (if any) paid by the Company pursuant to Section 6.1(c)(ii) and Section 6.12(b)(v) hereof by (ii) the total number of shares of Common Stock issued and outstanding immediately prior to the Effective Time. For the avoidance of doubt, dividends permitted under Section 6.1(c)(i) shall not result in any reduction of the Merger Consideration.

(f) Notwithstanding anything to the contrary in this Agreement (but without in any way limiting the covenants in Section 6.1), the consummation of the Merger shall not affect the Surviving Corporation’s obligation to pay all dividends and other distributions on the Common Stock that are authorized with a record date prior to and remain unpaid at the Effective Time. For the avoidance of doubt, notwithstanding the occurrence of the Effective Time, neither the Merger nor anything in this Agreement shall affect the right of any Person to receive dividends or other distributions on the Common Stock authorized with a record date prior to and remaining unpaid at the Effective Time.

Section 3.2    Exchange of Certificates and Book-Entry Shares

(a) At or prior to the Closing, Parent shall deliver or cause to be delivered, in trust, to Wells Fargo Bank, N.A. (the “Paying Agent”), for the benefit of the holders of shares of Common Stock at the Effective Time, sufficient funds for timely payment of the aggregate Merger Consideration (such cash being hereinafter referred to as the “Consideration Fund”) to be paid pursuant to this Section 3.2 in respect of Certificates and Book-Entry Shares, assuming no Dissenting Shares. In the event the Consideration Fund shall be insufficient to pay the aggregate Merger Consideration contemplated by Section 3.1, Parent shall promptly deliver, or cause to be delivered, additional funds to the Paying Agent in an amount that is equal to the deficiency in the amount required to make such payments.

(b) Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of Certificates or Book-Entry Shares whose shares were converted into the right to receive Merger Consideration pursuant to Section 3.1 (i) a letter of transmittal that shall specify that delivery of such Certificates or Book-Entry Shares shall be deemed to have occurred, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent (including customary provisions with respect to delivery of an “agent’s message” with respect to Book-Entry Shares as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration, the form and substance of which letter of transmittal and instructions shall be substantially as reasonably agreed to by the Company and Parent and prepared prior to the Closing. Upon surrender of a Book-Entry Share or a Certificate for cancellation to the Paying Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and with such other documents as may be required pursuant to such instructions, the holder of such Book-Entry Share or Certificate shall be entitled to receive in exchange therefor, subject to any required withholding of Taxes, the Merger Consideration pursuant to the provisions of this Article III, and the Book-Entry Share or Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the Merger Consideration payable to holders of Book-Entry Shares or Certificates. If any Merger Consideration is to be paid to a Person other than a Person in whose name the Book-Entry Share or Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that (x) the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (y) the Person requesting such exchange shall pay to the Paying Agent any transfer or other Taxes required by reason of payment of the Merger Consideration to a Person other than the registered holder of the Book-Entry Share or Certificate surrendered, or shall establish to the reasonable satisfaction of the Paying Agent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.2, each Certificate (other than Certificates representing shares of Common Stock owned by Parent, Sub or any other direct or indirect wholly-owned Subsidiary of Parent, which shall have been cancelled pursuant to Section 3.1(c), and other than Certificates representing Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article III, without any interest thereon, and any declared and unpaid dividends to which the holder of such Certificate is entitled.

(c) The Consideration Fund shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation; provided, however, that any such investments shall be in (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof and having maturities of not more than one month from the date of investment or (ii) money market mutual or similar funds having assets in excess of $1,000,000,000. Earnings on the Consideration Fund shall be the sole and exclusive property of Parent and the Surviving Corporation and shall be paid to Parent or the Surviving Corporation, as Parent directs. No investment of the Consideration Fund shall relieve Parent, the Surviving Corporation or the Paying Agent from making the payments required by this Article III, and following any losses from any such investment, Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of shares of Common Stock at the Effective Time in the amount of such losses, which additional funds will be deemed to be part of the Consideration Fund.

(d) The Merger Consideration paid in respect of shares of Common Stock upon the surrender for exchange of Book-Entry Shares or Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Common Stock previously represented by such Book-Entry Shares or Certificates. At and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged for the Merger Consideration pursuant to this Article III, except as otherwise provided by Law.

(e) Any portion of the Consideration Fund (including the proceeds of any investments thereof) that remains unclaimed by the former shareholders of the Company one (1) year after the Effective Time shall be delivered to the Surviving Corporation. From and after the Effective Time, the holders of Certificates or Book-Entry shares that evidenced ownership of shares of Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Common Stock, except as otherwise provided for herein or by applicable Law. Any holders of Certificates or Book-Entry Shares who have not theretofore complied with this Article III with respect to such Certificates or Book-Entry Shares shall thereafter look only to the Surviving Corporation for payment of their claim for Merger Consideration in respect thereof.

(f) Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to any Person in respect of cash from the Consideration Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share shall not have been surrendered prior to the date on which any Merger Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving

Corporation, and any holder of such Certificate or Book-Entry Share who has not theretofore complied with this Article III with respect thereto shall thereafter look only to the Surviving Corporation for payment of its claim for Merger Consideration in respect thereof.

(g) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (such affidavit shall be in a form reasonably satisfactory to Parent and the Paying Agent) by the Person claiming such Certificate to be lost, stolen or destroyed, and, if required by the Paying Agent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which such Person is entitled in respect of such Certificate pursuant to this Article III.

(h) Subject to Section 6.12(a), Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration or other amounts otherwise payable pursuant to this Agreement to any former holder of shares of Common Stock such amounts as Parent, the Surviving Corporation or the Paying Agent, as the case may be, is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent and paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the shares of Common Stock in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent, as the case may be.

Section 3.3    Shares of Dissenting Shareholders

(a) Notwithstanding anything in this Agreement other than Section 3.3(b) to the contrary, any shares of Common Stock that are issued and outstanding immediately prior to the Effective Time and held by a shareholder who is entitled to dissent from the Merger under Chapter 23B.13 of the WBCA and who has exercised, when and in the manner required by Chapter 23B.13 of the WBCA to the extent so required prior to the Effective Time, such right to dissent and to obtain payment of the fair value of such shares under Chapter 23B.13 of the WBCA in connection with the Merger (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration unless and until such shareholder shall have effectively withdrawn or lost (through failure to perfect or otherwise) such shareholder’s right to obtain payment of the fair value of such shareholder’s Dissenting Shares under Chapter 23B.13 of the WBCA, but shall instead be entitled only to such rights with respect to such Dissenting Shares as may be granted to such shareholder under Chapter 23B.13 of the WBCA. From and after the Effective Time, Dissenting Shares shall not be entitled to vote for any purpose or be entitled to the payment of dividends or other distributions (except dividends or other distributions payable to shareholders of record prior to the Effective Time), and holders of Dissenting Shares shall have no rights as a shareholder of the Surviving Corporation with respect to such Dissenting Shares, except those provided under Chapter 23B.13 of the WBCA.

(b) If any shareholder who holds Dissenting Shares effectively withdraws or loses (through failure to perfect or otherwise) such shareholder’s right to obtain payment of the fair value of such shareholder’s Dissenting Shares under Chapter 23B.13 of the WBCA, then, as of the later of the Effective Time and the occurrence of such effective withdrawal or loss, such shareholder’s shares of Common Stock shall no longer be Dissenting Shares and, if the occurrence of such effective withdrawal or loss is later than the Effective Time, shall be treated as if they had as of the Effective Time been converted into the right to receive Merger Consideration, without any interest thereon, as set forth in subsection (a) of Section 3.1 or converted or cancelled in accordance with subsections (b) or (c) of Section 3.1, as applicable.

(c) The Company shall give Parent (i) prompt notice of any notices of intent to demand payment for any shares of Common Stock, attempted withdrawals of such demands for payment and any other instruments served pursuant to the WBCA and received by the Company relating to the exercise of dissenters’ rights under Chapter 23B.13 of the WBCA and (ii) the opportunity to participate in all negotiations and proceedings which take place prior to the Effective Time with respect to the exercise of dissenters’ rights under the WBCA. Except with the prior written consent of Parent, the Company shall not voluntarily make any payment with respect to the exercise of dissenters’ rights or settle or offer to settle any demands for payment with respect to Dissenting Shares.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company SEC Reports filed by the Company prior to the date of this Agreement or in the Company Disclosure Schedule, the Company represents and warrants to Parent and Sub as follows:

Section 4.1    Organization. Each of the Company and its Subsidiaries is a corporation or other entity duly organized, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so existing and in good standing or to have such power and authority would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole. The Company has made available to Parent a correct and complete copy of its articles of incorporation and bylaws (the “Company Charter Documents”), as currently in effect, and is not in violation of any provision of its articles of incorporation or bylaws.

Section 4.2    Capitalization

(a) The authorized capital stock of the Company consists of (i) 150,000,000 shares of Common Stock, 65,779,118 of which were issued and outstanding as of the date hereof and (ii) 2,000,000 shares of preferred stock, no ascribed or par value per share, none of which was issued or outstanding as of the date hereof. All of the outstanding shares of the Company’s capital stock are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights. As of the date hereof, other than pursuant to the Rights Agreement, there are no existing (i) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock, voting securities, stock appreciation or similar rights or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares, securities or equity interests, (ii) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock, voting securities or equity interests of the Company or any of its Subsidiaries or (iii) voting trusts or similar agreements to which the Company is a party with respect to the voting of the capital stock of the Company.

(b) All of the outstanding shares of capital stock or equivalent equity interests of each of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable and are owned of record and beneficially, directly or indirectly, by the Company free and clear of all Liens.

(c) Neither the Company nor any of its Subsidiaries own any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, trust or other entity, other than a Subsidiary of the Company, which interest or investment is material to the Company and its Subsidiaries, taken as a whole.

Section 4.3    Authorization; Validity of Agreement; Company Action.

(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the approval of its shareholders, to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by its board of directors, and, except for, with respect to the Merger, obtaining the approval of its shareholders, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, subject to approval by the Company’s shareholders (and assuming due and valid authorization, execution and delivery hereof by Parent and Sub), is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) The board of directors of the Company has (i) determined that it is in the best interests of the Company’s shareholders for the Company to consummate the acquisition of the Company by Parent and Sub upon the terms and subject to the conditions set forth in this Agreement, (ii) adopted this Agreement and approved the transactions contemplated hereby, including the Merger, and (iii) resolved, subject to Section 6.3, to recommend that the shareholders of the Company approve this Agreement and the transactions contemplated hereby, including the Merger.

(c) The affirmative vote (in person or by proxy) of the holders of not less than two-thirds of the outstanding shares of Common Stock at the Company Special Meeting in favor of the approval of this Agreement (the “Company Shareholder Approval”) is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries that is necessary to approve this Agreement and the transactions contemplated hereby, including the Merger.

Section 4.4    Consents and Approvals; No Violations. The execution and delivery of this Agreement by the Company do not, and the performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby will not, (i) violate any provision of the articles of incorporation or bylaws (or equivalent organizational documents) of the Company or any of its Subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any Lien upon any of the respective properties or assets of, the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of a Contract or Permit, (iii) violate any Law applicable to the Company, any of its Subsidiaries or any of their properties or assets or (iv) other than in connection with or compliance with (A) the WBCA, (B) requirements under other state corporation Laws, (C) the HSR Act, (D) New York Stock Exchange rules and listing standards and (E) the Exchange Act, require the Company to make any filing or registration with or notification to, or require the Company to obtain any authorization, consent or approval of, any court, legislative, executive or regulatory authority or agency, whether domestic, foreign or multinational (a “Governmental Entity”), except, in the case of clauses (ii) and (iii), for such violations, breaches, defaults, terminations, cancellations, accelerations or Liens that would not have a Company Material Adverse Effect (without giving effect to clause (A) of the definition of such term), and, in the case of clause (iv), for such filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to materially adversely affect the ability of the Company to, in a timely manner, perform its obligations under this Agreement or consummate the transactions contemplated hereby.

Section 4.5    SEC Reports.

(a) The Company has filed all reports and other documents with the SEC required to be filed by the Company since October 31, 2005 (such documents, together with any reports filed during such period by the Company with the SEC on a voluntary basis on Form 8-K, the “Company SEC Reports”). As of their respective filing dates, the Company SEC Reports (i) complied in all material respects with, to the extent in effect at the time of filing, the applicable requirements of the Securities Act and the Exchange Act and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) of the Company included in the Company SEC Reports complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, was prepared in accordance with the rules and regulations of the SEC and generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments). As of the date of this Agreement, to the knowledge of the Company, there are no outstanding or unresolved comments received from the SEC staff with respect to the Company SEC Reports and none of the Company SEC Reports is the subject of ongoing SEC review or investigation.

(b) The chief executive officer and principal financial officer of the Company have made all certifications required by Section 302 and Section 906 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder by the SEC, and the statements contained in any such certificates were complete and correct when made.

Section 4.6    No Undisclosed Liabilities. Except for (a) liabilities and obligations incurred in the ordinary course of business since October 31, 2005, (b) liabilities and obligations as and to the extent reflected or reserved against on the audited balance sheet of the Company and its Subsidiaries as of October 31, 2005 (including the notes thereto) included in the Company SEC Reports filed by the Company and publicly available prior to the date of this Agreement (the “Filed Company SEC Reports”), (c) liabilities and obligations incurred in connection with the Merger or, with respect to liabilities and obligations incurred on or after the date hereof, that are permitted by this Agreement, (d) liabilities and obligations that would not, individually or in the aggregate, have a Company Material Adverse Effect, and (e) other liabilities and obligations that are disclosed as exceptions to any other representation or warranty contained in this Article IV, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected or reserved against in a consolidated balance sheet of the Company and its consolidated Subsidiaries prepared in accordance with GAAP or the notes thereto as applied in preparing the consolidated balance sheet of the Company and its consolidated Subsidiaries included in the Company SEC Reports.

Section 4.7    Absence of Certain Changes. Except as contemplated by this Agreement, since October 31, 2005, (a) the Company has not suffered a Company Material Adverse Effect and (b) the Company and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice.

Section 4.8    Employee Benefit Plans; ERISA.

(a) Section 4.8(a) of the Company Disclosure Schedule sets forth a list of each material deferred compensation, bonus or other incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each material severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); each material profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of section 3(2) of ERISA); each material employment, termination or severance agreement; and each other material employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated, that together with the Company would be deemed a “single employer” within the meaning of section 4001(b) of ERISA (any such trade or business, an “ERISA Affiliate”), or to which the Company or an ERISA Affiliate is party, whether written or oral, for the benefit of any employee of the Company or any of its Subsidiaries, other than any “multiemployer plan” within the meaning of section 3(37) of ERISA) (the “Benefit Plans”). The Company has made available to Parent a true and complete copy of each Benefit Plan and all amendments thereto (or in the case of any Benefit Plan that is not in writing, a written description thereof).

(b) Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, each Benefit Plan is now and has been operated in accordance with the requirements of all applicable Laws, including ERISA and the Code, and in accordance with its terms.

(c) Each Benefit Plan intended to qualify under section 401(a) of the Code and each trust intended to qualify under section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the United States Internal Revenue Service (the “IRS”) with respect to such Benefit Plan as to its qualified status under the Code, or has remaining a period of time under applicable treasury regulations of the Code or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of such Benefit Plan.

(d) With respect to each Benefit Plan that is not a “multiemployer plan” (within the meaning of section 3(37) or 4001(a)(3) of ERISA) or except as would not, individually or in the aggregate, have a Company Material Adverse Effect: (i) no liability under Title IV or section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, (ii) to the knowledge of the Company, no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring a material liability under Title IV of ERISA and (iii) the Pension Benefit Guaranty Corporation has not instituted proceedings under section 4042 of ERISA to terminate any Benefit Plan and, to the knowledge of the Company, no condition exists that presents a material risk that such proceedings will be instituted.

(e) To the knowledge of the Company, there are no material unresolved claims or disputes under the terms of, or in connection with, any Benefit Plan (other than routine claims for benefits), and, as of the date hereof, no action, legal or otherwise, has been commenced with respect to any such material claim, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(f) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, officer, or director of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment under a Benefit Plan or (ii) accelerate the time of payment or vesting of benefits, or materially increase the amount of compensation, due any such employee, officer or director under a Benefit Plan.

Section 4.9    Litigation. There is (a) no action, claim, suit, proceeding or governmental or regulatory investigation pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries and (b) no injunction, order, judgment, ruling or decree imposed (or, to the knowledge of the Company, threatened to be imposed) upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries, by or before any Governmental Entity, except such actions, claims, suits, proceedings, governmental or regulatory investigations, injunctions, orders, judgments, rulings or decree that would not, individually, be material to the Company and its Subsidiaries, taken as a whole, or, in the aggregate, have a Company Material Adverse Effect.

Section 4.10    Compliance with Law. The Company and its Subsidiaries are in compliance with all Laws, in each case, applicable to the Company or any of its Subsidiaries or any of their respective assets and properties, except such non-compliance that would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole. Notwithstanding the foregoing, this Section 4.10 shall not apply to employee benefit plans, Permits, Taxes, Environmental Laws or labor matters, which, solely with respect to compliance with Laws, are the subject exclusively of the representations and warranties in Section 4.8, Section 4.11, Section 4.12, Section 4.15 and Section 4.16, respectively.

Section 4.11    Permits. The Company and each of its Subsidiaries hold all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Entities, or required by Governmental Entities to be obtained, in each case, necessary for the lawful conduct of their respective businesses (collectively, “Permits”), except for such Permits the failure of which to hold or obtain would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms and conditions of all Permits, except such non-compliance that would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.12    Taxes.

(a) Each of the Company and its Subsidiaries has (i) timely filed all material Tax Returns required to be filed by any of them (taking into account applicable extensions) and all such returns were true, correct and complete in all material respects when filed and (ii) timely paid or accrued (in accordance with GAAP) all material Taxes that are required to be paid.

(b) There are no material ongoing federal, state, local or foreign audits, examinations, litigations or administrative proceedings of or with respect to any Tax Return or Tax matter of the Company or its Subsidiaries, and, to the knowledge of the Company, none have been threatened in writing.

(c) There are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or material deficiencies against the Company or any of its Subsidiaries.

(d) Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes.

(e) There are no material liens for Taxes upon the assets of the Company or any of its Subsidiaries, except liens for Taxes not yet due and payable and liens for Taxes that are being contested in good faith.

(f) The Company (i) has, since January 1, 2006, been organized and operated, and intends to continue to operate, in a manner consistent with the requirements for qualification and taxation as a REIT and (ii) has not taken any action or omitted to take any action that would reasonably be expected to result in a successful challenge by the United States Internal Revenue Service to the Company’s ability to elect to be a REIT for the fiscal year ending December 31, 2006.

(g) No Subsidiary of the Company, excluding any Subsidiary in which the Company holds 10% or less by both vote and value, within the meaning of section 856(c)(4)(B)(iii) of the Code, is a corporation for U.S. federal income tax purposes, other than a corporation that qualifies as a “qualified REIT subsidiary” within the meaning of section 856(i)(2) of the Code or as a “taxable REIT subsidiary” within the meaning of section 856(l) of the Code. Each Subsidiary of the Company that is a partnership, joint venture or limited liability company and which has not elected to be a “taxable REIT subsidiary” within the meaning of section 856(l) of the Code (i) has been since January 1, 2006 treated for U.S. federal income tax purposes as a partnership or disregarded entity and not as a corporation or an association taxable as a corporation and (ii) has not since the latest of January 1, 2006, its formation or the acquisition by the Company of a direct or indirect interest therein owned any assets (including securities) that have caused the Company to violate section 856(c)(4) of the Code. Neither the Company nor any of its Subsidiaries has incurred any liability for material Taxes under sections 857(b), 860(c) or 4981 of the Code that has not been previously paid. To the knowledge of the Company, (A) neither the Company nor any of its Subsidiaries (other than a “taxable REIT subsidiary” within the meaning of section 856(l) of the Code or any subsidiary of a “taxable REIT subsidiary”) has engaged at any time in any “prohibited transaction” within the meaning of section 857(b)(6) of the Code and (B) neither the Company nor any of its Subsidiaries has engaged in any transaction that would give rise to “redetermined rents, redetermined deductions, and excess interest” described in section 857(b)(7) of the Code.

(h) All material amounts of Taxes required to be withheld by the Company and each of its Subsidiaries have been timely withheld, to the extent required by applicable Law, and paid over to the appropriate Governmental Entity. Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor, (ii) has engaged in any “listed transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(2), (iii) has requested any extension of time within which to file any material Tax Return that has not yet been filed or (iv) has requested a private letter ruling from the IRS or comparable rulings from other Governmental Entities. To the knowledge of the Company, no power of attorney with respect to any Tax matter is currently in force with respect to the Company or any of its Subsidiaries. To the knowledge of the Company, no unresolved claim has been made in writing by a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any such Subsidiary is or may be subject to taxation by that jurisdiction.

Section 4.13    Tangible Assets. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and/or one or more of its Subsidiaries have valid title to, or valid leasehold or sublease interests or other comparable contract rights in or relating to, all of the real properties and other tangible assets (including timber) necessary for the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted.

Section 4.14    Intellectual Property. Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries own, or possess necessary or required licenses or other necessary or required rights to use in the manner currently used, all items of intellectual property that are necessary for the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted. Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, there is no claim pending or, to the knowledge of the Company, threatened, that the Company or any of its Subsidiaries is in violation of any intellectual property rights of any third party, and, to the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, does not violate any intellectual property rights of any third party.

Section 4.15    Environmental.

(a) Each of the Company and its Subsidiaries is, and has, since October 31, 2005, been, in compliance with all Environmental Laws, which compliance includes the possession by the Company and its Subsidiaries of Permits required for their current operations under applicable Environmental Laws, and compliance with the terms and conditions thereof, except for such failures to be in compliance as would not be material to the Company and its Subsidiaries, taken as a whole.

(b) Neither the Company nor any of its Subsidiaries has received written notice of any Environmental Claims against the Company or any Subsidiary that would, if the Company or any such Subsidiary were found to be liable, individually or in the aggregate, be material to the Company and its Subsidiaries taken as a whole.

(c) To the knowledge of the Company, with respect to the real property currently owned, leased or operated by the Company or any of its Subsidiaries, there have been no Releases of Hazardous Materials that would be expected to require a Cleanup, other than any such Cleanups that would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.16    Labor Matters.

(a) There are no pending or, to the knowledge of the Company, any threatened strikes, lockouts, work stoppages or slowdowns involving the employees of the Company or any of its Subsidiaries, and, further, there have been no material strikes, lockouts or work stoppages within the past three years.

(b) Section 4.16(b) of the Company Disclosure Schedule lists collective bargaining agreements between the Company and/or one or more of its Subsidiaries and a labor union or labor organization as of the date hereof. Neither the Company nor any of its Subsidiaries is a party to, or bound by, any other collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. As of the date hereof and to the knowledge of the Company, there are no labor organizational campaigns, representation or certification proceedings or petitions seeking a representation proceeding with respect to any of the employees of the Company or any of its Subsidiaries.

(c) As of the date hereof, there is no unfair labor practice, labor arbitration or grievance proceeding pending or, to the knowledge of the Company, threatened against the Company or its Subsidiaries, except for any such proceeding that would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

(d) Except as would not be material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries is in compliance with all applicable Laws relating to employment, including those related to discrimination, health and safety, leaves of absence, wages, hours, worker classification and collective bargaining, and is not liable for any arrears of wages, penalties or other sums for failure to comply with any of the foregoing, and all applicable immigration Laws, including provisions relating to the completion and retention of Forms I-9. There is no claim with respect to payment of wages, salary or overtime pay or any other employment practice that is now pending or, to the knowledge of the Company, threatened before any Governmental Entity with respect to any persons currently or formerly employed by the Company or any of its Subsidiaries which would, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

(e) The Company has made available to Parent complete and accurate copies of all employment manuals and policies covering employees of the Company or its Subsidiaries.

Section 4.17    Proxy Statement. The Proxy Statement and any other document filed with the SEC by the Company in connection with the Merger (or any amendment thereof or supplement thereto) will not, at the date the Proxy Statement is first mailed to shareholders of the Company, at the time of the Company Special Meeting and at the time filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Sub for inclusion or incorporation by reference therein. The Proxy Statement and any other document filed with the SEC by the Company in connection with the Merger will comply in all material respects with the provisions of the Exchange Act.

Section 4.18    Brokers or Finders. No investment banker, broker, finder, consultant or intermediary other than Goldman, Sachs & Co. (“Goldman Sachs”) and Banc of America Securities LLC (“Banc of America Securities”), the fees and expenses of which will be paid by the Company, is entitled to any investment banking, brokerage, finder’s or similar fee or commission, or reimbursement of expenses, in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 4.19    Opinions of Financial Advisors. The board of directors of the Company has received the separate opinions of Goldman Sachs and Banc of America Securities, in each case dated February 2, 2007, to the effect that, as of such date and based upon and subject to the matters set forth in such opinion, the Merger Consideration to be received by holders of Common Stock (other than Parent, Sub and their respective Affiliates) is fair, from a financial point of view, to such holders.

Section 4.20    Rights Agreement. The Company has taken all actions necessary (subject only to execution and delivery of certain instruments by the Rights Agent, as defined in the Rights Agreement, which the Company shall cause to take place as soon as reasonably practicable after the date hereof) to (a) render the Rights Agreement inapplicable to this Agreement and the Merger, (b) ensure that (i) none of Parent, Sub or any other Subsidiary of Parent is an Acquiring Person (as such term is defined in the Rights Agreement) pursuant to the Rights Agreement and (ii) a Distribution Date or a Stock Acquisition Date (as such terms are defined in the Rights Agreement) does not occur, in the case of each of clauses (i) and (ii), solely by reason of the execution of this Agreement or the consummation of the Merger and (c) cause the Rights Agreement to terminate immediately prior to the Effective Time. The Company has made available to Parent on or prior to the date hereof a true and correct copy of the Rights Agreement and all amendments thereto and exemptions, redemptions and waivers thereunder.

Section 4.21    Material Contracts.

(a) Section 4.21(a) of the Company Disclosure Schedule sets forth, as of the date hereof, a true and complete list of all written contracts, agreements, arrangements and understandings to which the Company or any of its Subsidiaries is a party or by which any of its respective assets or operations may be bound that are:

(i) Contracts the entering into of which by the Company or a Subsidiary of the Company after the date hereof would, individually, be prohibited under Section 6.1(e) without the consent of Parent;

(ii) Contracts that materially restrict the Company and its Subsidiaries or any corporate Affiliate thereof from competing in any material line of business or with any Person in any geographical area;

(iii) Contracts granting a conservation easement to any Person with respect to real property of the Company or any of its Subsidiaries, in any individual case with respect to more than 500 contiguous acres of land;

(iv) Contracts granting timber cutting rights with respect to the timberlands of the Company and its Subsidiaries (other than Contracts for timber cutting services provided to the Company and its Subsidiaries) to any Person other than a Subsidiary of the Company for more than 1,000,000 board feet in the case of any one such Contract;

(v) Contracts, including mortgages or other grants of material security interests, guarantees and notes, relating to the borrowing of money in an amount greater than $20 million, individually or in the aggregate; and

(vi) Contracts relating to any material joint venture, partnership, strategic alliance or similar arrangement, other than any such Contracts between or among the Company and/or Subsidiaries of the Company.

(b) Each of the Contracts required to be listed on Section 4.21(a) of the Company Disclosure Schedule (collectively, the “Company Material Contracts”) is in full force and effect, except where the failure to be in full force and effect would not, individually or in the aggregate, have a Company Material Adverse Effect, and there are no existing defaults by the Company and its Subsidiaries, or, to the knowledge of the Company, any other party, under such Contracts, which would, individually or in the aggregate, have a Company Material Adverse Effect. True, accurate and complete copies of the Company Material Contracts and of all Contracts pursuant to which the execution of this Agreement or the consummation of the Merger would give rise to or trigger any rights of a party thereto under any “change of control” or similar provision contained therein which would result in (x) any material financial liability or (y) result in a termination right with respect to any Company Material

Contract, have been made available to Parent prior to the date hereof. The Company has made available to Parent a true and complete copy of each CIC Plan and all amendments thereto.

(c) Section 4.21(c) of the Company Disclosure Schedule sets forth the Company’s aggregate committed spending for capital projects as of the date hereof and each such project for which the Company’s committed spending as of the date hereof exceeds $1,000,000.

Section 4.22    Insurance. Section 4.22(a) of the Company Disclosure Schedule sets forth, except as to those insurance policies provided by other named insureds where the Company is an additional party insured, a list of the material insurance policies held by or for the benefit of the Company or its Subsidiaries (the “Insurance Policies”). The Company and its Subsidiaries maintain insurance coverage with insurers, or self-insure, in such amounts and covering such risks as they in their good-faith judgment believe to be reasonable for the businesses of the Company and its Subsidiaries (taking into account the cost and availability of such insurance). There is no claim by the Company or its Subsidiaries pending under any the Insurance Policies that (i) has been denied or disputed by the insurer and (ii) would be material to the Company and its Subsidiaries, taken as a whole. All Insurance Policies are in full force and effect, all premiums due and payable thereon have been paid, and no written notice of cancellation or termination has been received by the Company or its Subsidiaries, except for any failures to be in full force and effect, failures to pay premiums and cancellations or terminations the effects of which would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

Section 4.23    No Other Representations. Except for the representations and warranties contained in this Article IV and in the certificate delivered pursuant to Section 7.2(c), neither the Company or any Subsidiary of the Company nor any other Person acting on behalf of the Company or any such Subsidiary makes any representation or warranty, express or implied.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Parent and Sub jointly and severally represent and warrant to the Company as follows:

Section 5.1    Organization. Each of Parent and Sub is a corporation, partnership or other entity duly organized, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so existing and in good standing or to have such power and authority would not, individually or in the aggregate, have a Parent Material Adverse Effect. Each of Parent and Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect. Parent has made available to the Company a correct and complete copy of the articles of incorporation and bylaws or other equivalent organizational documents of Parent and Sub, as currently in effect, and neither Parent nor Sub is in violation of any provision of its articles of incorporation or bylaws or other equivalent organizational documents.

Section 5.2    Authorization; Validity of Agreement; Necessary Action. Each of Parent and Sub has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and Sub of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action of Parent and Sub, and no other action on the part of Parent or Sub is necessary to approve this Agreement or to authorize the execution and delivery by Parent and Sub of this Agreement and the consummation by them of the transactions contemplated hereby. Parent has delivered to the Company a true, accurate and complete copy of the written consent of the sole shareholder of Sub approving this Agreement and the consummation of the transactions contemplated hereby, and such written consent has not been modified or revoked. This Agreement has been duly executed and delivered by Parent and Sub and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Parent and Sub, enforceable against each of them in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 5.3    Consents and Approvals; No Violations. The execution and delivery of this Agreement by Parent and Sub do not, and the performance by Parent and Sub of this Agreement and the consummation by Parent and Sub of the transactions contemplated hereby will not, (i) violate any provision of the articles of incorporation or bylaws (or equivalent organizational documents) of Parent or Sub, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of a Lien, except a Permitted Lien, upon any of the respective properties or assets of, Parent or Sub under, any of the terms, conditions or provisions of a Contract or Permit, (iii) violate any Law applicable to Parent, any of its Subsidiaries or any of their properties or assets or (iv) other than in connection with or compliance with (A) the WBCA, (B) requirements under other state corporation Laws, (C) the HSR Act and (D) the Exchange Act, require on the part of Parent or Sub any filing or registration with, or notification to, or require Parent or Sub to obtain any authorization, consent or approval of, any Governmental Entity; except, in the case of clauses (ii) and (iii), for such violations, breaches, defaults, terminations, cancellations, accelerations or Liens that would not, individually or in the aggregate, have a Parent Material Adverse Effect, and, in the case of clause (iv), for such filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.4    Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not owned any assets, engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

Section 5.5    Proxy Statement. None of the information supplied by Parent or Sub for inclusion in the Proxy Statement will, at the date the Proxy Statement is first mailed to shareholders of the Company, at the time of the Company Special Meeting and at the time filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading

Section 5.6    Brokers or Finders. No investment banker, broker, finder, consultant or intermediary other than Merrill Lynch, Pierce, Fenner & Smith Incorporated, the fees and expenses of which will be paid by Parent, is entitled to any investment banking, brokerage, finder’s or similar fee or commission, or reimbursement of expenses, in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 5.7    Sufficient Funds. Parent has, and as of the Closing will have, sufficient funds available (through existing credit arrangements or otherwise) to fully fund all of Parent’s and Sub’s obligations under this Agreement, including payment of the aggregate Merger Consideration and payment of all fees and expenses related to the transactions contemplated by this Agreement and any refinancing of indebtedness of Parent or the Company or their respective Subsidiaries in connection therewith.

Section 5.8    Share Ownership. None of Parent, Sub or any of their respective Affiliates beneficially owns any Common Stock.

Section 5.9    Acquiring Person. None of Parent, Sub or their respective Affiliates is or ever has been an “acquiring person” (as defined in section 23B.19.020 of the WBCA) with respect to the Company.

Section 5.10    Investigation by Parent and Sub. Each of Parent and Sub has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and its Subsidiaries and acknowledges that each of Parent and Sub has been provided access to the properties, premises and records of the Company and its Subsidiaries for this purpose. In entering into this Agreement, each of Parent and Sub has relied solely upon its own investigation and analysis, and each of Parent and Sub acknowledges that, except for the representations and warranties of the Company expressly set forth in Article IV and the representations and warranties in the certificate delivered pursuant to Section 7.2(c), none of the Company or its Subsidiaries nor any of their respective Representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Parent or Sub or any of their Representatives. Without limiting the generality of the foregoing, none of the Company or its Subsidiaries nor any of their respective Representatives or any other Person has made a representation or warranty to Parent or Sub with respect to (a) any projections, estimates or budgets for the Company or its Subsidiaries or (b) any material, documents or information relating to the Company or its Subsidiaries made available to each of Parent or Sub or their Representatives in any “data room,” confidential memorandum, other offering materials or otherwise, except as expressly and specifically covered by a representation or warranty set forth in Article IV and the representations and warranties in the certificate delivered pursuant to Section 7.2(c).

ARTICLE VI

COVENANTS

Section 6.1    Interim Operations of the Company. During the period from the date of this Agreement to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.1 (except (w) as may be required by Law, (x) with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, (y) as expressly permitted by this Agreement or (z) as set forth in the Company Disclosure Schedule), the business of the Company and its Subsidiaries shall be conducted only in the ordinary and usual course of business in all material respects consistent with past practice, and, to the extent consistent therewith, the Company and its Subsidiaries shall use commercially reasonable efforts to (i) preserve intact their current business organization and (ii) preserve their relationships with customers, suppliers and others having business dealings with them; provided, however, that no action by the Company or any of its Subsidiaries with respect to matters addressed specifically by any provision of this Section 6.1 shall be deemed a breach of this sentence unless such action would constitute a breach of such specific provision. Without limiting the generality of the foregoing, except (w) as may be required by Law, (x) with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, (y) as expressly permitted by this Agreement or (z) as set forth in the Company Disclosure Schedule, prior to the Effective Time, neither the Company nor any of its Subsidiaries will:

(a) issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (i) any shares of capital stock of any class or any other ownership interest of the Company or any of its Subsidiaries, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries, or (ii) any other securities of the Company or any of its Subsidiaries in respect of, in lieu of, or in substitution for, Common Stock outstanding on the date hereof;

(b) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any outstanding Common Stock;

(c) split, combine, subdivide or reclassify any Common Stock or declare, set aside for payment or pay any dividend or other distribution in respect of any of its capital stock or otherwise make any payments to shareholders in their capacity as such, other than, with respect to the Company, (i) the declaration and payment of regular quarterly cash dividends or distributions in accordance with past dividend policy and except for dividends or other distributions by a wholly-owned Subsidiary of the Company and (ii) dividends or other distributions required to be paid by the Company to maintain its status as a REIT or to eliminate any United States federal income tax liability of the Company as determined under sections 857, 858 or 4981 of the Code;

(d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, other than the Merger;

(e) other than (i) in the ordinary course of business consistent with past practice or (ii) to facilitate cutting rights for timber benefiting the Company’s Subsidiaries, sell, transfer, lease or otherwise dispose of or subject to any Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction), except a Permitted Lien, any assets that, in the aggregate, are material to the Company and its Subsidiaries, taken as a whole; provided that the Company and its Subsidiaries shall not (except (w) as may be required by Law, (x) with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, (y) as expressly permitted by this Agreement or (z) as set forth in the Company Disclosure Schedule), prior to the Effective Time, (A) provide third parties timber cutting rights on the timberlands of the Company and its Subsidiaries (other than Contracts for timber cutting services provided to the Company and its Subsidiaries) in an amount exceeding $5,000,000 in the aggregate, (B) sell capital assets in an amount exceeding $2,000,000 in any 90-consecutive-day period, (C) sell higher-and-better-use lands in an amount exceeding $2,500,000 in any 90-consecutive-day period or (D) sell the Company’s Central and Eastern region converting plants businesses, timber and timberlands business or other manufacturing businesses;

(f) other than (i) any acquisition of timberlands with a purchase price not in excess of $1,000,000 individually or $5,000,000 in the aggregate, (ii) acquisitions of capital assets permitted by Section 6.1(n) or (iii) acquisitions of non-capital assets in the ordinary course of business, directly or indirectly acquire any assets or all or a material portion of the assets of any other Person or directly or indirectly acquire any other Person or any division or business of any other Person;

(g) except in the ordinary course of business consistent with past practice, incur or assume any indebtedness for borrowed money, except for working-capital purposes pursuant to the Company’s existing credit agreement, in addition to that incurred as of the date of this Agreement or guarantee any such indebtedness;

(h) (i) grant any increases in the compensation of any of the Company’s directors or officers or enter into any new employment or severance agreements with any such director or officer or (ii) increase the salaries, wages and benefits of employees (other than officers) other than, in the case of (i) and (ii) above, any increase made (w) as required by Law, (x) in the ordinary course of business and in amounts and in a manner consistent with past practice, (y) pursuant to any employment agreement or Benefit Plan in effect on the date hereof or (z) pursuant to any collective bargaining agreement;

(i) except as may be contemplated by this Agreement or in the ordinary course of business consistent with past practice, terminate or materially amend any Benefit Plans;

(j) make, change, revoke or rescind (i) any election relating to Taxes if such action would adversely affect the Company’s ability to elect to be a REIT for the fiscal year ending December 31, 2006 or thereafter or (ii) any material election relating to Taxes or Tax Returns;

(k) file any material amended Tax Return, settle or compromise any material liability for Taxes, surrender any material claim for a refund of Taxes or enter into any closing agreement relating to any material Tax;

(l) change any of the financial or Tax accounting methods, principles or practices or change the annual financial or Tax accounting period used by the Company unless required by GAAP;

(m) amend the Company Charter Documents or the equivalent documents of any of the Subsidiaries of the Company;

(n) make any capital expenditure(s) other than (i) capital expenditures in the manufacturing businesses of the Company and its Subsidiaries not in excess of $7,000,000 in any 90-consecutive-day period, (ii) capital expenditures in the timber and timberlands businesses of the Company and its Subsidiaries in the ordinary course of business consistent with past practice, (iii) capital expenditures for emergency repairs and other capital expenditures necessary in light of circumstances not anticipated as of the date of this Agreement to avoid significant diminution in the value of the manufacturing businesses or the timber and timberlands business, as the case may be, of the Company and its Subsidiaries (if reasonably practicable, after consultation with Parent) and (iv) repairs and maintenance in the ordinary course of business consistent with past practice;

(o) make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than credit extended to customers in the ordinary course of business and travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, any Person other than a direct or indirect wholly-owned Subsidiary of the Company;

(p) (i) enter into, terminate or materially amend any Company Material Contract or any other Contract that would have been required to be set forth on Section 4.21(a) of the Company Disclosure Schedule if entered into prior to the date hereof, other than in the ordinary course of business consistent with past practice, (ii) amend or modify the engagement letter with Goldman Sachs, Banc of America Securities or Mesirow Financial, Inc. to increase the compensation or modify the circumstances under which such compensation is payable thereunder or (iii) enter into any material Contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the Merger and the other transactions contemplated hereby;

(q) pay, discharge, settle or satisfy any material claims, liabilities or obligations (whether accrued, absolute, contingent or otherwise), other than the payment, discharge, settlement or satisfaction of any material claims, liabilities or obligations (i) reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Reports or (ii) incurred in the ordinary course of business; provided that this clause (q) shall not apply to settlements or compromises permitted under Section 6.1(k) or Section 6.1(r) or litigation that is subject to Section 6.10;

(r) settle or compromise any litigation, proceeding or investigation, other than any such settlement or compromise where the amount paid by the Company in excess of insurance proceeds and already-reserved amounts in connection therewith does not exceed $1,500,000; provided that the aggregate amount paid in connection with such settlements and compromises (in excess of insurance proceeds and already-reserved amounts in connection therewith) shall not exceed $3,000,000;

(s) enter into any new collective bargaining agreement or amend materially the wage and benefit provisions of any collective bargaining agreement, except for any replacements, renewals or extensions of collective bargaining agreements that are expiring in accordance with their terms;

(t) increase the amount of directors’ and officers’ liability insurance coverage maintained by the Company, other than in accordance with Section 6.6; and

(u) enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

Notwithstanding the foregoing provisions of this Section 6.1, nothing in this Section 6.1 or elsewhere in this Agreement shall forbid the Company from taking, or omitting to take, as the case may be, any and all actions that, in the Company’s reasonable judgment, are necessary for the Company to be able to elect to be taxed as a REIT for United States federal or applicable state income tax purposes for all fiscal years beginning with the fiscal year ending December 31, 2006; provided, however, that the Company shall provide Parent with reasonable notice of any such action if such action would violate the covenants set forth herein but for this paragraph; provided further that the Company shall provide such notice prior to taking or omitting to take such action, to the extent that such prior notice is commercially practicable.

Section 6.2    Access to Information; Financing.

(a) The Company shall (and shall cause each of its Subsidiaries to) afford to Parent and directors, officers, employees, counsel, investment bankers, financial advisors and sources, accountants, agents and other authorized representatives (“Representatives”) of Parent reasonable access, in a manner not disruptive to the operations of the business of the Company and its Subsidiaries, during normal business hours and upon reasonable notice throughout the period prior to the Effective Time, to the properties, books and records of the Company and its Subsidiaries and, during such period, shall (and shall cause each of its Subsidiaries to) furnish promptly to such Representatives all information concerning the business, properties and personnel of the Company and its Subsidiaries as may reasonably be requested; provided, however, that nothing herein shall require the Company or any of its Subsidiaries to disclose any information to Parent or Sub if such disclosure would, in the reasonable judgment of the Company, (i) cause significant competitive harm to the Company or its Subsidiaries if the transactions contemplated by this Agreement are not consummated, (ii) violate applicable Law or the provisions of any agreement to which the Company or any of its Subsidiaries is a party or (iii) jeopardize any attorney-client, work-product or other legal privilege (it being understood that the parties shall use reasonable best efforts to cause such information to be provided in a manner that does not result in a loss of any such privilege); provided further, however, that, nothing herein shall authorize Parent or its Representatives to undertake any environmental investigations or sampling at any of the properties owned, operated or leased by the Company or its Subsidiaries. Parent agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.2 for any competitive or other purpose unrelated to the consummation of the transactions contemplated by this Agreement pursuant to this Agreement. The confidentiality agreement, dated September 20, 2006 (the “Confidentiality Agreement”), between the Company and Parent shall apply with respect to information furnished by the Company, its Subsidiaries and the Company’s officers, employees and other Representatives hereunder.

(b) In addition, the Company shall, and shall cause each of its Subsidiaries to, at Parent’s sole expense, reasonably cooperate in connection with the arrangement of any financing as may be reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including, at the reasonable request of Parent, by agreeing to pledge, grant security interests in, and otherwise grant liens on, the Company’s or its Subsidiaries’ assets; provided that no such pledge or grant shall be effective until the Effective Time. Notwithstanding anything in this Agreement to the contrary, neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability or obligation in connection with any financing arrangements of Parent prior to the Effective Time. Parent shall (x) furnish to the Company complete, correct and executed copies of any financing agreements promptly upon their execution and (y) otherwise keep the Company reasonably informed of the status of Parent’s and Sub’s efforts to arrange any financing in connection with the transactions contemplated hereby.

(c) Notwithstanding anything contained in this Agreement to the contrary, Parent and Sub acknowledge and agree that Parent’s and Sub’s obligations hereunder are not conditioned in any manner upon Parent’s or Sub’s obtaining any financing. The failure, for any reason, of Parent and Sub to have sufficient cash available on the Closing Date to pay the aggregate Merger Consideration in accordance with Article III and/or the failure of Parent to deliver sufficient funds to pay the aggregate Merger Consideration on the Closing Date shall constitute a willful and material breach of this Agreement. Each of Parent and Sub acknowledges and agrees that the Company and its Affiliates and employees of the Company and its Affiliates have no responsibility for any financing that Parent or Sub may raise in connection with the transactions contemplated hereby. Any offering memorandum, banker’s book or other materials prepared by or on behalf of Parent or Sub or any of their Affiliates, or Parent’s or Sub’s financing sources, in connection with Parent’s or Sub’s financing activities in connection with the transactions contemplated hereby (collectively, “Offering Materials”) which include any information provided by or on behalf of the Company and its Affiliates shall include a conspicuous disclaimer to the effect that the Company and its Affiliates and employees of the Company and its Affiliates have no responsibility for the content of such Offering Materials and disclaim all responsibility therefor and shall further include a disclaimer with respect to the Company and its Affiliates and employees of the Company and its Affiliates in any oral disclosure with respect to such financing activities.

Section 6.3    Acquisition Proposals.

(a) The Company shall and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and their respective Representatives to, (x) immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to an Acquisition Proposal or potential Acquisition Proposal and (y) promptly (and in any event within two (2) Business Days after the date hereof) request the prompt return from all such Persons or cause the destruction of all copies of confidential information previously provided to such parties by the Company, its Subsidiaries or their respective Representatives and shall deny access to any virtual data room containing any such information to any party (other than Parent and its Representatives). The Company and its Subsidiaries will not, and the Company and each of its Subsidiaries will not authorize or knowingly permit any of their respective Representatives to, (i) initiate, solicit, cause, knowingly facilitate or knowingly encourage, directly or indirectly (including by way of furnishing information), the making of any Acquisition Proposal or (ii) except as permitted by Section 6.3(b), engage in negotiations or discussions with, or furnish any information or data to, any Person relating to an Acquisition Proposal.

(b) Notwithstanding anything to the contrary contained in this Agreement, prior to obtaining the Company Shareholder Approval (but in no event after obtaining the Company Shareholder Approval), if the board of directors of the Company receives a bona fide written Acquisition Proposal made after the date hereof in circumstances not involving a breach of Section 6.3(a), the Company and its board of directors may, after providing Parent not less than 24 hours notice of its intention to take such actions, participate in discussions or negotiations (including, as a part thereof, making any counterproposal) with, or furnish any information with respect to the Company and its Subsidiaries to, any Person or Persons making such Acquisition Proposal and their respective Representatives and sources of financing (but only after such Person or Persons enter into a customary confidentiality agreement with the Company (which confidentiality agreement must be no less restrictive in the aggregate to the Person making such proposal than the Confidentiality Agreement); provided that (1) such confidentiality agreement may not provide for an exclusive right to negotiate with the Company and may not restrict the Company from complying with this Section 6.3 and (2) the Company, concurrently with its delivery to such Person (in the case of written information) or promptly (in the case of information delivered orally), delivers to Parent all such information that is material, non-public and not previously provided to Parent), if the Company’s board of directors determines in good faith, after consultation with its outside counsel and (in the case of the following clause (i) only) its financial advisor, by resolution duly adopted, (i) that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (ii) that the failure to participate in such discussions or negotiations or to furnish such information would be reasonably likely to be inconsistent with the directors’ fiduciary duties (including the standards of conduct set forth in Section 23B.08.300 of the WBCA) under applicable Law. Notwithstanding anything to the contrary contained in this Agreement, prior to obtaining the Company Shareholder Approval, if the board of directors of the Company receives an unsolicited, bona fide written Acquisition Proposal made after the date hereof in circumstances not involving a breach of Section 6.3(a) which contains a statement or terms that are not reasonably understandable or clear on their face, the Company and its board of directors may submit written questions or requests for clarification to the Person making such Acquisition Proposal that are restricted exclusively to seeking clarification of such statement or terms so as to determine whether such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal; provided that both such Acquisition Proposal and such written request for clarification have been provided concurrently to Parent with the delivery of such written request to such party. The Company shall not agree to waive, amend or modify (excluding course of conduct) or terminate any standstill or similar agreement to which the Company or any of its Subsidiaries is a party or by which any of them is bound (in each case, other than any such agreement with Parent). Without limiting the foregoing, it is understood that any action taken by Representatives of the Company or any of its Subsidiaries on behalf of the Company or any such Subsidiary that would be a violation of the restrictions set forth in Section 6.3 if taken by the Company shall be deemed to be a breach of Section 6.3 by the Company. The Company shall provide Parent with a correct and complete copy of any confidentiality agreement entered into pursuant to this paragraph within 24 hours after the execution thereof.

(c) The Company will promptly notify Parent (within 24 hours) of the receipt of any Acquisition Proposal and shall, in any such notice to Parent, indicate the identity of the Person (and, if such Person does not have a class of securities registered under Section 12 of the Exchange Act, its equity investors, if the Company has knowledge thereof) making such proposal and the material terms and conditions of such proposal, shall include with such notice a copy of such proposal, and thereafter shall promptly keep Parent reasonably informed of all material developments affecting the status and terms of such proposal (and the Company shall provide Parent promptly (within 24 hours) with copies of any additional written materials received that relate to such proposal).

(d) Except as expressly permitted by this Section 6.3(d), neither the board of directors of the Company nor any committee thereof shall (i)(A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the adoption of this Agreement or the recommendation by such board of directors or committee that shareholders of the Company approve this Agreement or (B) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (C) in the event of a tender offer or exchange offer for any outstanding shares of Common Stock, fail to recommend against acceptance of such tender offer or exchange offer by the Company’s shareholders within ten (10) Business Days of the commencement thereof (for the avoidance of doubt, the taking of no position or a neutral position by the board of directors of the Company in respect of the acceptance of any tender offer or exchange offer by its shareholders shall constitute a failure to recommend against any such offer) (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) approve or recommend, or propose publicly to approve or recommend, or cause or authorize the Company or any of its Subsidiaries to enter into, any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement related to any Acquisition Proposal (other than a confidentiality agreement in accordance with Section 6.3(b)) (each a “Company Acquisition Agreement”). Notwithstanding the foregoing, at any time prior to obtaining the Company Shareholder Approval and subject to this Section 6.3(d), the board of directors of the Company may (x) make a Company Adverse Recommendation Change in response to an Intervening Event or (y) in response to an Acquisition Proposal made after the date hereof and not otherwise resulting from a breach of this Section 6.3 that the board of directors of the Company determines in good faith, after consultation with its outside counsel and financial advisor, constitutes a Superior Proposal (1) make a Company Adverse Recommendation Change or (2) cause the Company to terminate this Agreement and concurrently with such termination enter into a Company Acquisition Agreement, subject to satisfaction of its obligations under Section 8.2(b); provided, however, that the board of directors of the Company shall not be entitled to exercise its right to make a Company Adverse Recommendation Change pursuant to clause (y) of this Section 6.3(d) or terminate this Agreement pursuant to Section 8.1(c)(ii) until immediately after the third Business Day following Parent’s receipt of written notice (a “Company Adverse Recommendation Notice”) from the Company advising Parent that the board of directors of the Company intends to take such action and specifying the reasons therefor, including a description of the material terms of the Superior Proposal that is the basis for the proposed action of the board of directors of the Company (it being understood and agreed that, in the event of an amendment to the financial terms or other material terms of such Superior Proposal, the board of directors of the Company shall not be entitled to exercise such right pursuant to such clause (y) based on such Superior Proposal, as so amended, until immediately after the third Business Day following Parent’s receipt of a Company Adverse Recommendation Notice with respect to such Superior Proposal as so amended). In connection with any Company Adverse Recommendation Notice pursuant to clause (y), the Company agrees that, until immediately after the third Business Day following Parent’s receipt of such Company Adverse Recommendation Notice, the Company and its Representatives shall (if Parent so requests) negotiate in good faith with Parent and its Representatives regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Parent. In determining whether to make a Company Adverse Recommendation Change or terminate this Agreement in response to a Superior Proposal, the board of directors of the Company shall take into account any amendment to this Agreement entered into, or to which Parent irrevocably covenants to enter into, and for which all internal approvals of Parent have been obtained, since receipt of the applicable Company Adverse Recommendation Notice, and prior to making such change, the board of directors of the Company shall have determined in good faith, after considering the results of any such negotiations and any revised proposals made by Parent, that the Superior Proposal giving rise to such notice continues to be a Superior Proposal. Neither making a Company Adverse Recommendation Change in accordance with this Section 6.3(d) nor terminating this Agreement in accordance with Section 8.1(c)(ii) shall constitute a breach by the Company of this Agreement. In addition, nothing herein shall restrict the Company or its board of directors from complying with its disclosure obligations with regard to any Acquisition Proposal under applicable Law or from issuing a “stop, look and listen” announcement in connection with any Acquisition Proposal.

Section 6.4    Employee Benefits.

(a) With respect to employees of the Company and its Subsidiaries who are not covered by a collective bargaining agreement listed on Section 4.16(b) of the Company Disclosure Schedule or any replacements, renewals or extensions of such collective bargaining agreements (the “Non-CB Employees”), for a period of no less than (1) year following the Effective Time or for so long as the employee remains employed by the Company or a Subsidiary, if less than such period, Parent agrees to (i) provide or cause the Surviving Corporation to provide each Non-CB Employee with base salary or wage rates, incentive compensation opportunity and other cash compensation that, in the aggregate, are not less than those in effect for such Non-CB Employee immediately prior to the Effective Time and (ii) provide or cause the Surviving Corporation to provide employee benefits (including retirement benefits) to each Non-CB Employee that are substantially comparable, in the aggregate, to the employee benefits provided to similarly situated employees of Parent and its Subsidiaries.

(b) As of the Effective Time, Parent shall honor or cause to be honored, in accordance with their terms, all written incentive, bonus, individual benefit, employment, employment termination, severance and other compensation agreements, plans and arrangements, including the Company’s executive change-in-control policy and general severance and retention plans, in each case existing immediately prior to the execution of this Agreement, that are between the Company or any of its Subsidiaries and any current or former officer, director or employee thereof or for the benefit of any such current or former officer, director or employee, listed in Section 6.4(b) of the Company Disclosure Schedule (collectively, the “CIC Plans”). Parent shall not, and shall cause the Surviving Corporation not to, terminate the CIC Plans or amend them in any manner without the consent of the affected current or former officer, director or employee for a period of no less than one (1) year immediately following the Effective Time. Parent hereby guarantees the payment and performance by the Surviving Corporation of such obligations assumed by Surviving Corporation pursuant to this Section 6.4(b).

(c) With respect to employees of the Company and its Subsidiaries who are covered by a collective bargaining agreement listed on Section 4.16(b) of the Company Disclosure Schedule or any replacements, renewals or extensions of such collective bargaining agreements (the “CB Employees” and, together with the Non-CB Employees, the “Employees”), Parent agrees to honor or cause to be honored all such collective bargaining agreements and provide such CB Employees with compensation and benefits as set forth in such agreements.

(d) With respect to each benefit plan, program, practice, policy or arrangement maintained by Parent or its Subsidiaries following the Effective Time and in which any of the Employees participate (the “Parent Plans”), for purposes of determining eligibility to participate, vesting and entitlement to benefits (including benefit accrual), service with the Company and its Subsidiaries (or predecessor employers to the extent the Company or any of its Subsidiaries provides past service credit) shall be treated as service with Parent and/or any applicable Subsidiary of Parent; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods or evidence of insurability requirements. Each Parent Plan shall waive pre-existing condition limitations to the extent waived or not applicable under the applicable Benefit Plan. The Employees shall be given credit under the applicable Parent Plan for amounts paid prior to the Effective Time during the year in which the Effective Time occurs under a corresponding Benefit Plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Parent Plan.

Section 6.5    Publicity. The initial press release by each of Parent and the Company with respect to the execution of this Agreement shall be acceptable to Parent and the Company. Except with respect to any Company Adverse Recommendation Change or “stop, look and listen” announcement made in accordance with the terms of this Agreement, neither the Company nor Parent (nor any of their respective Affiliates) shall issue any other press release or make any other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior agreement of the other party, except as may be required by Law or by any listing agreement with a national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with the other party before making any such public announcements.

Section 6.6    Directors’ and Officers’ Insurance and Indemnification

(a) From and after the Effective Time, Parent and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) indemnify and hold harmless the individuals who at any time prior to the Effective Time were directors or officers of the Company or any of its Subsidiaries (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities in connection with actions or omissions by them in their capacities as such occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted by Law, and Parent and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) promptly advance expenses as incurred to the fullest extent permitted by Law. The articles of incorporation and bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification and advancement of expenses set forth in the articles of incorporation and bylaws of the Company on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by Law.

(b) (i) The Company shall use commercially reasonable efforts to obtain prior to the Effective Time “tail” insurance policies with a claims period of at least six (6) years from the Effective Time for the Indemnified Parties and any other employees, agents or other individuals otherwise covered by the directors’ and officers’ liability insurance and fiduciary liability insurance policies maintained by the Company and the Company’s Subsidiaries prior to the date of this Agreement (collectively, the “Insured Parties”) in amount and scope at least as favorable as the directors’ and officers’ liability insurance and fiduciary liability insurance policies maintained by the Company and the Company’s Subsidiaries on the date of this Agreement for matters occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) (a “Qualifying Tail Policy”) or (ii) if the Company shall not have obtained such tail policies (or the substitute policies referred to in clause (A) below) as of the Effective Time, Parent shall cause the Surviving Corporation to either, at its election, (x) obtain prior to and have in effect at the Effective Time a Qualifying Tail Policy or (y) maintain in effect for not less than six (6) years from the Effective Time the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and the Company’s Subsidiaries for the Insured Parties with respect to matters occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) (provided, however, that Parent and the Surviving Corporation may substitute therefor policies of substantially the same coverage containing terms and conditions that are no less advantageous to the Insured Parties); provided that (A) if the Company elects to obtain tail insurance policies pursuant to clause (i) of this Section 6.6(b), in no event shall the Company obtain such tail insurance policies at a cost of more than $2,250,000 in the aggregate, and, if the aggregate cost of such tail insurance policies would exceed $2,250,000, the Company may elect to obtain tail insurance policies for the Insured Parties with the best coverage as shall then be available at an aggregate premium of $2,250,000 and (B) if Parent is required to cause the Surviving Corporation to maintain insurance pursuant to clause (ii)(y) of this Section 6.6(b), in no event shall Parent be required to expend per year of coverage more than $1,875,000 (the “Maximum Amount”) to maintain or procure insurance coverage pursuant to clause (ii)(y) of this Section 6.6(b), and if, notwithstanding the use of reasonable best efforts to do so, Parent is unable to maintain or obtain the insurance called for by clause (ii)(y) of this Section 6.6(b), Parent shall obtain as much comparable insurance as available for the Maximum Amount.

(c) This Section 6.6 is intended to benefit the Insured Parties and the Indemnified Parties, and shall be binding on all successors and assigns of Parent, Sub, the Company and the Surviving Corporation. Parent hereby guarantees the payment and performance by the Surviving Corporation of the indemnification and other obligations pursuant to this Section 6.6 and the articles of incorporation and bylaws of the Surviving Corporation.

(d) In the event that Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfers or conveys a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of Parent or the Surviving Corporation or their respective successors or assigns, as the case may be, assume the obligations set forth in this Section 6.6.

Section 6.7    Company Special Meeting; Proxy Statement.

(a) The Company shall, in accordance with applicable Law and the Company Charter Documents, duly call, give notice of, convene and hold a special meeting of the Company’s shareholders (including any adjournment or postponement thereof, the “Company Special Meeting”) as soon as practicable following the date hereof solely for the purpose of obtaining the Company Shareholder Approval. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to hold the Company Special Meeting if this Agreement is validly terminated in accordance with Section 8.1.

(b) In connection with the Company Special Meeting, the Company shall prepare a proxy statement (as amended and supplemented from time to time, the “Proxy Statement”) relating to the Merger and this Agreement and shall use commercially reasonable efforts to cause the preliminary Proxy Statement to be filed with the SEC no later than the fifteenth Business Day immediately following the date of this Agreement. Parent shall promptly provide to the Company any information concerning itself and its Affiliates required for inclusion in the Proxy Statement and shall promptly provide such other information or assistance in the preparation thereof as may be reasonably requested by the Company and, after consulting with Parent, the Company shall promptly file the preliminary Proxy Statement with the SEC. The Company shall use its reasonable best efforts to (i) respond to any comments on the Proxy Statement or requests for additional information from the SEC as soon as practicable after receipt of any such comments or requests and (ii) cause the Proxy Statement to be mailed to the shareholders of the Company as promptly as practicable after the Proxy Statement is cleared by the SEC. The Company shall promptly (A) notify Parent upon the receipt of any such comments or requests and (B) provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement. Prior to responding to any such comments or requests or the filing or mailing of the Proxy Statement, the Company (x) shall provide Parent with a reasonable opportunity to review and comment on any drafts of the Proxy Statement and related correspondence and filings and (y) shall include in such drafts, correspondence and filings all comments reasonably proposed by Parent. Prior to the time of obtaining the Company Shareholder Approval, each of the Company, Parent and Sub shall correct promptly any information provided by it to be used specifically in the Proxy Statement that shall have become false or misleading in any material respect, and the Company shall, in accordance with the procedures set forth in this Section 6.7(b), prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable and to the extent required by applicable Law, cause such amendment or supplement to be distributed to the shareholders of the Company.

Section 6.8    Reasonable Best Efforts

(a) Upon the terms and subject to the conditions set forth in this Agreement, the Company and Parent shall each use their reasonable best efforts to promptly (i) take, or to cause to be taken, all actions, and to do, or to cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement (including satisfying all closing conditions); (ii) obtain from any Governmental Entities any actions, non-actions, clearances, waivers, consents, approvals, permits or orders required to be obtained by the Company, Parent or any of their respective Subsidiaries in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; (iii) make all necessary registrations and filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) any applicable federal or state securities Laws, (B) the HSR Act and any applicable competition, antitrust or investment Laws of jurisdictions other than the United States, and (C) any other applicable Law; provided, however, that the Company and Parent will cooperate with each other in connection with the making of all such filings, including providing copies of all such filings and attachments to outside counsel for the non-filing party; (iv) furnish all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement; (v) keep the other party informed in all respects of any material communication received by such party from, or given by such party to, any Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case relating to the transactions contemplated by this Agreement; (vi) permit the other parties to review any communication delivered to, and consulting with the other party in advance of any meeting or conference with, any Governmental Entity relating to the transactions contemplated by this Agreement or in connection with any proceeding by a private party relating thereto, and giving the other party the opportunity to attend and participate in such meetings and conferences (to the extent permitted by such Governmental Entity or private party); (vii) avoid the entry of, or have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the Closing, including defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby; and (viii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement. No parties to this Agreement shall consent to any voluntary delay of the Closing at the behest of any Governmental Entity without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld, delayed or conditioned. Parent shall not, except as may be consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), directly or indirectly through one or more of its controlled Affiliates, take any action, including acquiring or making any investment in any corporation, partnership, limited liability company or other business organization or any division thereof, that would be reasonably likely to cause a material delay in the satisfaction of the conditions contained in Section 7.1 or Section 7.3 or the consummation of the Merger. Without limiting this Section 6.8(a), Parent agrees to take, or to cause to be taken, any and all steps and to make any and all undertakings necessary to avoid or eliminate each and every impediment under any antitrust, merger control, competition, or trade regulation Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event, no later than the Termination Date), including (y) proposing, negotiating, committing to, and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture, licensing or disposition of such assets or businesses of Parent (or its Subsidiaries) or the Company or (z) otherwise taking or committing to take actions that limit Parent’s or its Subsidiaries’ freedom of action with respect to, or their ability to retain, any of the businesses, product lines or assets of Parent (or its Subsidiaries) or the Company, in each case, as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing or delaying the Closing; provided that, notwithstanding the foregoing or anything else in this Agreement to the contrary, Parent shall be required to take any of the actions described in clauses (y) and (z) of this Section 6.8(a) only to the extent reasonably necessary to consummate the Merger and the other transactions contemplated by this Agreement prior to the Termination Date. The Company shall be required to take any of the actions described in clauses (y) and (z) of this Section 6.8(a) only if requested by Parent and conditioned upon the consummation of the Merger.

(b) In connection with and without limiting the generality of Section 6.8(a), each of Parent and Company shall, if any state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Merger and the transactions contemplated hereby, use its reasonable best efforts to ensure that the Merger and the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and transactions contemplated hereby.

(c) Each of the Company, Parent and Sub shall give prompt notice to the other parties of (i) any notice or other communication from any Governmental Entity in connection with the Merger, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Merger and the other transactions contemplated hereby, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause any representation or warranty made by such party contained in this Agreement (A) that is qualified by materiality, Company Material Adverse Effect, Parent Material Adverse Effect or similar words, to be untrue and (B) that is not so qualified to be untrue in any material respect, and (iv) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.8(c) shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit the remedies available to the party receiving such notice; provided further, however, that the failure of the Company to perform its obligations pursuant to this Section 6.8(c) shall not (A) affect Parent’s and Sub’s obligation to consummate the Merger and the transactions contemplated hereby or (B) be a basis on which Parent may terminate this Agreement, in each case except to the extent that such failure to perform shall have resulted, individually or in the aggregate, in a Company Material Adverse Effect.

Section 6.9    Sub and Surviving Corporation. Parent will take all actions necessary to (a) cause Sub and the Surviving Corporation to perform their respective obligations under this Agreement, (b) cause Sub to consummate the Merger on the terms and conditions set forth in this Agreement and (c) ensure that, prior to the Effective Time, Sub shall not conduct any business, make any investments or incur or guarantee any indebtedness.

Section 6.10    Securityholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any securityholder litigation against the Company and/or its directors relating to the Merger, and no settlement of such litigation shall be agreed to without Parent’s prior consent, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that (i) Parent shall not have any right to participate in the defense of any securityholder litigation and (ii) the Company can settle without the consent of Parent any securityholder litigation in which the interests of the Company, its board of directors or any of its Affiliates are adverse to the interests of Parent, its board of directors or any of its Affiliates.

Section 6.11    Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

Section 6.12    Certain Tax Matters.

(a) Parent and the Company shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp Taxes, any transfer, recording, registration or other fees and any similar Taxes that become payable in connection with the transactions contemplated by this Agreement (“Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, from and after the Effective Time, the Surviving Corporation shall pay or cause to be paid, without deduction or withholding from any consideration or amounts payable to holders of the Common Stock, all Transfer Taxes.

(b) During the period from the date of this Agreement to the Effective Time, the Company and its Subsidiaries shall:

(i) continue to operate in such a manner as to permit the Company to continue to qualify as a REIT throughout such period;

(ii) prepare and timely file all material Tax Returns required to be filed by them on or before the Closing Date (“Post-Signing Returns”) in a manner consistent with past practice, except as otherwise required by applicable Law;

(iii) fully and timely pay all material Taxes due and payable in respect of such Post-Signing Returns that are so filed;

(iv) properly reserve (and reflect such reserve in their books and records and financial statements) for all material Taxes payable by them for which no Post-Signing Return is due prior to the Effective Time in a manner consistent with past practice; and

(v) pay any dividends or other distributions if reasonably requested in writing by Parent or otherwise necessary, in the Company’s reasonable judgment, in order to maintain the Company’s status as a REIT or to eliminate any United States federal income tax liability of the Company as determined under sections 857, 858 or 4981 of the Code.

ARTICLE VII

CONDITIONS

Section 7.1    Conditions to Each Party’s Obligation to Effect the Merger. The obligations of the Company, on the one hand, and Parent and Sub, on the other hand, to consummate the Merger are subject to the satisfaction (or waiver by the Company, Parent and Sub, if permissible under applicable Law) of the following conditions:

(a) this Agreement shall have been approved by the shareholders of the Company in accordance with the WBCA and the Company Charter Documents;

(b) no Governmental Entity having jurisdiction over the Company, Parent or Sub shall have issued an order, decree, or ruling or taken any other action (collectively, “Restraints”) enjoining or otherwise prohibiting consummation of the Merger substantially on the terms contemplated by this Agreement; and

(c) any applicable waiting period under the HSR Act shall have expired or been terminated.

Section 7.2    Conditions to the Obligations of Parent and Sub. The obligations of Parent and Sub to consummate the Merger are subject to the satisfaction (or waiver by Parent and Sub) of the following further conditions:

(a) each of the representations and warranties of the Company other than the representations and warranties in Section 4.2(a) and Section 4.7(a) shall be true and accurate in all respects as of the Closing as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which representations and warranties need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and accurate (without giving effect to any materiality limitation, including as to “Company Material Adverse Effect”, “materiality”, “material adverse effect” or like words set forth therein) would not, individually or in the aggregate, have a Company Material Adverse Effect. The representations and warranties in Section 4.7(a) shall be true and correct as of the Closing Date as if made on and as of the Closing Date, and the representations and warranties in Section 4.2(a) shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date.

(b) the Company shall have performed in all material respects its obligations hereunder required to be performed by it at or prior to the Closing;

(c) Parent shall have received a certificate signed by the chief financial officer of the Company, dated as of the Closing Date, to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied; and

(d) The Company shall have received a tax opinion of Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), dated as of the Closing Date, substantially in the form set forth in Section 7.2(d) of the Company Disclosure Schedule and rendered on the basis of facts, representations and assumptions set forth in such opinion and the certificates obtained from officers of the Company, that, commencing on January 1, 2006, the Company has been organized in conformity with the requirements for qualification as a REIT under the Code and its actual method of operation has enabled, and its proposed method of operation will enable, the Company to meet the requirements for qualification and taxation as a REIT (determined without taking into account, or giving effect to, the Merger, and assuming for such purposes that the Company shall satisfy the applicable distribution requirements under the Code for the taxable year including the Closing Date). In rendering such opinion, Skadden shall be entitled to rely upon customary assumptions, qualifications and representations.

Section 7.3     Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company) of the following further conditions:

(a) each of the representations and warranties of Parent and Sub shall be true and accurate in all respects as of the Closing as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which representations and warranties need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and accurate (without giving effect to any materiality limitation, including as to “Parent Material Adverse Effect”, “materiality”, “material adverse effect” or like words set forth therein) would not, individually or in the aggregate, have a Parent Material Adverse Effect;

(b) each of Parent and Sub shall have performed in all material respects all of the respective obligations hereunder required to be performed by Parent or Sub, as the case may be, at or prior to the Closing;

(c) the Company shall have received a certificate signed by the chief financial officer of Parent, dated as of the Closing Date, to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied; and

Section 7.4     Frustration of Closing Conditions. None of the Company, Parent or Sub may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by such party’s breach of Section 6.8(a) or Section 6.8(b).

ARTICLE VIII

TERMINATION

Section 8.1    Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after shareholder approval of this Agreement:

(a) by the mutual consent of the Company and Parent;

(b) by either the Company or Parent:

(i) if the Merger shall not have occurred on or prior to August 2, 2007 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the principal cause of, or resulted in, the failure of the Merger to occur on or prior to such date; provided further, however, that if, as of such date, all conditions to this Agreement shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions, other than the conditions set forth in Section 7.1(b) and Section 7.1(c), at the Closing), then Parent or the Company may extend the Termination Date to October 2, 2007;

(ii) if any Restraint having the effect set forth in Section 7.1(b) is in effect and shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to a party (i) that has not complied with its obligations under Section 6.8(a) or Section 6.8(b) or (ii) if such Restraint was primarily due to such party’s failure to perform any of its obligations hereunder; or

(iii) if the Company Special Meeting or any adjournment or postponement thereof at which a vote to approve this Agreement was taken shall have concluded without the receipt of the Company Shareholder Approval.

(c) by the Company:

(i) upon a breach of any covenant or agreement on the part of Parent or Sub, or if any representation or warranty of Parent or Sub shall be or become untrue, in any case such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied (assuming that the date of such determination is the Closing Date); provided that if such breach is curable by Parent and Sub through the exercise of their reasonable best efforts and Parent and Sub continue to exercise such reasonable best efforts, the Company may not terminate this Agreement under this Section 8.1(c)(i); provided further that the right to terminate this Agreement under this Section 8.1(c)(i) shall not be available to the Company if it has failed to perform in any material respect any of its obligations under or in connection with this Agreement;

(ii) in accordance with the terms and subject to the conditions of Section 6.3(d) in order to enter into an agreement for a transaction pursuant to a Superior Proposal; provided that the Company shall have paid all amounts due pursuant to Section 8.2(b); or

(iii) in the event that a Company Adverse Recommendation Change shall have occurred in response to an Intervening Event; or

(d) By Parent

(i) upon a breach of any covenant or agreement on the part of the Company, or if any representation or warranty of the Company shall be or become untrue, in any case such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied (assuming that the date of such determination is the Closing Date); provided that if such breach is curable by the Company through the exercise of its reasonable best efforts and the Company continues to exercise such reasonable best efforts, Parent may not terminate this Agreement under this Section 8.1(d)(i); provided further that the right to terminate this Agreement under this Section 8.1(d)(i) shall not be available to Parent if it has failed to perform in any material respect any of its obligations under or in connection with this Agreement; or

(ii) in the event that a Company Adverse Recommendation Change shall have occurred other than in response to an Intervening Event.

Section 8.2    Effect of Termination.

(a) In the event of the termination of this Agreement in accordance with Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made (any such notice pursuant to Section 8.1(c)(iii), which notice shall include a description of the Intervening Event to which it relates, being referred to herein as an “Intervening Event Termination Notice”), and this Agreement shall forthwith become null and void (except in the case of an Intervening Event Termination Notice, in which case this Agreement shall terminate and become null and void immediately after the fifth Business Day immediately following the date on which Parent receives such Intervening Event Termination Notice), and there shall be no liability on the part of Parent, Sub or the Company or their respective directors, officers, employees, shareholders, Representatives, agents or advisors other than, with respect to Parent, Sub and the Company, the obligations pursuant to (i) this Section 8.2; (ii) Section 6.3 and Section 8.3, if Parent delivers to the Company written notice of the Tender Offer Election in accordance with Section 8.3(a), but only through the end of the Offer Completion Period; (iii) Article IX; and (iv) the last sentence of Section 6.2(a); provided that, notwithstanding anything to the contrary contained in this Agreement, the Confidentiality Agreement and the Limited Access Agreement shall survive any such termination in accordance with their respective terms. Nothing contained in this Section 8.2 shall relieve Parent, Sub or the Company from liability for fraud or willful breach of this Agreement.

(b) If (i) this Agreement is terminated by the Company pursuant to Section 8.1(c)(iii) (subject to Section 8.3) or Section 8.1(c)(ii) or by Parent pursuant to Section 8.1(d)(ii) or (ii)(A) this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(b)(i) prior to the Company Special Meeting or pursuant to Section 8.1(b)(iii) or by Parent pursuant to Section 8.1(d)(i) (but only if, in the case of such termination pursuant to Section 8.1(d)(i), the Company’s breach or failure triggering such termination shall have been willful), (B) after the date hereof and prior to the Company Special Meeting (in the case of such termination pursuant to Section 8.1(b)(iii)) or the time of such termination (in the case of such termination pursuant to Section 8.1(b)(i) or Section 8.1(d)(i)), an Acquisition Proposal has been publicly announced and not withdrawn or abandoned at the time of termination and (C) within one (1) year after such termination, either (1) the Company enters into a definitive agreement with respect to such Acquisition Proposal or another Acquisition Proposal, or (2) the Company consummates a transaction contemplated by such Acquisition Proposal or another Acquisition Proposal, then the Company shall pay to Parent in cash a termination fee of $57,000,000 (the “Termination Fee”), in connection with any termination pursuant to Section 8.1(c)(iii), within two (2) Business Days after the later of (I) the last day of the Election Period and (II) receipt by the Company of a Tender Offer Waiver; within two (2) Business Days after any termination pursuant to Section 8.1(d)(ii); and concurrently with the event under clause (C) or Section 8.1(c)(ii). Notwithstanding the foregoing, in the event of a termination pursuant to Section 8.1(c)(iii), no Termination Fee shall be payable if a Tender Offer Election shall have been made. In no event shall the Company be required to pay the Termination Fee on more than one occasion.

(c) For purposes of this Section 8.2, the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 1.1, except that all references to “30% or more” therein shall be deemed to be references to “more than 50%.” Any payment to Parent contemplated by this Section 8.2 shall be made by wire transfer of immediately available funds to an account designed by Parent.

Section 8.3    Tender Offer Alternative.

(a) Election Period. Within five (5) Business Days immediately following the date of Parent’s receipt of an Intervening Event Termination Notice (such period of five (5) Business Days, the “Election Period”), Parent shall either (i) elect to receive the Termination Fee or (ii) elect to irrevocably waive and forfeit any right to the Termination Fee by delivering notice of such election to the Company (the notice under this clause (ii) being referred to herein as the “Tender Offer Election”) and proceed with the Offer as described below. If, immediately after the expiration of the Election Period, Parent has not delivered or caused to be delivered to the Company the notice of Tender Offer Election referred to in the immediately-preceding clause (ii), Parent will be deemed to have made the election under the immediately-preceding clause (i) and to have irrevocably forfeited its right to conduct a tender offer under Section 8.3(b). If Parent makes or is deemed to have made the election under the immediately-preceding clause (i), Parent shall deliver written notice of such election to the Company (such notice, the “Tender Offer Waiver”) as a condition to the Company’s obligation to pay the Termination Fee. Any election or deemed election pursuant to this Section 8.3(a) shall be irrevocable.

(b) Tender Offer. Within ten (10) Business Days after delivery by Parent of the Tender Offer Election (such ten Business Day period, the “Tender Offer Launch Period”), Sub may commence (within the meaning of Rule 14d-2(a) of the Exchange Act) a tender offer for all, but not less than all, of the outstanding Common Stock at a purchase price per share of no less than $24.75, net to the seller in cash (the “Offer”). The Offer shall be open for a period of twenty (20) consecutive Business Days and shall expire at 12:00 midnight (12:00 A.M.), Eastern time, immediately following the twentieth Business Day of such period and may be extended only to the extent approved by two-thirds of the Continuing Directors or to the extent required by Law. The obligation of Sub to purchase and pay for shares of Common Stock tendered pursuant to the Offer shall be subject only to (i) the conditions that (A) there shall not have occurred, after the date of delivery of the Tender Offer Election, a Company Material Adverse Effect, (B) the Company’s board of directors shall have approved Sub’s purchase of shares of Common Stock pursuant to the Offer for purposes of Section 23B.19.040 of the WBCA and shall have amended the Rights Agreement to render the Rights Agreement inapplicable to the Offer and the Second Step Merger (provided that the condition in this clause (B) shall apply only if Parent and Sub have not materially breached this Agreement), (C) there shall be no Restraint enjoining or otherwise prohibiting consummation of the Offer and (D) any applicable waiting period under the HSR Act shall have expired and (ii) the non waivable condition that a number of shares of Common Stock representing not less than two thirds of the shares of Common Stock then outstanding on a fully diluted basis shall have been validly tendered and not withdrawn prior to the expiration date of the Offer (the “Minimum Condition”). Unless previously approved by each of the Continuing Directors in writing, no change in the Offer may be made, including any change (I) which decreases the price per share of Common Stock payable in the Offer, (II) which changes the form of consideration to be paid in the Offer, (III) which reduces the maximum number of shares of Common Stock to be purchased in the Offer or the Minimum Condition, (IV) which imposes conditions to the Offer in addition to those described above or (V) which amends any other term of the Offer in a manner adverse to the holders of the Common Stock. Sub shall, and Parent shall cause Sub to, pay for all shares of Common Stock validly tendered and not withdrawn pursuant to the Offer that Sub becomes obligated to purchase pursuant to the Offer as soon as practicable but in no event later than three (3) Business Days after the expiration of the Offer. Immediately upon the expiration of the Tender Offer Launch Period, in the event Sub has not commenced the Offer within the Tender Offer Launch Period, Sub’s right to commence a tender offer with respect to securities of the Company pursuant to this Section 8.3(b) shall terminate. Parent shall use reasonable best efforts to cause the Offer to be consummated within the thirty (30) Business Days immediately after commencement of the Offer (the “Offer Completion Period”).

(c) Second Step Merger. If the Offer is consummated, Parent shall, as soon as practicable thereafter, but in no event more than 90 days thereafter, (i) subject to applicable Law, cause Sub to be merged with and into the Company (the “Second-Step Merger”), whereupon the separate corporate existence of Sub shall cease, and the Company shall be the surviving corporation and (ii) cause each holder of shares of Common Stock at the effective time of the Second Step Merger to be paid promptly after such effective time, in consideration for each such share, an amount in cash equal to or greater than the per share cash consideration paid for the shares purchased by Sub in the Offer.

(d) Disclosure. Notwithstanding anything to the contrary in this Agreement, including any provision of Section 6.3, the Company (including the board of directors of the Company), its Subsidiaries and their respective Representatives shall not be subject to any limitations hereunder on any disclosures with respect to the Offer or in making and disclosing any recommendation to the Company’s shareholders with respect the Offer, and no such recommendation or disclosure shall be deemed to be a breach of this Agreement or trigger a right to any payments hereunder. For the avoidance of doubt, in taking any action in connection with the Offer, the

Company’s directors shall act in good faith in a manner that they believe to be in the best interests of the Company and will consider such matters as they deem appropriate in the exercise of their business judgment, which may include consideration of the number of shares tendered in the Offer.

(e) Corporate Governance. In the event a Tender Offer Election is made, until the Second-Step Merger has been consummated and the applicable merger consideration has been paid or properly provided for with respect to all shareholders of the Company, Parent and Sub shall not, and shall cause their respective Affiliates and Representatives not to, directly or indirectly cause the number of directors of the Company to be fewer than three or directly or indirectly cause there to be fewer than three Continuing Directors.

ARTICLE IX

MISCELLANEOUS

Section 9.1     Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the shareholders of the Company contemplated hereby, by written agreement of the parties hereto, by action taken by their respective boards of directors (or individuals holding similar positions, in the case of a party that is not a corporation), at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that after the approval of this Agreement by the shareholders of the Company, no such amendment, modification or supplement shall reduce or change the Merger Consideration or adversely affect the rights of the Company’s shareholders hereunder without the approval of such shareholders; provided further that, in the event a Tender Offer Election is given, from and after the time of Parent’s delivery of the Tender Offer Election, this Agreement may not be amended, modified or supplemented (and no waiver of any provision hereof may be granted by the Company) unless such amendment, modification, supplement or waiver, as the case may be, has been approved by two-thirds of the Continuing Directors.

Section 9.2     Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This Section 9.2 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time.

Section 9.3     Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery), by confirmed facsimile transmission or by certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

(a)	if to Parent, to:

Brookfield Asset Management Inc.

Toronto, Canada

BCE Place, Suite 300

181 Bay Street

Toronto, ON M5J 2T3

Facsimile: 416-365-9642

Attention: Sam Pollock

and if to Sub, to:

Horizon Acquisition Co.

Three World Financial Center

11th Floor

New York, NY 10281-1021

Facsimile: 212-417-7196

Attention: Barry Blattman

in each case, with a copy to:

Weil, Gotshal and Manges LLP

767 Fifth Ave.

New York, NY 10153-0119

Facsimile: 212-310-8007

Attention:	Simeon Gold, Esq.
Steven M. Peck, Esq.

and

Stoel Rives LLP

600 University Street

Suite 3600

Seattle, WA 98101

Facsimile: 206-386-7500

Attention: Alan R. Merkle

(b)	if to the Company, to:

Longview Fibre Company

300 Fibre Way

Longview, Washington 98632

Facsimile: 360-575-5934

Attention: General Counsel

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

333 West Wacker Drive

Chicago, Illinois 60606

Facsimile: 312-407-0411

Attention: Rodd M. Schreiber, Esq.

or to such other address or facsimile number for a party as shall be specified in a notice given in accordance with this section; provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 P.M. (addressee’s local time) shall be deemed to have been received at 9:00 A.M. (addressee’s local time) on the next Business Day; provided further that notice of any change to the address or any of the other details specified in or pursuant to this section shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this section. A party’s rejection or other refusal to accept notice hereunder or the inability of another party to deliver notice to such party because of such party’s changed address or facsimile number of which no notice was given by such party shall be deemed to be receipt of the notice by such party as of the date of such rejection, refusal or inability to deliver. Nothing in this section shall be deemed to constitute consent to the manner or address for service of process in connection with any legal proceeding, including litigation arising out of or in connection with this Agreement.

Section 9.4     Interpretation. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. Disclosure of any fact, circumstance or information in any section of the Company Disclosure Schedule shall be deemed to constitute disclosure of such fact, circumstance or information both with respect to the correspondingly-numbered section of this Agreement and with respect to any representation, warranty or covenant in any other section of Article IV or Article VI of this Agreement to which such fact, circumstance or information relates to the extent that the relevance of such fact, circumstance or information to any representation, warranty or covenant in such other section is reasonably apparent. The inclusion of any item in the Company Disclosure Schedule shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.

Section 9.5    Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in multiple counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.6     Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the Company Disclosure Schedule and the exhibits hereto, together with the other instruments referred to herein, including the Confidentiality Agreement and the Limited Access Agreement, (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) except as provided in Article III on or after the Effective Time and Section 6.6, and except for the right of the Company, on behalf of its shareholders, to pursue damages in the event of Parent’s or Sub’s fraud or willful breach of this Agreement (which right is hereby acknowledged and agreed by Parent and Sub), is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder; provided that, from and after the consummation of the Tender Offer, the shareholders of the Company shall be express third-party beneficiaries of Section 8.3 and the provisions of this Agreement relating to the enforcement, and the pursuit of remedies for breaches, of this Agreement.

Section 9.7     Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 9.8     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington applicable to contracts to be made and performed entirely therein without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

Section 9.9     Jurisdiction. Each of the parties hereto hereby (a) expressly and irrevocably submits to the exclusive personal jurisdiction of any United States federal court located in the State of Washington or any Washington state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a United States federal or state court sitting in the State of Washington; provided that each of the parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by any United States federal court located in the State of Washington or any Washington state court in any other court or jurisdiction.

Section 9.10    Service of Process. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 9.9 in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.3. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 9.11    Specific Performance. Each of the parties hereto acknowledges and agrees that, in the event of any breach of this Agreement, each nonbreaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in accordance with Section 9.9.

Section 9.12    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, provided, that Parent may assign any of its rights and obligations to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

Section 9.13    Expenses. All costs and expenses incurred in connection with the Merger, this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Merger or any of the other transactions contemplated hereby is consummated, except as provided in Section 6.2(b).

Section 9.14    Headings. Headings of the articles and sections of this Agreement and the table of contents, schedules and exhibits are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

Section 9.15    Waivers. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein, or any inaccuracies in the representations and warranties of any party, may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver (and, if such party is the Company, subject to the approval of the Continuing Directors pursuant to Section 9.1), but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, condition, representation or warranty shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 9.16    WAIVER OF JURY TRIAL. EACH OF PARENT, SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

IN WITNESS WHEREOF, the Company, Parent and Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

LONGVIEW FIBRE COMPANY

By:	/s/ R. H. Wollenberg
	Name:	R. H. Wollenberg
	Title:	President, Chief Executive Officer and Chairman of the Board

BROOKFIELD ASSET MANAGEMENT INC.

By:	/s/ Joseph Freedman
	Name:	Joseph Freedman
	Title:	General Counsel

HORIZON ACQUISITION CO.

By:	/s/ Barry Blattman
	Name:	Barry Blattman
	Title:	President

EXHIBIT A

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

LONGVIEW FIBRE COMPANY

ARTICLE I

Name

The name of this Corporation is Longview Fibre Company.

ARTICLE II

Capital Stock

A. Authorized Capital. The Corporation is authorized to issue a total of     •     (•) shares, consisting of     •     (•) shares of $.001 par value to be designated “Common Stock” and      •     (•) shares of $.001 par value to be designated “Preferred Stock.” Subject to any rights expressly granted to Preferred Stock issued pursuant to Paragraph B of this Article, the Common Stock shall have all the rights ordinarily associated with common shares, including but not limited to general voting rights, general rights to dividends, and liquidation rights. The Preferred Stock shall have the rights and preferences described in Paragraph B of this article or in a resolution of the Board of Directors adopted pursuant to Paragraph B.

B. Issuance of Preferred Stock in Series. The Preferred Stock may be issued from time to time in one or more series in any manner permitted by law and these Amended and Restated Articles of Incorporation, as determined from time to time by the Board of Directors and stated in the resolution or resolutions providing for its issuance, prior to the issuance of any shares thereof. The Board of Directors shall have the authority to fix and determine, subject to the provisions hereof, the rights and preferences of the shares of any series so established. Unless otherwise provided in the resolution establishing a series of shares of Preferred Stock, prior to the issuance of any shares of a series so established or to be established, the Board of Directors may by resolution amend the relative rights and preferences of the shares of such series, and, after the issuance of shares of a series whose number has been designated by the Board of Directors, the resolution establishing the series may be amended by the Board of Directors to decrease (but not below the number of shares of such series then outstanding) the number of shares of that series.

ARTICLE III

No Preemptive Rights

Except as may otherwise be provided by the Board of Directors, no holder of any shares of this Corporation shall have any preemptive right to purchase, subscribe for or otherwise acquire any securities of this Corporation of any class or kind now or hereafter authorized.

ARTICLE IV

Cumulative Voting

There shall be no cumulative voting of shares in this Corporation.

ARTICLE V

Directors

A. Number. The Corporation shall have at least one director, the actual number to be prescribed in the Bylaws. Subject to the minimum requirement of one director, the number of directors may be increased or decreased from time to time by amendment of the Bylaws, but no decrease shall have the effect of shortening the term of any incumbent director.

B. Term. The terms of all directors expire at the next annual shareholders’ meeting following their election, provided that a director continues to serve until the director’s successor is elected and qualified or until there is a decrease in the number of directors.

C. Removal. The directors of this Corporation may be removed only for cause, in the manner provided by the Bylaws, by the affirmative vote of the holders of not less than two-thirds of the shares entitled to elect the director or directors whose removal is being sought.

ARTICLE VI

Limitation on Director Liability

To the fullest extent permitted by Washington law and subject to the Bylaws of this Corporation, a director of this Corporation shall not be liable to the Corporation or its shareholders for monetary damages for his or her conduct as a director. Any amendment to or repeal of this Article VI shall not adversely affect any right of a director of this Corporation hereunder with respect to any acts or omissions of the director occurring prior to amendment or repeal.

ARTICLE VII

Indemnification of Directors

To the fullest extent permitted by its Bylaws and Washington law, this Corporation is authorized to indemnify any of its directors. The Board of Directors shall be entitled to determine the terms of indemnification, including advance of expenses, and to give effect thereto through the adoption of Bylaws, approval of agreements, or by any other manner approved by the Board of Directors. Any amendment to or repeal of this Article VII shall not adversely affect any right of an individual with respect to any right to indemnification arising prior to such amendment or repeal.

ARTICLE VIII

Bylaws

The Board of Directors shall have the power to adopt, amend or repeal the Bylaws of this Corporation; provided, however, that the Board of Directors may not repeal or amend any bylaw that the shareholders expressly have provided may not be amended or repealed by the Board of Directors. The shareholders also shall have the power to adopt, amend or repeal the Bylaws of this Corporation by the affirmative vote of the holders of not less than two-thirds of the outstanding shares entitled to vote thereon and, to the extent, if any, provided by resolution adopted by the Board of Directors authorizing the issuance of a class or series of Preferred Stock, by the affirmative vote of the holders of not less than two-thirds of the outstanding shares of Common Stock and/or of such class or series of Preferred Stock, voting as separate voting groups.

ARTICLE IX

Registered Office and Registered Agent

The name of the registered agent of this Corporation and the street address of its registered office are as follows:

JGB Service Corporation

3600 One Union Square

600 University Street

Seattle, WA 98101

ANNEX B

Goldman, Sachs & Co. | 85 Broad Street | New York, New York 10004

Tel: 212-902-1000

PERSONAL AND CONFIDENTIAL

February 2, 2007

Board of Directors

Longview Fibre Company

300 Fibre Way

Longview, WA 98632

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $1.50 per share (the “Shares”), of Longview Fibre Company (the “Company”) of the $24.75 per Share in cash to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of February 2, 2007 (the “Agreement”), by and among Brookfield Asset Management, Inc. (“Brookfield”), Horizon Acquisition Co., a wholly owned subsidiary of Brookfield, and the Company.

Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the transaction contemplated by the Agreement (the “Transaction”). We expect to receive fees for our services in connection with the Transaction, a portion of which is contingent upon consummation of the Transaction and a portion of which we already received, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In addition, we have provided certain investment banking services to the Company from time to time, including having acted as advisor on the Company’s conversion to a Timber REIT and as a joint-lead arranger on the Company’s $400,000,000 credit facility that was completed in December 2005. We have also provided certain investment banking services to Brookfield and its affiliates from time to time. We also may provide investment banking services to the Company and Brookfield in the future. In connection with the above-described investment banking services we have received, and may receive, compensation.

Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may provide such services to the Company, Brookfield and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of the Company and Brookfield for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended October 31,

B-1

2005; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management. We also have held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the forestry and paper and packaging industries specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the internal financial forecasts prepared by the management of the Company have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and, except for a third-party appraisal of the Company’s timberlands, we have not been furnished with any such evaluation or appraisal.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to the Transaction.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $24.75 per Share in cash to be received by the holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)

B-2

ANNEX C

[LETTERHEAD OF BANC OF AMERICA SECURITIES LLC]

February 2, 2007

Board of Directors

Longview Fibre Company

300 Fibre Way

Longview, Washington 98632

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to holders of the common stock of Longview Fibre Company (“Longview”), other than Brookfield Asset Management Inc. (“Brookfield”), Horizon Acquisition Co., a wholly owned subsidiary of Brookfield (“Merger Sub”), and their respective affiliates, of the Consideration (as defined below) to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of February 2, 2007 (the “Agreement”), among Brookfield, Merger Sub and Longview. As more fully described in the Agreement, Merger Sub will be merged with and into Longview (the “Merger”) and each outstanding share of the common stock, ascribed value $1.50 per share, of Longview (“Longview Common Stock”) will be converted into the right to receive $24.75 in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

In connection with rendering our opinion, we have:

(i)	reviewed certain publicly available financial statements and other business and financial information of Longview;

(ii)	reviewed certain internal financial statements and other financial and operating data concerning Longview;

(iii)	reviewed certain financial forecasts relating to Longview prepared by the management of Longview (the “Longview Forecasts”);

(iv)	discussed the past and current operations, financial condition and prospects of Longview with senior executives of Longview;

(v)	reviewed the reported prices and trading activity for Longview Common Stock;

(vi)	compared the financial performance of Longview with that of certain other publicly traded companies we deemed relevant;

(vii)	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of certain other business combination transactions we deemed relevant;

(viii)	participated in discussions and negotiations among representatives of Longview, Brookfield and their respective advisors;

Board of Directors

Longview Fibre Company

February 2, 2007

(ix)	reviewed the Agreement;

(x)	considered the fact that Longview had publicly announced that it would explore strategic alternatives and the results of our efforts to solicit, at the direction of Longview, indications of interest and proposals from third parties with respect to a possible acquisition of all or a portion of, or a possible investment in, Longview; and

(xi)	performed such other analyses and considered such other factors as we have deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed by us. With respect to the Longview Forecasts, we have assumed, at the direction of Longview, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Longview as to the future financial performance of Longview. We have not made any independent valuation or appraisal of the assets or liabilities of Longview, nor have we been furnished with any such valuations or appraisals (other than third party appraisals relating to certain properties and assets of Longview). We have assumed, with the consent of Longview, that the Merger will be consummated as provided in the Agreement, with full satisfaction of all covenants and conditions set forth in the Agreement and without any waivers thereof.

We express no view or opinion as to any terms or aspects of the Merger (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Merger or tax or accounting aspects thereof. In addition, no opinion is expressed as to the relative merits of the Merger in comparison to other transactions available to Longview or in which Longview might engage or as to whether any transaction might be more favorable to Longview as an alternative to the Merger, nor are we expressing any opinion as to the underlying business decision of the Board of Directors of Longview to proceed with or effect the Merger.

We have acted as financial advisor to Longview in connection with the Merger for which services we have received and will receive fees, portions of which are payable in connection with an unsolicited takeover proposal previously made by a third party and a significant portion of which is contingent upon the consummation of the Merger. We or our affiliates in the past have provided, currently are providing and in the future may provide financial advisory and financing services to Longview, and have received and in the future may receive fees for the rendering of these services, including, among other things, having acted or currently acting as (i) joint lead arranger, joint book manager and administrative agent for, and lender under, certain credit facilities of Longview and (ii) joint book-running manager for certain debt and equity offerings of, and dealer manager for certain note repurchases by, Longview. In the ordinary course of our businesses, we and our affiliates may actively trade or hold securities or loans of Longview,

Board of Directors

Longview Fibre Company

February 2, 2007

Brookfield and certain affiliates of Brookfield for our own accounts or for the accounts of customers and, accordingly, we or our affiliates may at any time hold long or short positions in such securities or loans. In addition, Banc of America Specialist Inc., an affiliate of ours, acts as a specialist for Longview Common Stock and the common stock of Brookfield on the New York Stock Exchange.

It is understood that this letter is for the benefit and use of the Board of Directors of Longview in connection with and for purposes of its evaluation of the Merger. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and we do not have any obligation to update, revise or reaffirm this opinion.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration to be received in the proposed Merger by holders of Longview Common Stock (other than Brookfield, Merger Sub and their respective affiliates) is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Banc of America Securities LLC

BANC OF AMERICA SECURITIES LLC

ANNEX D

Revised Code of Washington

Title 23B. Washington Business Corporation Act

Chapter 23B.13. Dissenters’ Rights

23B.13.010. Definitions

As used in this chapter:

(1) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) “Dissenter” means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

(3) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(4) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(7) “Shareholder” means the record shareholder or the beneficial shareholder.

23B.13.020. Right to dissent

(1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(a) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation, and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

(b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(d) An amendment of the articles of incorporation, whether or not the shareholder was entitled to vote on the amendment, if the amendment effects a redemption or cancellation of all of the shareholder’s shares in exchange for cash or other consideration other than shares of the corporation; or

(e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(2) A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this chapter may not challenge the corporate action creating the shareholder’s entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

(3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder’s shares shall terminate upon the occurrence of any one of the following events:

(a) The proposed corporate action is abandoned or rescinded;

(b) A court having jurisdiction permanently enjoins or sets aside the corporate action; or

(c) The shareholder’s demand for payment is withdrawn with the written consent of the corporation.

23B.13.030. Dissent by nominees and beneficial owners

(1) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one person and delivers to the corporation a notice of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter’s other shares were registered in the names of different shareholders.

(2) A beneficial shareholder may assert dissenters’ rights as to shares held on the beneficial shareholder’s behalf only if:

(a) The beneficial shareholder submits to the corporation the record shareholder’s consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights, which consent shall be set forth either (i) in a record or (ii) if the corporation has designated an address, location, or system to which the consent may be electronically transmitted and the consent is electronically transmitted to the designated address, location, or system, in an electronically transmitted record; and

(b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

23B.13.200. Notice of dissenters’ rights

(1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

(2) If corporate action creating dissenters’ rights under RCW 23B.13.020 is taken without a vote of shareholders, the corporation, within ten days after the effective date of such corporate action, shall deliver a notice to all shareholders entitled to assert dissenters’ rights that the action was taken and send them the notice described in RCW 23B.13.220.

23B.13.210. Notice of intent to demand payment

(1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights must (a) deliver to the corporation before the vote is taken notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

(2) A shareholder who does not satisfy the requirements of subsection 1 of this section is not entitled to payment for the shareholder’s shares under this chapter.

23B.13.220. Dissenters’ rights—Notice

(1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is authorized at a shareholders’ meeting, the corporation shall deliver a notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

(2) The notice must be sent within ten days after the effective date of the corporate action, and must:

(a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection 1 of this section is delivered; and

(e) Be accompanied by a copy of this chapter.

23B.13.230. Duty to demand payment

(1) A shareholder sent a notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder’s certificates, all in accordance with the terms of the notice.

(2) The shareholder who demands payment and deposits the shareholder’s share certificates under subsection 1 of this section retains all other rights of a shareholder until the proposed corporate action is effected.

(3) A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the notice, is not entitled to payment for the shareholder’s shares under this chapter.

23B.13.240. Share restrictions

(1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

(2) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.

23B.13.250. Payment

(1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder’s shares, plus accrued interest.

(2) The payment must be accompanied by:

(a) The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(b) An explanation of how the corporation estimated the fair value of the shares;

(c) An explanation of how the interest was calculated;

(d) A statement of the dissenter’s right to demand payment under RCW 23B.13.280; and

(e) A copy of this chapter.

23B.13.260. Failure to take action

(1) If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

(2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters’ notice under RCW 23B.13.220 and repeat the payment demand procedure.

23B.13.270. After-acquired shares

(1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(2) To the extent the corporation elects to withhold payment under subsection 1 of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under RCW 23B.13.280.

23B.13.280. Procedure if shareholder dissatisfied with payment or offer

(1) A dissenter may deliver a notice to the corporation informing the corporation of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate, less any payment under RCW 23B.13.250, or reject the corporation’s offer under RCW 23B.13.270 and demand payment of the dissenter’s estimate of the fair value of the dissenter’s shares and interest due, if:

(a) The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

(b) The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

(c) The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

(2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand under subsection 1 of this section within thirty days after the corporation made or offered payment for the dissenter’s shares.

23B.13.300. Court action

(1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(2) The corporation shall commence the proceeding in the superior court of the county where a corporation’s principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

(5) The jurisdiction of the court in which the proceeding is commenced under subsection 2 of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(6) Each dissenter made a party to the proceeding is entitled to judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.

23B.13.310. Court costs and counsel fees

(1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

(2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

(b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

(3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

LONGVIEW FIBRE COMPANY

SPECIAL MEETING OF SHAREHOLDERS

Longview Fibre Company
300 Fibre Way
Longview, Washington 98632	proxy

This proxy is solicited by the Board of Directors of Longview Fibre Company.

The undersigned hereby appoints Richard H. Wollenberg and Steven J. Buhaly and each of them as proxies, each with full power of substitution, to represent and vote on behalf of the undersigned, the number of shares of common stock of Longview Fibre Company which the undersigned would be entitled to vote if personally present at the special meeting of shareholders to be held at [                ], local time, on [            ], 2007, at [                         ], or any adjournment or postponement of the special meeting. The undersigned directs that this proxy be voted as designated by the undersigned with respect to Items 1 and 2 and in the proxies’ discretion upon such other matters as may properly come before the special meeting or any adjournment or postponement of the special meeting.

This proxy, when properly executed, will be voted as you direct herein. If you submit a proxy without giving voting instructions with regard to a proposal, the proxies will vote your proxy FOR any such proposal. The proxies are authorized to vote in their discretion upon such other matters as may properly come before the special meeting or any adjournment or postponement of the special meeting.

PLEASE PROMPTLY COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED, OR MAIL TO: LONGVIEW FIBRE COMPANY, C/O WELLS FARGO SHAREOWNER SERVICES, P.O. BOX 64873, ST. PAUL, MN 55164-0873.

(Continued and to be signed on reverse side.)

ò  Please detach here   ò

The Board of Directors of Longview Fibre Company unanimously recommends a vote

“FOR” each of the following proposals:

1.	To approve the Agreement and Plan of Merger, dated as of February 2, 2007 (the “Merger Agreement”), by and among Longview Fibre Company (“Longview”), Brookfield Asset Management Inc. and Horizon Acquisition Co. (“Sub”) and the transactions contemplated thereby, including the merger, subject to the terms and conditions of the Merger Agreement, of Sub with and into Longview (the “Merger”).

☐   FOR                    ☐   AGAINST                    ☐   ABSTAIN

2.	To postpone or adjourn the special meeting to a later date to solicit additional proxies in favor of the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, if there are not sufficient votes for such approval at the time of the special meeting.

☐   FOR                    ☐   AGAINST                    ☐   ABSTAIN

The proxies named above, Richard H. Wollenberg and Steven J. Buhaly, are authorized to vote in their discretion upon such other matters as may properly come before the special meeting and any adjournment or postponement of the special meeting.

All previous proxies given by the undersigned to vote at the special meeting or at any adjournment or postponement of the special meeting are hereby revoked.

Address Change? Mark Box ☐ Indicate changes below:	Date , 2007

Signature(s) in Box
Please sign your name exactly as it appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If signing on behalf of a corporation, please sign in full corporate name by the president or other authorized officer(s). If signing on behalf of a partnership, please sign in full partnership name by authorized person(s).